UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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ally do it right.

ALLY 2024 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

A message from

the Chairman of

our Board

April 5, 2024

Dear Fellow Stockholders:

On behalf of the entire Board, thank you for your continued support and investment in Ally. In 2023, our team navigated unique challenges present across the financial services industry against a rapidly evolving backdrop. Ally demonstrated resilience and the strength of our businesses while keeping our focus on delivering long-term value for our stakeholders.

Driving our financial and operational results. During 2023, we continued to execute on our long-term strategic priorities, resulting in momentum across our businesses. It was a challenging operating environment marked by continued inflation, a tightening monetary policy cycle, and volatility in the banking industry. Nevertheless, Ally demonstrated strong operational results including consumer auto originations of $40 billion sourced from a record 13.8 million applications, and 359 thousand net new deposit customers, now eclipsing 3 million total deposit customers. Additionally, Ally was able to manage risk and capital prudently by taking proactive actions, such as curtailing risk and reducing expense growth. We achieved full year Adjusted EPS(a) of $3.05 and Core ROTCE(a) of 11.5%, reflecting another year of solid financial results.

Living our purpose. We continue to believe that our long-term success is underpinned by our purpose-driven “Do It Right” culture and relentless focus on delivering for our employees, customers, and communities. For our employees, we expanded mental health resources, announced another year of our #OwnIt grant program, and reached nearly 60% membership in our employee resource groups, which all contributed to Ally’s continued top 10% ranking among engaged companies globally as measured in 2023 by our third-party provider. For our customers, we continued to provide industry-leading customer service and innovation, as demonstrated through our launch of spending buckets to support customers’ holistic financial goals. And within our communities, our employees volunteered over 60,000 hours, and we matched employee donations resulting in $1.9 million to local nonprofit organizations. These examples highlight the lasting impact we continue to create for our stakeholders.

Responding to our stockholders. In 2023, we enhanced our stockholder engagement program. In addition to frequent engagement with stockholders on business and financial performance, our CNGC oversaw expanded engagements with stockholders on topics including board composition, risk oversight, executive compensation, and corporate social responsibility. Feedback from stockholders was shared with the Board and guided our decision-making. We believe this year’s proxy statement directly addresses several items our stockholders noted in these engagements, including increased transparency in our governance and executive compensation disclosures. We remain committed to ongoing dialogue with our stockholders and want to emphasize your perspective is of the utmost importance to us.

Transitioning our leadership. In October 2023, former CEO Jeffrey J. Brown (JB) notified the Board of his decision to step down from his role at the end of January 2024. The Board appointed Doug Timmerman as interim CEO effective February 2024 until a new CEO is in place. We are pleased to share that on March 27, 2024, we announced the appointment of Michael G. Rhodes as our next CEO. Michael, who brings more than 25 years of experience in the financial services industry, will join Ally as CEO on April 29, 2024, at which time he will also be appointed to the Board. On behalf of the Board, I would like to welcome Michael and thank JB for leading our financial and business transformation during his nearly 15 years with Ally. Michael recognizes the importance of our “Do It Right” culture and is committed to ensuring it remains aligned with Ally’s relentless focus on our employees, customers, communities, and stockholders. I look forward to working together as we position Ally for an even brighter future.

Thank you for your continued support and investment in Ally.

Sincerely,

Franklin W. Hobbs

Chairman of the Board

(a) This is a non-GAAP financial measure. Refer to Appendix A for applicable definitions and reconciliations.

Table of

contents

1	General Information About the Annual Meeting

5	Proposal 1 – Election of Directors

	5	Board Composition

	7	Director Qualifications and Responsibilities

Board Governance Matters

	16	Meeting Attendance

	16	The Board’s Leadership Structure

	16	Board Governance Practices

	17	Committees of the Board

	21	Risk Management

	22	Communications with the Board

	22	Compensation Committee Interlocks and Insider Participation

23	Corporate Social Responsibility

30	Director Compensation

32	Other Governance Policies and Practices

	32	Code of Conduct and Ethics

	32	Transactions with Related Persons

	33	Submission of Stockholder Proposals

	33	Governance Documents

34	Stock Ownership

	34	Security Ownership of Certain Beneficial Owners

	35	Security Ownership of Directors, Nominees, and Executive Officers

39	Compensation Discussion and Analysis

	41	Business Overview and Company Performance

	43	Compensation Foundation

	43	Stockholder Engagement & Response to 2023 Say-on-Pay

	45	Ally’s Executive Compensation Program

	48	2023 Performance Results and Compensation Decisions

	62	Assessing Compensation Competitiveness

	64	Compensation Policies and Governance Practices

	65	Other

	66	CNGC Report

66	Executive Compensation Tables

	66	Summary Compensation Table

	69	Other Compensation Tables

	73	Potential Payments Upon a Termination

	78	Other

84	Proposal 2 — Advisory Vote on Executive Compensation

	84	Compensation Risk Assessment

85	Proposal 3 — Ratification of the Engagement of the Independent Registered Public Accounting Firm

	85	Fees of the Principal Independent Registered Public Accounting Firm

	86	Audit Committee Report

88	Other Matters

	88	Householding

A-1	Appendix A – Non-GAAP Reconciliations

Published on April 5, 2024

2024 Proxy Statement

Notice of

Annual

Meeting

DATE:	TIME:	LOCATION:
Tuesday, May 7, 2024	9:00 a.m. Eastern Daylight Time	Shinola Hotel 1435 Farmer Street Detroit, Michigan 48226

Matters to be voted on

1. Election of directors

2. Advisory vote on executive compensation

3. Ratification of the Audit Committee’s engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2024

4. Such other business as may properly come before the meeting

Jeffrey A. Belisle

Corporate Secretary

April 5, 2024

Only stockholders of record at the close of business on March 14, 2024, the record date fixed by the Board of Directors of the Company, will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of all stockholders of record entitled to vote is on file at the principal executive office of the Company located at 500 Woodward Avenue, MC: MI-01-10-CORPSEC, Detroit, Michigan 48226.

Voting procedures are described in the proxy statement. No stockholder has a dissenter’s right of appraisal or similar right in connection with any of the proposals. If you wish to attend the meeting in person, you will need to follow the instructions set forth on page 3 of the proxy statement and otherwise satisfy the eligibility criteria described there.

Proxy

Summary

Business Overview and

Company Performance

Our Business

Ally Financial Inc. (NYSE: ALLY) is a financial services company with the nation’s largest all-digital bank and an industry-leading auto financing business, driven by a mission to “Do It Right” and be a relentless ally for customers and communities. The Company serves approximately 11 million customers through a full range of online banking services (including deposits, mortgage, and credit card products) and securities brokerage and investment advisory services. The Company also includes a robust corporate finance business that offers capital for equity sponsors and middle-market companies, as well as auto financing and insurance offerings.

Our Strategic Priorities

Our long-term strategic priorities, which we believe support driving value for all stakeholders, are centered around the ideas reflected below.

1.	Differentiate our Company as a relentless ally for financial well-being for consumer and commercial customers.

2.	Leverage our “Do it Right” culture to drive enhanced value for our customers, communities, employees, and stockholders.

3.	Grow and diversify our leading auto, insurance and digital-bank platforms through increased scale and expanded product solutions to meet customer needs.

4.	Drive ongoing customer growth and relationship deepening.

5.	Operate under efficient, disciplined risk management and capital allocation approaches.

6.	Out-execute our competition and create differentiated advantages through continuous investment and evolution among our leading experiences, products, and brand.

7.	Deliver long-term value through sustainable financial results and stockholder returns.

Within our Automotive Finance and Insurance operations, we are focused on strengthening our network of dealer relationships and pursuing digital distribution channels for our products and services within our risk management framework. Within our other banking operations, including mortgage and corporate finance, we seek to expand our consumer and commercial banking products and services while providing a high level of customer service. We continue to focus on growing our customer base, deepening the relationships with existing customers and prudently growing deposit balances as part of our overall funding strategy. At Ally Invest, we seek to augment our securities-brokerage and investment-advisory services to more comprehensively assist our customers in managing their savings and wealth. Additionally, we acquired Fair Square Financial in December 2021, which included a scalable, digital-first credit card platform, and features leading-edge technology and a proprietary, analytics-based underwriting model. We believe our credit card business enhances our ability to grow and deepen both new and existing customer relationships.

Financial and Operational Performance Highlights

In 2023, Ally delivered solid operational and financial results against a fluid backdrop and significant change. We believe our “Do It Right” culture is a competitive advantage, and that remained a top priority for the Board and our leadership team. We took care of our employees, who in turn took care of our customers and communities, driving long-term results for our stakeholders despite significant headwinds. We focused on delivering differentiated offerings for our consumer and dealer customers and deepening those relationships, which resulted in momentum across our businesses by maintaining market-leading positions in our established franchises. Within Dealer Financial services, $40 billion of consumer auto originations were sourced from a record 13.8 million applications. Within Ally Bank, customers grew by a record 359 thousand driving retail deposit growth in every quarter of 2023, strengthening our consumer-oriented deposits franchise, which is approximately 92% FDIC insured as of December 31, 2023. We continued to weather the impacts from tightening monetary policy with dynamic capital and disciplined risk management.

We remain focused on capital optimization and are taking actions to generate capital to be redeployed into businesses or grow excess capital levels. In 2023, these actions included:

•	An agreement to sell our point-of-sale financing business, Ally Lending

•	Deconsolidation of retail auto loans through securitization transactions in the capital markets

•	Curtailment of originations in certain asset classes to mitigate risk by eliminating underperforming segments

•	A reduction in force, generating savings in 2023 and future periods

•	Optimization within the investment securities portfolio to mitigate future volatility to tangible book value

These actions are a result of thoughtful and strategic planning and, in total generated, meaningful capital, positioning Ally to continue driving long-term value for stockholders.

In 2023, we continued to execute against our long-term strategic priorities, resulting in the following financial and operational metrics. Key financial metrics for 2023 include:

•	Adjusted EPS of $3.05(a)

•	Core ROTCE of 11.5%(a)

•	Net revenues of $8.2 billion and a net interest margin (excluding OID) of 3.35%(a)

•	Total adjusted net revenue of $8.2 billion(a)

•	Provision expense of $2.0 billion; consolidated net charge off rate of 1.36%; retail auto net charge off rate of 1.77%

•	Operating expenses of $4.9 billion(a)

•	Core pre-tax income of $1.2 billion(a)

Key operational metrics for 2023 include:

•	Within Auto Finance, consumer originations of $40 billion, sourced from a record 13.8 million applications.

•	Insurance earned premiums reached $1.3 billion, the highest level since our initial public offering in 2014.

•

Within Ally Bank, achieved $142 billion of retail deposits from 3 million retail customers; demonstrated record growth in net new deposit customers and retail deposit growth in every quarter of 2023; drove full-year retail deposit growth of $4.6 billion.

•	Corporate Finance achieved core pre-tax income of $306 million(a), the highest since our initial public offering, and 25% return on equity.

(a) This is a non-GAAP financial measure. Refer to Appendix A for applicable definitions and reconciliations.

Stockholder Engagement

Stockholder Engagement Program

Ally regularly engages with our stockholders as a key component of our governance practices. Our ongoing engagement includes interactions with many of our largest stockholders and regular participation by several members of our executive leadership in investor conferences. Our stockholders also have an opportunity to provide feedback at our annual meetings. In 2023, we expanded and enhanced our engagement with stockholders to understand the decline in support for our say-on-pay proposal at our 2023 annual meeting. The following graphics provide an overview of these engagement efforts and highlights key topics discussed.

2023 Outreach and Engagement

Governance-focused Engagement and Responsiveness

At our 2023 Annual Meeting, the say-on-pay proposal received 52% support, after receiving support above 90% each year since our initial public offering in 2014. The Compensation, Nominating, and Governance Committee (CNGC) was disappointed by this low level of support and directed management to conduct extensive outreach to understand stockholders’ perspectives and determine what actions could be taken to address their concerns. As part of these engagements, we also discussed and sought stockholder feedback on Board composition and our governance practices.

Following the 2023 Annual Meeting, we contacted stockholders representing 58% of shares outstanding and the leading proxy advisory firms for engagement. Ally met with each stockholder who accepted our engagement request, representing 36% of our shares outstanding. Mr. Fennebresque, the CNGC Chair, participated in engagements with investors representing 33% of our shares outstanding and in the meetings with the leading proxy advisory firms. Our outreach and engagement meetings included stockholders who had supported the say-on-pay proposal as well as those who voted against it in 2023.

2023 Outreach and Engagement

These engagements included discussion of other topics, including Board composition and governance practices, and stockholders also shared their areas of focus and provided feedback on proxy disclosure enhancements Ally could make that would provide additional insight on important governance matters. In response to this feedback, we have taken the actions and provided enhanced proxy disclosure as described in the table below.

Executive Compensation

What We Heard From Stockholders	Ally Actions Taken in Response

Requested enhanced disclosure of the scorecard; examples provided included: rationale for metric selection, weightings for the financial and strategic components, backwards looking performance goals, how the CNGC assesses performance relative to established goals, and further transparency on how incentive payout decisions align to performance

We significantly enhanced our disclosure of the scorecard and the CNGC’s related processes including:

•   Disclosed weightings for the financial and strategic components of the five scorecard pillars:

– 60%: Key Financial Metrics & Business Indicators

– 40%: Risk Indicators, Consumer Indicators, & Cultural Indicators

•   Disclosed the goals and objectives and priority performance indicators for each of the five scorecard pillars

•   Disclosed the scorecard, including targets and assessment of overall achievement relative to target, for each of the five scorecard pillars

•   Enhanced disclosure regarding the rigorous process the CNGC undertakes to set performance goals and targets at the beginning of the year and assess performance at the end of the year to determine incentive payouts

•   Enhanced disclosure of CNGC considerations in determining incentive compensation for each NEO

See pages 45-58 for more details

Expressed interest in understanding the target incentive opportunity for our NEOs to contextualize their payouts	• Disclosed target incentive opportunities for our NEOs See pages 50-51 for more details

Sought information as to the target and maximum incentive payout

•   Added disclosure that our overall incentive pool continues to be capped at 200% of funding target

•   Disclosed NEO target incentive as well as our cap on NEO incentive compensation at 200% of individual target

See page 45 for more details

Expressed a preference for a higher portion of our CEO’s compensation to be in the form of long-term equity

•   The CNGC structured our incoming CEO’s incentive compensation to be more heavily weighted in long-term equity compared to our former CEO. Specifically, 70% of his incentive compensation is in the form of equity and 30% is cash (compared to a 65% equity/35% cash split for our former CEO).

Additionally, the CNGC increased the portion of our incoming CEO’s equity that is performance-based such that 60% is awarded in PSUs and 40% in RSUs (compared to a 50% PSU/50% RSU split for our former CEO).

See page 60 for more details

Requested disclosure regarding the rationale for any increases in base salary for our NEOs	• Committed to provide disclosure regarding the rationale for any future increases to the base salaries of NEOs See page 48 for details on NEO salaries

Executive Compensation

What We Heard From Stockholders	Ally Actions Taken in Response

Emphasized the importance of robust disclosure particularly for any changes to the program or for awards made outside of the program

•   CNGC provided robust disclosure regarding the retention awards granted in October 2023

•   CNGC commits that it will issue retention awards only in very limited circumstances, and going forward any such awards will be at least majority performance based. The rationale for any such awards will be clearly disclosed

See pages 59-60 for more details

Expressed a preference to eliminate the ability to grant exceptions from our anti-hedging and anti-pledging policies	• Revised our anti-hedging and anti-pledging policies to eliminate our ability to grant exceptions

Corporate Governance

What We Heard From Stockholders	Ally Actions Taken in Response

Sought context on the Board’s policy on outside director commitments

•   The CNGC reviewed and updated our policy regarding our non-employee directors’ service on other boards within the Governance Guidelines to:

– Decrease the number of outside public-company boards to three (from four) on which directors may serve

– Incorporate a separate expectation for service on no more than one outside public-company board for any director who is a named executive officer or executive chair of another public company

•   Added disclosure in our proxy statement on our updated policy and our annual assessment of our directors’ service on other boards

See pages 16-17 for more details

Requested enhanced disclosure of the Board’s self-assessment process and how it factors into the Board refreshment process	• Expanded our disclosure on our Board’s self-assessment process and on how the results of the assessments inform Board and Board-committee refreshment See page 17 for more details

Requested enhancements to our director skills matrix to provide context for how skills align to our business strategy

•   Added a description of the skills included in our director qualifications and responsibilities disclosure, including context for relevancy of each skill to our business strategy and the Board’s oversight

See page 8 for more detail

Expressed interest in understanding how diversity is taken into consideration during the Board refreshment processes	• Added disclosure on the Board’s consideration of diversity in our Board’s refreshment processes See pages 7-9 and page 16 for more details

Sought disclosure on the Board’s process for management succession planning and development

•   Added disclosure about the role of the Board and CNGC in management succession planning

•   Provided disclosure related to the recent leadership changes, including the CEO succession process

See pages 22 and 40 for more details

Executive Compensation Highlights

Ally’s executive compensation program is designed to have a strong link between pay and performance, with a substantial emphasis on long-term performance to align with stockholder interests. Ally’s program, as designed by the CNGC, uses a scorecard approach to establish performance expectations, to assess performance, and to inform compensation to ensure that incentive compensation drives performance in a manner that prioritizes safety and soundness and appropriately manages risk, which is essential to long-term value creation in highly regulated financial institutions. The CNGC believes this holistic approach to determining total incentive compensation is appropriate as it provides flexibility to navigate the dynamics of a fluid macroeconomic environment while incentivizing NEOs to focus on risk management and execution of our long-term strategic priorities. Once approved, each NEO’s total incentive compensation is allocated across annual cash incentive, performance stock units, and restricted stock units, according to a formulaic mix that is significantly weighted towards long-term compensation.

Ally achieved above-target performance in four of the five scorecard pillars—business, risk management, consumer and cultural—and performed below-target on certain key financial metrics. The 2023 performance against targets is particularly strong in the context of the macro-environment as the CNGC set the targets prior to the regional banking crisis in March 2023. Given the heavier weighting the scorecard places on financial performance, the incentive pool was funded slightly below target. The 2023 scorecard and performance outcomes are detailed in the CD&A, along with context for performance within each of the pillars that was considered by the CNGC in assessing overall achievement.

Overview of Board of Directors Nominees

The CNGC has recommended, and the Board has nominated, the following slate of 11 director candidates for election at the Annual Meeting to hold office until the next annual meeting of stockholders in 2025. Each has agreed to be nominated and named in this proxy statement and to serve if elected. The Board believes this is currently the appropriate size and the director nominees listed below possess the right mix of perspectives, backgrounds, skills, and experiences in order to fulfill the Board’s duties and oversee Ally’s corporate strategy. The Board regularly assesses its composition and governance structure. For more information on each nominee, see “Director Qualifications and Responsibilities” on page 7.

Nominee/Principal Occupation	Age	Director Since	Independent	Audit Committee	Risk Committee	Technology Committee	CNGC

Franklin W. Hobbs Former President and CEO, Ribbon Communications	76	2009	Yes				∎

Kenneth J. Bacon Former Executive Officer, Fannie Mae	69	2015	Yes		Chair

William H. Cary Former Executive Officer, General Electric	64	2016	Yes	Chair

Mayree C. Clark Former Executive Officer, Morgan Stanley	67	2009	Yes	∎			∎

Kim S. Fennebresque Former Chairman and CEO, Cowen Group	73	2009	Yes			∎	Chair

Thomas P. Gibbons Former CEO, Bank of New York Mellon Corporation	67	2023	Yes	∎	∎

Melissa Goldman Current VP, Corporate Engineering Google, LLC	52	2022	Yes		∎	∎

Marjorie Magner Former Executive Officer, Citigroup	74	2010	Yes		∎		∎

David Reilly Former CIO, Global Banking and Markets Bank of America	60	2022	Yes	∎		∎

Brian H. Sharples Former Chairman and CEO, HomeAway	63	2018	Yes		∎	Chair

Michael G. Rhodes Former CEO and President, Discover Financial Services	58	N/A	No

Number of meetings in 2023				9	5	5	10

Corporate Governance Highlights

The Board understands strong corporate governance practices are critical to Ally achieving its strategic objectives and maintaining the trust and confidence of its stockholders, regulators, customers, and other key stakeholders. Key governing documents, including the Board’s Governance Guidelines, are available on the Company’s website at www.ally.com/about/investor/policies-charters/. Select corporate governance highlights include the following:

•   Annual election of all directors

•   All of our director nominees are independent, other than our recently-announced CEO

•   Independent Board Chair

•   All Board committee members are independent

•   Directors have diverse skills, backgrounds, ages, and tenures

•   Board and committee executive sessions are held regularly

•   No director attended less than 75% of meetings of the Board and the Board committees on which they serve

•   Service on other public-company boards is limited

•   Self-assessment of the Board and Board committees is conducted annually

•   Directors regularly engage with regulators

•   Director compensation program is reviewed annually

•   We maintain a robust stockholder engagement program

•   Our bylaws provide stockholders with a proxy access right

•   Majority voting standard applies to uncontested director elections

•   Stockholders have the right to call a special meeting

•   Single-class voting structure

•   No poison pill or other anti-takeover device

Corporate Social Responsibility Highlights

Ally firmly believes in our responsibility to make a positive social impact on the world around us. To this end, we evaluate our social impact on four key pillars: employees, customers, communities, and environment.

Governance is an essential part of Ally’s culture, business, and corporate responsibility efforts. At the Board level, oversight of Corporate Social Responsibility (CSR) is led by the CNGC, which oversees our Environmental, Social, and Governance (ESG) strategies, initiatives and activities, as well as Ally’s human capital management. As part of their oversight responsibilities, the CNGC, alongside Ally’s Executive Council, biannually reviews organizational health metrics and progress toward cultural priorities including our DE&I and engagement efforts. Further, the full Board annually reviews and approves Ally’s Code of Conduct and Ethics, which is the framework for our culture, including how employees must conduct themselves at work and in the community. In addition, the Risk Committee of the Board receives regular climate risk updates from the Chief Risk Officer and the Sustainability Risk Executive.

For more information on our CSR practices, strategy, and recent highlights, see the “Corporate Social Responsibility” section later in this proxy statement or the annual CSR report published on our website at https://www.ally.com/about/.

Proxy

Statement

General Information

About the Annual Meeting

Date and time: Tuesday, May 7, 2024, at 9:00 a.m. EDT	Location: Shinola Hotel 1435 Farmer Street Detroit, Michigan 48226	Record date: March 14, 2024	Proxy mail date: On or about April 5, 2024

Solicitation

The solicitation of your proxy is made on behalf of the Board of Directors of Ally Financial Inc. (Board) for use at our 2024 annual meeting of stockholders to be held on May 7, 2024, and any adjournment of the meeting (Annual Meeting). References in this proxy statement to we, us, our, the Company, and Ally refer to Ally Financial Inc. and its consolidated subsidiaries, unless the context requires otherwise.

This proxy statement and the related form of proxy will first be sent or given on or about April 5, 2024, to the stockholders of record of our common stock at the close of business on March 14, 2024 (record date). This proxy statement and our annual report for the year ended December 31, 2023, also will first be made available on our website at www.ally.com/about/investor/sec-filings/, free of charge, at or about the same time.

The complete mailing address of the Company’s principal executive office is 500 Woodward Avenue, MC: MI-01-10-CORPSEC, Detroit, Michigan 48226. The Annual Meeting will be held at the Shinola Hotel, 1435 Farmer Street, Detroit, Michigan 48226.

Electronic Availability of Proxy Materials for the Annual Meeting

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 7, 2024. This proxy statement, our annual report to stockholders for fiscal year 2023, and our Form 10-K for fiscal year 2023 are available electronically at www.proxyvote.com/ALLY.

Voting Rights and Procedures

Stockholders of record at the close of business on the record date may vote at the Annual Meeting. As of the record date, 303,960,880 shares of our common stock were issued and outstanding and, therefore, eligible to be voted at the Annual Meeting. Only one class of our common stock exists, and each share is entitled to one vote.

Stockholders of record or record holders have shares of our common stock registered in their names with our transfer agent, Computershare Inc. Beneficial owners, in contrast, own shares of our common stock that are held in “street name” through a broker, bank, or other nominee. Beneficial owners generally cannot vote their shares directly and must instead instruct their brokers, banks, or other nominees how to vote the shares. If you are a beneficial owner of our common stock, your proxy is being solicited through your broker, bank, or other nominee.

2024 Proxy Statement • 1

You may vote FOR, AGAINST, or ABSTAIN on each of the three proposals. The Board recommends that you vote as follows:

Board Voting Recommendations

Proposal1	FOR the election of each of the 11 nominees to our Board.

Proposal2	FOR the advisory resolution approving the compensation paid to our named executive officers.

Proposal3	FOR the ratification of the Audit Committee’s engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2024.

When this proxy statement was printed, we did not know of any matter to be presented at the Annual Meeting other than these three proposals. If any other matter may be properly considered at the Annual Meeting, your proxy can exercise discretion in voting your shares on the matter. We currently do not anticipate that any other matter will be presented at the Annual Meeting.

We expect that the election of directors in Proposal 1 will be uncontested—that is, an election where the number of properly nominated director candidates does not exceed the number of directors to be elected. In that case, each director will be elected by a majority of the votes cast with respect to the director. This means that the number of votes cast FOR a director nominee must exceed the number of votes cast AGAINST that director nominee. If an incumbent director nominee fails to receive a majority of the votes cast in an uncontested election, our director resignation policy will apply as described further in Proposal 1. Voting ABSTAIN on Proposal 1 in an uncontested election will have no effect on the outcome.

If the election of directors in Proposal 1 unexpectedly becomes contested—that is, an election where the number of properly nominated director candidates exceeds the number of directors to be elected—plurality voting will apply. This means that the seats on the Board will be filled by the director nominees who receive the highest number of FOR votes. Voting AGAINST or ABSTAIN in a contested election will have no effect on the outcome.

For Proposals 2 and 3, a FOR vote from a majority of the outstanding shares present or represented by proxy at the Annual Meeting and entitled to vote on the proposal will be required for approval. Voting ABSTAIN on any of these proposals will have the same effect as voting AGAINST.

We strongly encourage all stockholders to submit their votes in advance of the Annual Meeting, even if you are planning to attend in person.

Internet	Telephone	Mail	In Person

If you are a record holder, you may vote your shares (1) through the internet, (2) by telephone, (3) by completing, signing, dating, and returning your proxy card in the provided envelope, or (4) in person by ballot at the Annual Meeting. Other proxy materials that you receive together with this proxy statement contain the website address and the telephone number for internet or telephone voting. Internet or telephone votes or completed, signed, and dated proxy cards must be received prior to the Annual Meeting in order to be counted. If you as a record holder submit a valid proxy prior to the Annual Meeting but do not provide voting instructions, your shares will be voted according to the recommendations of the Board described earlier in this section.

If you are a beneficial owner, you may not vote your shares directly but instead may instruct your broker, bank, or other nominee how to vote your shares. You should receive materials from your broker, bank, or other nominee with directions on how to provide voting instructions. Those materials also will identify the time by which your broker, bank, or other nominee must receive your voting instructions. The availability of internet or telephone voting will depend on the processes adopted by your broker, bank, or other nominee. If you want to vote your shares in person at the Annual Meeting, you will need to obtain a legally enforceable proxy from your broker, bank, or other nominee in advance and present that proxy to the inspectors of election together with a valid form of government-issued photo identification (such as a driver’s license or passport). For Proposals 1 and 2, if you are a beneficial owner of shares, your broker, bank, or other nominee is not permitted to vote your shares if no instruction is received from you. For Proposal 3, your broker, bank, or other nominee can exercise discretion in voting your shares if no instruction is received from you.

2024 Proxy Statement • 2

You may revoke or change your proxy at any time before the vote is taken at the Annual Meeting. If you are a record holder, you may revoke or change your proxy by (1) executing and delivering a later-dated proxy for the same shares in compliance with the requirements described in this proxy statement, (2) voting the same shares again over the internet or telephone prior to the Annual Meeting, (3) voting a ballot at the Annual Meeting, or (4) notifying the Secretary of your revocation of the proxy prior to the Annual Meeting. If you are a beneficial owner, you must follow the directions provided to you by your broker, bank, or other nominee. Any beneficial owner of shares who wants to revoke a proxy at the Annual Meeting will need to present to the inspectors of election a legally enforceable proxy from the broker, bank, or other nominee indicating that the person is the beneficial owner of the shares together with a valid form of government-issued photo identification (such as a driver’s license or passport).

We will pay the costs of preparing the proxy materials and soliciting proxies, including the reasonable charges and expenses of brokers, banks, and other nominees for forwarding proxy materials to beneficial owners and updating proxy cards and directions. In addition to our solicitation of proxies, your proxy may be solicited by telephone, facsimile, internet, or e-mail or in person by directors, officers, or regular employees of Ally or its affiliates who will receive no additional compensation for doing so.

Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to provide their voting instructions, and confirm that stockholders’ instructions have been recorded properly. While we and Broadridge Financial Solutions, Inc. do not charge stockholders any fees for voting by internet or telephone, there may still be costs—such as usage charges from internet-service providers and telephone companies—for which stockholders are responsible when voting by internet or telephone.

Meeting Admission

Attendance at the Annual Meeting will be limited to stockholders of record or their proxies, beneficial owners of our common stock, and our guests. A record holder or beneficial owner must request an admission ticket in advance by visiting www.proxyvote.com/ally and following the instructions provided, which will require the 16-digit number included on your proxy card or voting instructions. Requests for admission tickets will be processed in the order in which they are received and must be submitted no later than May 3, 2024. At the Annual Meeting, each record holder, beneficial owner, or guest may be required to present a valid form of government-issued photo identification, such as a driver’s license or passport, to gain admittance.

Cautionary Notice About Forward-looking Statements and Other Terms

This proxy statement and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts—such as statements about the outlook for financial and operating metrics and performance, and future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future.

Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2023, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our SEC filings). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This proxy statement and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to U.S. generally accepted accounting principles (GAAP). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in this proxy statement or the related communication.

2024 Proxy Statement • 3

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts. The term “partnerships” means business arrangements rather than partnerships as defined by law.

2024 Proxy Statement • 4

Proposal 1

Election of Directors

Board Composition

The Board currently has 11 seats. The Board believes that this size is appropriate at the present time based on its assessment of the need for particular talents or other qualities, the benefits associated with a diversity of perspectives and backgrounds, the availability of qualified candidates, the workloads and needs of the Board’s committees, and other relevant factors. The Board also assesses whether its composition, governance structure, and practices support Ally’s safety and soundness and its ability to promote compliance with applicable law while taking into account its asset size, complexity, scope of operations, risk appetite, risk capacity, and changes in these factors. All seats on the Board are up for election annually. The Compensation, Nominating, and Governance Committee (CNGC) has recommended, and the Board has nominated, the following slate of 11 director candidates for election at the Annual Meeting to hold office until the next annual meeting of stockholders in 2025. Each has agreed to be nominated and named in this proxy statement and to serve if elected. The nominees below comprise all the current directors of Ally, except for Michael F. Steib, whose term will end at the time of the election of directors at the Annual Meeting, and Michael G. Rhodes, who will be appointed to the Board when he joins Ally as CEO on April 29, 2024.

Nominee/Principal Occupation	Age	Director Since	Independent	Audit Committee	Risk Committee	Technology Committee	CNGC

Franklin W. Hobbs Former President and CEO, Ribbon Communications	76	2009	Yes				∎

Kenneth J. Bacon Former Executive Officer, Fannie Mae	69	2015	Yes		Chair

William H. Cary Former Executive Officer, General Electric	64	2016	Yes	Chair

Mayree C. Clark Former Executive Officer, Morgan Stanley	67	2009	Yes	∎			∎

Kim S. Fennebresque Former Chairman and CEO, Cowen Group	73	2009	Yes			∎	Chair

Thomas P. Gibbons Former CEO, Bank of New York Mellon Corporation	67	2023	Yes	∎	∎

Melissa Goldman Current VP, Corporate Engineering Google, LLC	52	2022	Yes		∎	∎

Marjorie Magner Former Executive Officer, Citigroup	74	2010	Yes		∎		∎

David Reilly Former CIO, Global Banking and Markets Bank of America	60	2022	Yes	∎		∎

2024 Proxy Statement • 5

Nominee/Principal Occupation	Age	Director Since	Independent	Audit Committee	Risk Committee	Technology Committee	CNGC

Brian H. Sharples Former Chairman and CEO, HomeAway	63	2018	Yes		∎	Chair

Michael G. Rhodes Former CEO and President, Discover Financial Services	58	N/A	No

Number of meetings in 2023				9	5	5	10

Under Delaware law and our Bylaws, each director will hold office until a successor is duly elected and qualified or until the director’s earlier death, resignation, or removal. The Company has adopted a director resignation policy providing that, if an incumbent director nominee fails to receive a majority of the votes cast in an uncontested election, the director must promptly tender a notice of resignation to the Company’s Chief Executive Officer (CEO) or Secretary, which will become effective only upon acceptance by the Board. The CEO or the Secretary, as applicable, will relay a copy of the notice to the Chair of the Board and the Chair of the CNGC. The CNGC will make a recommendation to the Board as to whether the resignation should be accepted or rejected or whether other action should be taken. The affected director will not take part in any deliberations or actions of the CNGC or the Board relating to the resignation. Within 90 days following certification of the election results, the Board will act on the resignation, taking into account the CNGC’s recommendation and any other information judged by the Board to be relevant, and publicly disclose its decision in a filing with the U.S. Securities and Exchange Commission (SEC). If the Board rejects the director’s resignation, under Delaware law, the director will continue to serve on the Board. If the Board accepts the director’s resignation, the Board may fill the resulting vacancy or may reduce the size of the Board.

No cumulative voting rights exist in this election. If you are a beneficial owner of shares, your broker, bank, or other nominee is not permitted to vote your shares on this matter if no instruction is received from you.

We do not anticipate that any nominee will become unavailable for election. If that were to happen for any reason, however, the shares represented by proxies and voting for a nominee who unexpectedly becomes unavailable will be voted instead for a substitute candidate nominated by the Board, unless the Board elects to reduce its size.

The Board recommends that stockholders vote FOR the election of each of the 11 nominees to our Board.

2024 Proxy Statement • 6

Director Qualifications and Responsibilities

The CNGC and the Board believe that the Company’s directors should possess a diverse array of backgrounds, skills, and qualifications, whether in terms of education, business acumen, accounting and financial expertise, risk-management experience, or experience with other organizations. When considering director candidates, the CNGC and the Board take into account these factors as well as other characteristics that, in their judgment, will enhance the effectiveness of the Board. These characteristics include independence, the ability to understand Ally’s primary risks and to advise management on Ally’s strategic plan and objectives in the context of its risk profile, the ability to make independent and disinterested decisions in the balanced and best interests of Ally’s stockholders as a whole, the ability and willingness to devote sufficient time and attention to Ally, personal and professional integrity, honesty, ethics, and values, and the candidate’s overall fit within the existing mix of director characteristics. While not intended to be exhaustive, the following matrix highlights a number of relevant skills and qualifications possessed by some or all of the 11 nominees. Descriptions of the skills and qualifications are on the following page.

Skills and Qualifications
Senior Executive Leadership 100%	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial-Services Industry 91%	✓	✓	✓	✓	✓	✓	✓	✓	✓		✓
Regulatory / Governmental 91%	✓	✓	✓	✓	✓	✓	✓	✓	✓		✓
Risk Management 100%	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Finance / Accounting 82%	✓		✓	✓	✓	✓	✓	✓	✓		✓
Other Public- Company Board 82%	✓	✓	✓	✓	✓	✓		✓		✓	✓
Technology and Digital Innovation 73%	✓	✓		✓	✓		✓		✓	✓	✓
Cybersecurity 36%							✓		✓	✓	✓
Human Capital Management 91%	✓		✓	✓	✓	✓	✓	✓	✓	✓	✓

2024 Proxy Statement • 7

The following table includes additional details with respect to each skill, including how each enhances the effectiveness of our Board.

Skill	Description	Number of Nominees

Senior Executive Leadership	Prior service as a chief executive officer or in other senior executive positions provides valuable experience leading and executing on strategic objectives, strengthening the Board’s ability to oversee management’s execution of Ally’s business strategy.	11 Nominees

Financial-Services Industry	Experience in the financial-services industry provides directors with an understanding of the opportunities and challenges specific to our industry, the products and services that we offer, and the competition that we face.	10 Nominees

Regulatory / Governmental	Experience in regulated industries (including both financial services and other industries) supports a deeper understanding of the complex regulatory environment that we face, strengthening the Board’s ability to assist management in meeting applicable regulatory requirements and navigating the complex and evolving regulatory and political landscapes.	10 Nominees

Risk Management	Experience with identifying, assessing, and overseeing risk management programs and practices enables our directors to effectively oversee the implementation of Ally’s risk-management policies and global risk-management framework, including its risk-appetite statement and programs for managing compliance risk.	11 Nominees

Finance / Accounting	Finance and accounting experience enables directors to effectively oversee Ally’s accounting and financial reporting, including the quality, accuracy, and integrity of its financial statements, and the effectiveness of internal controls.	9 Nominees

Other Public-Company Board	Experience serving on public-company boards of directors provides directors with a valuable understanding of public-company governance and its oversight responsibilities.	9 Nominees

Technology and Digital Innovation	Experience in technology and digital innovation aids directors in overseeing Ally’s all-digital banking platform and the execution of digital and other technology strategies, including Ally’s technology infrastructure and significant investments in it.	8 Nominees

Cybersecurity	Experience with cybersecurity aids directors in overseeing the continued testing and enhancement of our controls, processes, and systems to protect our technology infrastructure, customer information, and other proprietary information or assets.	4 Nominees

Human Capital Management	Experience managing large and diverse teams, including attracting, developing, and retaining talented individuals with the right skills to enhance business growth, enables directors to support our purpose-driven “Do It Right” culture, underpinning our belief that our people are integral to the success of our business.	10 Nominees

In addition, the CNGC and the Board consider diversity in the characteristics of director candidates, including each candidate’s perspective and background, with the ultimate aim of enhancing the Board’s ability to perform its oversight function most effectively. The CNGC and the Board strive to complement the institutional knowledge of longer tenured directors with fresh perspectives brought by newer directors and believe that the diversity of our nominees contributes to enhancing the efficacy of the Board, increasing the fundamental value of our Company, and creating long-term value for stockholders.

2024 Proxy Statement • 8

Diversity Attributes	Hobbs	Bacon	Cary	Clark	Fenne- bresque	Gibbons	Goldman	Magner	Reilly	Sharples	Rhodes

Age 66 - average age	76	69	64	67	73	67	52	74	60	63	58

Tenure 7.9 - average tenure	2009	2015	2016	2009	2009	2023	2022	2010	2022	2018	N/A

Gender	Male	Male	Male	Female	Male	Male	Female	Female	Male	Male	Male

Race/Ethnicity	White	Black	White	White	White	White	White	White	White	White	White

In their consideration of director candidates, the CNGC and the Board also take into account the Board’s responsibility to provide direction and oversight for the Company’s business and affairs. In its oversight role, the Board’s primary responsibilities are the following:

•

overseeing a clear strategy for Ally, including reviewing, advising management on, approving, and monitoring performance against Ally’s strategic plan and objectives while taking into account Ally’s asset size, complexity, scope of operations, risk appetite, risk capacity, and changes in these factors;

•

selecting the CEO, and through the CNGC, (a) approving goals and compensation for, and evaluating the performance of, the CEO and other identified members of senior management, (b) overseeing succession plans for the CEO and other identified members of senior management, and (c) overseeing compensation policies relative to risks and applicable law;

•

through the Risk Committee (RC), overseeing Ally’s risk-management policies and global risk-management framework, including approving and monitoring a clear risk appetite for Ally that aligns with its strategy and risk capacity and reviewing Ally’s program for managing compliance risk;

•

overseeing Ally’s financial performance and condition, and through the Audit Committee (AC), monitoring the integrity of Ally’s financial statements and financial-reporting process and the adequacy of its financial and other internal controls, including disclosure controls and procedures; and

•

establishing the proper “tone at the top” for the culture and values of Ally, including approving Ally’s Code of Conduct and Ethics and monitoring management’s promotion of integrity, honesty, and ethical and legal conduct throughout Ally.

The CNGC and the Board are dedicated to assembling directors who excel in fulfilling these responsibilities, exercise independent leadership and oversight of management, and operate in a cohesive and effective manner. Each director candidate possesses valued backgrounds, skills, qualifications, and other characteristics, and collectively, these director candidates are positioned to meaningfully contribute to increasing the fundamental value of Ally and creating long-term value for stockholders.

The Board has affirmatively determined in its business judgment that each of Mr. Hobbs, Mr. Bacon, Mr. Cary, Ms. Clark, Mr. Fennebresque, Mr. Gibbons, Ms. Goldman, Ms. Magner, Mr. Reilly, and Mr. Sharples is independent as defined in the New York Stock Exchange (NYSE) listing standards and applicable SEC rules (each independent and an independent director). In evaluating the independence of each director candidate, transactions, relationships, and arrangements between the director candidate or any related person or interest and the Company or any of its subsidiaries were assessed. These included a variety of financial-services relationships—such as deposit accounts and investment services—and certain commercial arrangements involving the provision of services in the ordinary course of business to Ally. All of these transactions, relationships, and arrangements were judged to have been made on terms and under circumstances at least as favorable to the Company or its subsidiaries as those that were prevailing at the time for comparable transactions, relationships, or arrangements with unrelated persons or interests or those that would have applied to unrelated persons or interests. In addition, none of these transactions, relationships, or arrangements were determined to require disclosure under Item 404(a) of SEC Regulation S-K. The Board concluded as well that no independent director has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. No familial relationships exist among the directors.

2024 Proxy Statement • 9

Director Candidate Biographies

Set forth here is a brief description of the backgrounds and other characteristics of each director candidate. These, along with the skills and qualifications described earlier in this section, led the CNGC and the Board to conclude that the director candidates should be nominated for election at the Annual Meeting.

Franklin W.

Hobbs

Biographical Information

Director of Ally since May 2009 and the current Chairman of the Board. Mr. Hobbs served as President and Chief Executive Officer of Ribbon Communications Inc. from December 2017 through November 2019. Since 2004, he has been an advisor to One Equity Partners LLC. He was previously the Chief Executive Officer of Houlihan Lokey Howard & Zukin. In that role, he oversaw all operations, which included advisory services for mid-market companies involved in mergers and acquisitions and corporate restructurings. He previously was Chairman of UBS AG’s Warburg Dillon Read Inc. unit. Prior to that, he was President and Chief Executive Officer of Dillon, Read & Co. Inc. Mr. Hobbs earned his bachelor’s degree from Harvard College and master’s degree in business administration from Harvard Business School. He currently serves as a director of privately held Amherst Holdings LLC and Basin Holdings LLC. Mr. Hobbs previously served as a director of Lord Abbett & Company from 2000 through 2018, as Chairman of the Supervisory Board of BAWAG P.S.K. from March 2013 through March 2017, as a director of Ribbon Communications Inc. from December 2017 through November 2019, and as a director of Molson Coors Brewing Company from 2005 through May 2020.

Director Since: 2009

Ally Board Committees:

•	Compensation, Nominating, and Governance

Other Public-Company Directorships:

•	None

Kenneth J.

Bacon

Biographical Information

Director of Ally since February 2015. Mr. Bacon is the co-founder and a partner of RailField Realty Partners, a real estate asset management and private-equity firm based in Bethesda, Maryland. Prior to this, he held a number of leadership positions at Fannie Mae, most recently as Executive Vice President of the multi-family mortgage business. He retired from Fannie Mae in 2012 following a 19-year career. Mr. Bacon also held executive positions at Resolution Trust Corporation, Morgan Stanley & Company, Inc., and Kidder Peabody & Co. He currently serves on the public-company boards of Arbor Realty Trust, Inc., Comcast Corporation, and Welltower, Inc., and on the advisory board of Dominium Management, a privately held housing development and management company. He previously served as a director of Bentall Kennedy L.P. until its acquisition by Sun Life Financial of Canada in 2015 and as a director of Forest City Realty Trust, Inc. until its acquisition by Brookfield in 2018. Mr. Bacon earned a bachelor’s degree from Stanford University, a master’s degree in international relations from the London School of Economics, and a master’s degree from Harvard Business School.

Director Since: 2015

Ally Board Committees:

•	Risk (Chair)

Other Public-Company Directorships:

•	Arbor Realty Trust, Inc. (NYSE: ABR)
•	Comcast Corporation (NASDAQ: CMCSA)
•	Welltower, Inc. (NYSE: WELL)

2024 Proxy Statement • 10

William H.

Cary

Biographical Information

Director of Ally since June 2016. Mr. Cary is a former executive of General Electric (GE). During his 29 years at GE, he held several leadership positions in consumer and wholesale finance, as well as in the areas of finance, risk, and capital markets. His roles included the President and Chief Operating Officer of GE Capital and the President and Chief Executive Officer of GE Money in London. Mr. Cary began his career at Clorox Company. He currently serves on the public-company boards of Rush Enterprises, Inc. and SecureWorks Corp. and is a director of privately held LendMark Financial Services, LLC. Mr. Cary previously served as a director of BRP, Inc. from September 2015 through May 2019. Mr. Cary received his bachelor’s degree in business administration and finance from San Jose State University.

Director Since: 2016

Ally Board Committees:

•	Audit (Chair)

Other Public-Company Directorships:

•	Rush Enterprises, Inc.

(NASDAQ: RUSHA / RUSHB)

•	SecureWorks Corp. (NASDAQ: SCWX)

Mayree C.

Clark

Biographical Information

Director of Ally since May 2009. Ms. Clark is the founding partner of Eachwin Capital, an investment management organization which currently serves as her family office. Previously, she was a partner and member of the executive committee of AEA Holdings and held a variety of executive positions at Morgan Stanley over a span of 24 years, serving as Global Research Director, Director of Global Private Wealth Management, deputy to the Chairman, President and Chief Executive Officer, and non-executive Chairman of Morgan Stanley Capital International. Since May 2018, Ms. Clark has been a member of the Supervisory Board of Deutsche Bank AG, where she chairs the Risk Committee and is a member of the Nomination Committee and the Strategy Committee. She currently serves as a director of privately held Allvue Systems Holdings, Inc., and previously served as a director of Taubman Centers, Inc. from January 2018 until its acquisition by Simon Property Group, Inc. in December 2020. Ms. Clark is a member of the Council on Foreign Relations. She received her master’s degree in business administration from Stanford University Graduate School of Business and her bachelor’s degree from the University of Southern California.

Director Since: 2009

Ally Board Committees:

•	Audit
•	Compensation, Nominating, and Governance

Other Public-Company Directorships:

•	Deutsche Bank AG (NYSE: DB)

2024 Proxy Statement • 11

Kim S.

Fennebresque

Biographical Information

Director of Ally since May 2009. Mr. Fennebresque served as Chairman, President, and Chief Executive Officer of Cowen Group, Inc., a multinational investment bank, from 1999 to 2008. Prior to joining Cowen Group, he served as Head of the Corporate Finance and Mergers & Acquisitions departments at UBS, as General Partner and Co-Head of Investment Banking at Lazard Frères & Co., and in various positions at The First Boston Corporation. Mr. Fennebresque is a graduate of Trinity College and Vanderbilt Law School. He currently serves on the public-company boards of Albertsons Companies, Inc. and BlueLinx Holdings Inc., and on the Supervisory Board of BAWAG P.S.K. Mr. Fennebresque formerly served on the boards of Ribbon Communications Inc., Delta Tucker Holdings, Inc., Rotor Acquisition Corp., TEAK Fellowship, Fountain House, and Common Good.

Director Since: 2009

Ally Board Committees:

•	Compensation, Nominating, and Governance (Chair)
•	Technology

Other Public-Company Directorships:

•	Albertsons Companies, Inc. (NYSE: ACI)
•	BAWAG P.S.K. (VIE: BG)
•	BlueLinx Holdings Inc. (NYSE: BXC)

Thomas P. Gibbons

Biographical Information

Director of Ally since August 2023. Mr. Gibbons served as Chief Executive Officer and a director of Bank of New York Mellon Corporation (BNYM) from 2019 to 2022. Prior to this, he served as BNYM’s Vice Chairman and Chief Executive Officer of Clearing, Markets, and Client Management from 2017 to 2019. Mr. Gibbons also served from 2008 through 2017 as BNYM’s Chief Financial Officer. Prior to this, he held various leadership roles in the risk, treasury, and client-management areas. He currently serves on the public-company board of Invesco Ltd. and previously served as a director of publicly-held PHH Corporation, a financial services company, from 2011 until 2017. He currently serves on the board of trustees of Pace University and on the advisory board of Wake Forest University’s Business School. He received a bachelor’s degree in business administration from Wake Forest University and a master’s degree in business administration from Pace University.

Director Since: 2023

Ally Board Committees:

•	Audit
•	Risk

Other Public-Company Directorships:

•	Invesco Ltd (NASDAQ: IVZ)

2024 Proxy Statement • 12

Melissa Goldman

Biographical Information

Ms. Goldman currently serves as Vice President, Corporate Engineering for Google, LLC, having joined in January 2022. Previously she held several leadership positions with JPMorgan Chase & Co. (JPM), most recently as Managing Director and Global Corporate Chief Information Officer as well as Chief Data Officer. Her responsibilities spanned governance and execution, with a significant focus on the risk and control environment inclusive of cybersecurity. Prior to joining JPM in March 2014, Ms. Goldman served in a number of roles at Goldman Sachs & Co. dating back to 1994, which included various leadership positions within the areas of technology supporting market, credit and liquidity risk, finance, and collateral management. She began her career as a consultant with Andersen Consulting from 1992 through 1994. Ms. Goldman received her bachelor’s degree in applied mathematics and computer science from Carnegie Mellon University in Pittsburgh, Pennsylvania in May 1992.

Director Since: 2022

Ally Board Committees:

•	Risk
•	Technology

Other Public-Company Directorships:

•	None

Marjorie

Magner

Biographical Information

Director of Ally since May 2010. Ms. Magner was a founding member of Brysam Global Partners, a specialized private-equity firm investing in financial services, and served as a partner from 2007 through December 2019. Prior to that, she served as Chairman and Chief Executive Officer of the Global Consumer Group at Citigroup. In this position, she was responsible for the company’s operations, serving consumers through retail banking, credit cards, and consumer finance. She earned a bachelor’s degree in psychology from Brooklyn College and a master’s degree from Krannert School of Management at Purdue University. Ms. Magner previously served on the board of Accenture plc from 2006 through January 2019, most recently as lead director, and also previously served on the board of TEGNA Inc. Ms. Magner currently serves as a member of the Brooklyn College Foundation and is on the Dean’s Advisory Council for the Krannert School of Management.

Director Since: 2010

Ally Board Committees:

•	Compensation, Nominating, and Governance
•	Risk

Other Public-Company Directorships:

•	None

2024 Proxy Statement • 13

David Reilly

Biographical Information

Mr. Reilly is a former executive of Bank of America Corporation (Bank of America). During his 10 years at Bank of America, he held several leadership positions within the technology area, most recently serving as Chief Information Officer, Global Banking & Markets. Prior to joining Bank of America, Mr. Reilly spent 28 years serving in various technology and network security roles with several large financial institutions, including Morgan Stanley, Credit Suisse First Boston, Goldman Sachs Group, Inc., Merrill Lynch & Co, Inc., and HSBC Group. He currently serves as a director for privately held Data Dynamics, Inc. and is a member of the board of NPower, a nonprofit organization. Mr. Reilly began his career upon completing his A-Level schooling in the United Kingdom.

Director Since: 2022

Ally Board Committees:

•	Audit
•	Technology

Other Public-Company Directorships:

•	None

Brian H. Sharples

Biographical Information

Director of Ally since August 2018. Mr. Sharples co-founded Twyla, Inc., a privately held online art sales company, serving as its Chairman from October 2016 until December 2018. From April 2004 through September 2016, Mr. Sharples served as co-founder, Chairman, and Chief Executive Officer of HomeAway, Inc., a global online marketplace for the vacation rental industry, and he continued serving as Chairman through January 2017. Prior to this, he served as President and Chief Executive Officer of IntelliQuest Information Group, Inc., a supplier of marketing data and research to technology companies. He began his career as a consultant at Bain & Company, a global management consulting firm, and has engaged in several entrepreneurial and investment activities since that time. Mr. Sharples currently serves as Chair of the public-company board of GoDaddy Inc., and previously served on the boards of Yelp Inc., Avalara, Inc., HomeAway, Inc., RetailMeNot, Inc. and Kayak, Inc. He also serves as a director for privately held RVshare LLC. and Design Pickle, LLC. Mr. Sharples earned a bachelor’s degree in math and economics from Colby College and a master’s degree in business administration from the Stanford Graduate School of Business.

Director Since: 2018

Ally Board Committees:

•	Risk
•	Technology (Chair)

Other Public-Company Directorships:

•	GoDaddy, Inc. (NYSE: GDDY)

2024 Proxy Statement • 14

Michael G. Rhodes

Biographical Information

Mr. Rhodes will join Ally as its next CEO effective April 29, 2024. Mr. Rhodes has more than 25 years of experience in the financial-services industry. He most recently served as the Chief Executive Officer and President of Discover Financial Services and President of Discover Bank, as well as a member of the Board of Directors of Discover Financial Services and Discover Bank. Mr. Rhodes joined TD Bank Group in 2011 to lead the North American Credit Card and Merchant Services business, and from 2017 to 2021, he also served as the Group Head, Innovation, Technology and Shared Services. Mr. Rhodes’s experience also includes leadership roles at both Bank of America and MBNA America Bank. Mr. Rhodes earned his Master of Business Administration from the Wharton School of Business at the University of Pennsylvania and holds a Bachelor of Science in engineering from Duke University.

Director Since: N/A

Other Public-Company Directorships:

•	None

2024 Proxy Statement • 15

Board Governance Matters

The Board and CNGC believe that the Board should consist of directors with a mix of experience, skills, perspectives and diversity to provide effective oversight of Ally. The Board and CNGC believe that diversity with respect to gender, race, ethnicity, nationality and geography is important in achieving the range of perspectives that the Board seeks among its members. The CNGC may use search firms to identify potential candidates to stand for election to the Board. Any search firm that is engaged is instructed to include both gender and racially/ethnically diverse director candidates. Gender diversity of the Ally Board exceeded 30% from 2019 through the 2023 annual meeting. As the CNGC considers future refreshment, gender diversity will be a continued focus area for the Board.

In identifying and recommending candidates to stand for election to the Board, the CNGC may consider existing directors for renomination. The CNGC also considers potential director candidates who are recommended by stockholders in compliance with applicable law and listing rules and our Bylaws. Stockholders desiring to recommend candidates for membership on the Board for consideration by the CNGC should address their recommendations in writing, including all information required by our Bylaws, to the Compensation, Nominating, and Governance Committee of the Board of Directors, Ally Financial Inc., Attention: Corporate Secretary, 500 Woodward Avenue, MC: MI-01-10-CORPSEC, Detroit, Michigan 48226. The CNGC uses the same criteria to evaluate all potential director candidates regardless of how they have been identified.

The effectiveness of these policies and processes for identifying and considering potential director candidates is assessed by the CNGC in connection with its annual evaluation of the performance of the Board and each committee as contemplated by the Board’s Governance Guidelines (Governance Guidelines).

Meeting Attendance

Directors are strongly encouraged to attend each annual meeting of stockholders in order to provide an opportunity for informal communication between directors and stockholders and to enhance the Board’s understanding of stockholder priorities and perspectives. All existing directors attended the last annual meeting of stockholders on May 3, 2023. The Board met six times during 2023. Each nominee who is currently a director attended at least 75% of the aggregate of (1) the total number of meetings held in 2023 by the Board during the period when the director was serving in that capacity and (2) the total number of meetings held in 2023 by all applicable committees during the period when the director was serving on those committees.

The Board’s Leadership Structure

Under our Bylaws, a majority of the full Board elects the chairperson. Whenever the chairperson does not qualify as an independent director, the independent directors—by a majority vote at a meeting consisting solely of independent directors—elects one of the independent directors as lead director. Mr. Hobbs serves as the Chairman of the Board and is a non-executive and independent director.

The Board believes that a non-executive and independent Chair is currently in the best interests of the Company and its stockholders because, based on the Company’s present circumstances, the structure provides a balance between strategic development and independent oversight of management. The Board, however, maintains its flexibility to make this determination at any time to provide appropriate leadership for the Company as circumstances warrant. The CNGC reviews the Board structure at least annually.

Our Bylaws provide that the chairperson (or in the chairperson’s absence, the lead director if one exists or, if none exists, an alternate director designated by a majority of the independent directors then present) will preside at Board meetings. Under the Governance Guidelines, the chairperson also has the following responsibilities: (1) serve as a liaison between the independent directors and management, (2) periodically communicate with the CEO to discuss matters of importance to the independent directors, (3) provide for adequate deliberations on all agenda items and other matters properly brought before the Board, and (4) perform other duties that are appropriate for a non-executive chair and that a majority of the independent directors may identify from time to time.

Board Governance Practices

Director Outside Board Commitments

In selecting director candidates, the CNGC and the Board take into account the other demands on each candidate to assess the candidate’s ability to devote the necessary time and effort required for service on our Board and its committees. As part of its annual self-assessment process, the Board evaluates individual director performance, including attendance at, preparedness for, and participation in meetings of the Board and its committees. See The Board’s Self-Assessment Process described later in this proxy statement for additional information. The Board’s Governance Guidelines, which are reviewed annually by the CNGC, include limitations on the number of outside boards on which our directors may serve. In response to feedback from our stockholders, the Board updated its Governance Guidelines in 2023 to further limit outside board commitments. The following table sets forth these limitations, which all director nominees meet.

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Director Category	Permitted Outside Public-Company Commitments (excluding Ally)

Non-officer/employee directors who are a named executive officer or executive chair of another public company	1 board

Non-officer/employee directors	3 boards

AC members	2 audit committee memberships

The Board’s Self-assessment Process

The CNGC annually develops, recommends to the Board for approval, and oversees the annual self-assessment process for the Board and its committees. For the 2023 Board self-assessment process, each director completed a questionnaire that solicited the director’s views on a variety or topics, including:

•

The Board and its Committees – Board and Board-committee size and composition; suitability of Board and Board-committee structure; processes for identifying and evaluating director candidates; and appropriateness of responsibilities delegated to committees.

•

Board and Committee Meetings – timing and frequency of meetings; agenda setting; sufficiency of meeting materials; director preparedness; balance between management presentations and opportunity for discussion; processes to encourage effective challenge of management’s assessments and recommendations; and fulfillment of committee responsibilities.

•

Strategy and Risk Appetite – oversight of the assessment of strategy and performance against related risk objectives; oversight of risk appetite and risk-management practices; and the identification of threats, opportunities, and emerging risks.

•

Leadership – quality and depth of knowledge of management; the availability and effectiveness of lines-of-communication and transparency with management; escalation practices; and processes for management accountability.

•

Finance and Operations – capital and liquidity oversight; processes for evaluating financial results and operational strength and resilience; and the Board’s preparedness for and ability to effectively deal with a crisis.

•	Compliance and Ethics – setting the “tone at the top”; evaluation of compliance systems; and support for the stature and independence of the risk, compliance, and internal-audit functions.

In addition, directors are asked each year to identify priorities, desired training, and opportunities for the Board and its committees. The CNGC Chair then leads a discussion of results with the directors, and management assists the Board with implementing any identified action items.

Director Onboarding and Education

New directors are provided with the opportunity for a comprehensive orientation to educate them about Ally’s business activities, strategic direction, risk profile, financial results, and key policies and procedures through presentations, reading materials, meetings with officers and employees, visits to Ally’s facilities, or other means as appropriate. In recognition of the evolving nature and continued importance of governance issues and practices, each director is encouraged to participate in continuing education programs to maintain a level of expertise that is appropriate for performing the responsibilities of a director or committee member. In 2023, our directors received training on a variety of topics, including fair lending, ESG, the Community Reinvestment Act, the Bank Secrecy Act / anti-money laundering, privacy, insider trading, and unfair, deceptive, or abusive acts or practices under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Committees of the Board

The CNGC annually reviews the structure and membership of the Board’s committees and recommends any appropriate changes to the Board. The Board’s governance structure is designed to support effective oversight (including oversight of senior management), timely access to information, and sound decision-making. The membership of each committee is driven by its purpose, the expertise or experience needed to achieve that purpose, any requirements of applicable law or listing rules, and other factors that are expected to enhance the effectiveness of the committee. The standing committees of the Board are currently the CNGC, the AC, the RC, and the Technology Committee (TC). The membership of these committees during 2023 and the total number of their meetings in 2023 are detailed in the following summaries, except that Maureen A. Breakiron-Evans also served as a member of the AC and the TC until her departure from the Board on May 3, 2023.

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Compensation, Nominating, and Governance Committee

Fennebresque (Chair)	Clark	Hobbs	Magner

Number of Meetings in 2023: 10

The Board has determined all members of the CNGC are qualified to serve on the CNGC under applicable SEC rules and NYSE listing standards (including the independence and non-employee-director requirements for compensation-committee members).

Responsibilities: The CNGC assists the Board in overseeing:

•

the accountability of senior management for effectively implementing Ally’s strategy consistent with its risk appetite, while maintaining an effective risk-management framework and system of internal controls, and consistent with safety and soundness and in compliance with applicable laws (including those related to consumer protection) under a range of conditions—particularly through the establishment, maintenance, and administration of Ally’s executive compensation plans and the evaluation, determination, and approval of goals and compensation of the CEO, the other individuals who are designated as officers or executive officers (together with the CEO, the Executive Officers) under SEC Rule 16a-1 or 3b-7, respectively, and other executives designated by the CNGC as under its purview (together with the Executive Officers, the Purview Executives);

•	Ally’s executive leadership development and succession planning, the compensation of non-employee directors, and the disclosure of executive compensation matters as required by applicable law;

•	Ally’s human-capital management, including diversity, equity, and inclusion programs, and Environmental, Social, and Governance (ESG) strategies, initiatives, and activities;

•

the identification of qualified individuals for membership on the Board, evaluations of the performance of the Board, its committees, and management, and the development and administration of corporate-governance guidelines and other corporate-governance practices; and

•	the review and evaluation of all related-person transactions to the extent required by Ally’s governing documents or policies or applicable law.

A narrative description of the processes for considering and determining executive and director compensation—including (1) the CNGC’s authority and the extent to which that authority may be delegated and (2) the roles of Ally’s executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation—can be found in Compensation Discussion and Analysis and Director Compensation later in this proxy statement.

The CNGC’s policies on the nomination process for directors can be found in Director Qualifications and Responsibilities earlier in this proxy statement.

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Audit Committee

Cary (Chair)	Clark	Gibbons	Reilly

Number of Meetings in 2023: 9

The AC is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 as amended (Exchange Act).

The Board has determined all members of the AC are qualified to serve on the AC under applicable SEC rules and NYSE listing standards (including the independence and financial-literacy requirements for audit-committee members) and have accounting or related financial-management expertise under applicable NYSE listing standards. The Board also has determined that Messrs. Cary and Gibbons and Ms. Clark are audit-committee financial experts under applicable SEC rules. None of the members of the AC simultaneously serve on more than three public-company audit committees.

Responsibilities: The AC assists the Board in overseeing:

•	Ally’s accounting and financial reporting;

•	the appointment, qualifications, independence, and performance of Ally’s independent registered public accounting firm;

•

Ally’s internal audit function, including by monitoring the qualifications, stature, and independence of the Chief Audit Executive—who is functionally overseen by and has unrestricted access to the AC—and through its Chair, reviewing and approving the appointment, retention, performance evaluation, and compensation of the Chief Audit Executive;

•	Ally’s compliance with legal and regulatory requirements; and

•	in conjunction with the RC, the effectiveness of Ally’s risk management and internal controls in connection with the foregoing.

Additional information about the AC can be found in the Audit Committee Report later in this proxy statement.

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Risk Committee

Bacon (Chair)	Gibbons	Goldman	Magner	Sharples	Steib(a)

(a) Mr. Steib’s term will end at the time of the election of directors at the Annual Meeting.

Number of Meetings in 2023: 5

The RC assists the Board in overseeing Ally’s risk-management policies and global risk-management framework, including its risk-appetite statement and its program for managing compliance risk. More specifically, the RC approves and oversees Ally’s enterprise-risk-management framework, including the material-risk taxonomy, and approves and monitors a clear risk appetite for Ally that aligns with its strategy and risk capacity. In addition, the RC oversees management’s responsibility for ensuring that the enterprise-risk-management framework is commensurate with Ally’s structure, risk profile, complexity, activities, and size. The RC also monitors the qualifications, stature, and independence of the Chief Risk Officer—who directly reports and has unrestricted access to both the RC and the CEO—and through its Chair, reviews and approves the appointment, retention, performance evaluation, and compensation of the Chief Risk Officer.

Additional information about the RC can be found in Risk Management later in this proxy statement.

Technology Committee

Sharples (Chair)	Fennebresque	Goldman	Reilly	Steib(a)

(a) Mr. Steib’s term will end at the time of the election of directors at the Annual Meeting.

Number of Meetings in 2023: 5

The TC assists the Board in overseeing the execution of digital and other technology strategies, the technology infrastructure and significant investments in it, and information-technology and information-security risks (including cybersecurity risk).

The TC reviews, approves, and recommends to the RC a clear information-technology and information-security risk appetite for Ally that aligns with its strategy and risk capacity. The TC also supports the RC in overseeing the management of information-technology and information-security risks commensurate with Ally’s structure, risk profile, complexity, activities, and size.

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Risk Management

The Board’s primary responsibilities include, through the RC, overseeing Ally’s risk-management policies and global risk-management framework, including its risk-appetite statement and its program for managing compliance risk, commensurate with its structure, risk profile, complexity, activities, and size.

The RC is composed of only independent directors. Among the RC’s specific duties are the following:

•	approve and oversee Ally’s enterprise-risk-management framework, including the material-risk taxonomy;

•	approve and monitor a clear risk appetite for Ally that aligns with its strategy and risk capacity (including Committee-set limits)—including by acting on recommendations of the TC on the information-technology and information-security risk appetite for Ally—and approve and periodically review other risk-management policies of Ally’s global operations as delegated to it by the Board;

•	oversee management’s responsibility for ensuring that the enterprise-risk-management framework is commensurate with Ally’s structure, risk profile, complexity, activities, and size, and in fulfilling these responsibilities, review as appropriate significant information about information-technology and information-security risks that the RC requires to exercise its duties and responsibilities;

•	review reports from the Chief Risk Officer on the risk-management policies of Ally’s global operations and the operation of its enterprise-risk-management framework, including reports on risk-management deficiencies, the resolution of those deficiencies, and emerging risks;

•	review reports and trends on Ally’s material risks as set forth in its risk-appetite framework and reports, including business-line reports, from management on its actions to assess, monitor, and control those risks;

•	review reports and trends on Ally’s liquidity planning and capital-management processes, and review and approve the contingency-funding plan, any material revisions to it, and stress-test policies and procedures;

•	review reports and trends on Ally’s program for managing compliance risk;

•	review reports on the new-product-approval process, including risks and performance of high-risk-rated products and alignment to the risk-appetite framework;

•	review and approve Ally’s crisis management and pandemic plans;

•	review and approve Ally’s model-risk-management plan, and review reports and trends on Ally’s model-risk-management program; and

•	approve Ally’s loan-review plan, and review reports from Ally’s loan-review function.

Among Ally’s primary types of risk under the material-risk taxonomy is information-technology and information-security risk. As further described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, we devote substantial resources to identifying, monitoring, measuring, mitigating, and reporting on information-technology and information-security risk, including in connection with independent third-party assessments, insurance coverage, and training. Further, the TC is charged with reviewing, approving, and recommending to the RC a clear information-technology and information-security risk appetite for Ally that aligns with its strategy and risk capacity. The TC also supports the RC in overseeing the management of information-technology and information-security risks commensurate with Ally’s structure, risk profile, complexity, activities, and size. Senior management briefs the RC, the TC, or the Board on information-security matters at least quarterly.

The RC also meets in joint session with the AC, at least annually, to discuss with management the guidelines and policies for assessing and managing Ally’s exposure to risks, including major financial risk exposures, and the steps management has taken to monitor, control, report on, and, as necessary, disclose those exposures.

In addition, the CNGC is responsible for overseeing the accountability of senior management for effectively implementing Ally’s strategy consistent with its risk appetite, while maintaining an effective risk-management framework and system of internal controls, and consistent with safety and soundness and in compliance with applicable laws (including those related to consumer protection) under a range of conditions—particularly through the establishment, maintenance, and administration of Ally’s executive compensation plans and the evaluation, determination, and approval of goals and compensation of the CEO and other Purview Executives. The AC correspondingly has responsibility to oversee the effectiveness of Ally’s risk management and internal controls that are designed to (1) safeguard assets, (2) confirm the accuracy and integrity of accounting, financial reporting, and disclosures, (3) maintain compliance with ethical standards, policies, procedures, and applicable laws, (4) promote effectiveness and efficiency of operations, and (5) address any other related matter that the AC judges to be appropriate for its oversight.

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While each of these committees is responsible for evaluating specified risks and overseeing the management of those risks, the full Board is regularly updated by management on the state of Ally’s risk appetite, risk capacity, and enterprise-risk-management framework—including management’s ongoing assessment of identified top and emerging risks—and considers them in assessing and directing Ally’s strategy and business. Our independent Chairman and our CEO are individually focused as well on Ally’s risk-management policies and practices. The Chief Risk Officer, Chief Compliance Officer, and Chief Audit Executive each directly report to our CEO.

Communications with the Board

Under the Governance Guidelines, stockholders and other members of the public may communicate with the Board, the Chairman of the Board, any other individual director, the non-management directors as a group, the independent directors as a group, or any committee of the Board by sending written correspondence in care of the Ally Financial Inc. Corporate Secretary, 500 Woodward Avenue, MC: MI-01-10-CORPSEC, Detroit, Michigan 48226. The Secretary will forward correspondence relating to a director’s duties or responsibilities to the specified recipient. Correspondence that is unrelated to a director’s duties and responsibilities may be discarded or otherwise addressed by the Secretary. Any correspondence that expresses a concern about any governance, conduct, ethical, accounting, financial-reporting, or internal-control matter will be addressed as provided in the Governance Guidelines.

Management Succession Planning

The strength of our leadership has been a key factor in helping drive our historical accomplishments. The CNGC has oversight responsibility for Ally’s executive leadership development and management succession planning intended to support the development of executives and continuity of key leadership positions, which is important in our efforts to execute on our long-term strategic objectives.

In support of this, leaders across the enterprise are focused on developing potential leaders and top performers to assist in identifying internal candidates. Our aim is to have the right talent, in the right roles, at the right time to mitigate talent risks as we strive to develop our next generation of leaders through intentional growth and internal mobility opportunities. Required skill sets and other criteria for key positions are established to assist in the identification of external candidates where required, and search firms or other resources may be utilized.

The CNGC reviews at least annually with the CEO and the Chief Human Resources Officer the leadership-development and succession plans relating to the positions of CEO and other key executives. The succession plan identifies a “readiness” level and ranking for internal candidates and incorporates flexibility for the Board to define an external hire as a succession option. In addition, the CNGC maintains a C-Suite temporary succession plan which identifies executives ready to serve in respective C-Suite roles in an interim capacity, as requested by the Board. Recent leadership changes have underscored the importance of maintaining a robust succession planning framework, which the CNGC leveraged to promptly appoint interim officers to our CEO and General Counsel positions.

In October 2023, our former CEO, Mr. J. Brown, notified the Board of his decision to retire as CEO from Ally in early 2024. The Board engaged an independent search firm to facilitate the search for a permanent CEO upon receipt of Mr. J. Brown’s notice of his intent to retire.

Compensation Committee Interlocks and Insider Participation

No person who served as a member of the CNGC during the year ended December 31, 2023—Kim S. Fennebresque, Franklin W. Hobbs, Mayree C. Clark, and Marjorie Magner—(1) was an officer or employee of the Company during 2023, (2) was a former officer of the Company, or (3) had any relationship requiring disclosure by the Company under any paragraph of Item 404 of SEC Regulation S-K. No executive officer of Ally served on any board of directors or compensation committee of any other entity for which any of our directors served as an executive officer at any time during the year ended December 31, 2023.

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Corporate Social Responsibility

At Ally, we firmly believe it’s our responsibility as corporate citizens to make a positive social impact on the world around us. This belief is embedded in the very fabric of our business and culture, and this in turn, drives our approach to corporate social responsibility which is based on four pillars: employees, customers, communities, and environment.

Four Key Pillars for Social Impact

We ground our approach on a simple equation: If you care for your employees, they will care for your customers. That will drive results and have a positive impact in your communities. Collectively, Ally teammates have helped each other, our customers, and our communities thrive—driving a sustainable, positive impact for our stakeholders.

For our employees, we emphasize a working environment and company culture that embraces diverse talents, backgrounds, and perspectives and where colleagues feel valued as both individuals and members of the team.

We continue to be relentless for our customers’ financial well-being, translating into products, services, and initiatives that make financial services and financial empowerment accessible to the people we serve.

Our DNA is also defined by our commitment to the communities where we live and work through volunteering, employee donations, employer-matched grants, and corporate grants and sponsorships. Our three key areas of giving are affordable housing, financial education, and workforce development.

As Ally seeks to evolve and mature our environmental strategy, we are evaluating climate-related opportunities which deliver value for our stakeholders, including developing products and services to create environmental and social benefits; a focus on more sustainable operations; employee engagement and training; and evaluation of sustainable finance opportunities.

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CSR Transparency & Oversight

Governance is an essential part of Ally’s culture, business, and corporate social responsibility (CSR) efforts. Through transparent reporting, we can create a lasting impact for our employees, customers, communities, and stockholders. Ally’s CSR efforts have been guided by international Environmental, Social, and Governance (ESG) standards, including those of the Global Reporting Initiative and the Task Force on Climate-Related Financial Disclosures. These guidelines help advance Ally’s vision, social impact framework, and culture.

Ally makes regular, transparent disclosure of our ESG efforts, and this summary contains highlights to bring our social impact to life. Our annual CSR report contains additional detail on our progress and more information is found on our website: https://www.ally.com/about/. Although we are incredibly proud of the accomplishments detailed below and in the CSR report, Ally’s commitment to environmental and social impact is seen and felt far beyond these pages.

Our Board sets the tone as strong advocates for our culture and values, including the review and oversight of our strategy and risks. The CNGC, in coordination with other committees of the Board as appropriate, is responsible for the oversight of our ESG strategies, initiatives, and activities, as well as Ally’s human capital management. As part of their oversight responsibilities, the CNGC, alongside Ally’s Executive Council, biannually reviews organizational health metrics and progress toward cultural priorities including our DE&I and engagement efforts. Further, the full Board annually reviews and approves Ally’s Code of Conduct and Ethics, which is the framework for our culture including how employees must conduct themselves at work and in the community.

In addition, the Risk Committee of the Board receives regular climate risk updates from the Chief Risk Officer and the Sustainability Risk Executive.

A Culture That Promotes Belonging

We recognize our long-term success is underpinned by the strength of our purpose-driven culture—a culture we believe sets us apart from the competition and gives us an advantage as we recruit and retain talented team members. Our people-first approach enables a winning, customer-centric philosophy focused on resiliency, adaptability, and a growth-mindset-oriented drive to “Be (Even) Better.” We strive to uphold our mantra to “Do it Right” through decisions and deeds at all levels of the organization, and we collectively commit to work with integrity and accountability and to uphold our core values in the workplace, the marketplace, and the community. Our culture is driven by our “LEAD” core values, where we emphasize that employees:

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Employee Engagement

Sustaining high levels of employee engagement is a key measure of our workplace success as we continue to build a company where our employees want to work, have purposeful careers, and feel empowered to make a difference. Throughout the year, we leverage a third-party provider to administer confidential employee surveys to provide feedback on key strengths and opportunity for action to improve our culture.

For 2023, our employee engagement scores remained within the top 10% of all global companies that participated in the survey and at least eight points higher than the financial services industry benchmark. High levels of employee engagement help reflect a productive and engaged workforce that takes care of our customers and communities, and contributes to our stable employee retention rate, which was approximately 84% for the year.

We make significant investments in recruitment and employee development to attract and retain top talent, while fostering broader workforce development grounded in career mobility and advancement, and succession planning. Our recruitment process is vast and includes partnerships with universities, nonprofits and professional associations, including virtual and on-campus recruiting events, online platforms, conferences, internship and rotational programs, and referral bonuses to current employees. We also provide support for continuing education through a tuition reimbursement program, as well as student loan repayment assistance and contributions to employees’ 529 education savings plans.

Not only are we able to recruit top talent, but we empower our employees and encourage internal mobility, contributing to 16% of our existing eligible workforce having been with Ally for at least one year receiving promotions or taking on new roles in 2023. Our internal hiring rate was 40%, further advancing employee career development and mobility. Our deliberate focus on mobility supports our ongoing retention efforts for top talent across the organization. The retention rate for employees that we determine to be high performers through talent planning was 96%. On a routine basis, we perform talent and succession planning to develop and retain our top talent, including critical roles throughout the organization. Additional information on our efforts to maintain an engaged workforce may be found in our Form 10-K annual report.

Diversity, Equity, and Inclusion*

A component of our culture is our commitment to diversity, equity, and inclusion. We believe the best ideas come from a collective mixture of different voices and perspectives. We are an equal opportunity employer, and we strive for an inclusive work environment where all backgrounds, experiences, interests, viewpoints, and skills are respected, appreciated, and encouraged. We are focused on diverse representation and retention in the workforce—including different genders, races, nationalities, sexual orientations, socio-economic status, and other identities—across all levels of the organization from entry to leadership. Fostering these diverse perspectives is important and reflects the beliefs and actions that are the backbone of our culture.

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Our DE&I Council provides executive leadership on DE&I and promotes belonging at Ally and in our communities. A subset of our commitment to DE&I is a Financial and Social Inclusion Framework that is built upon four pillars: Employees, Community, Customers, and Suppliers. These four pillars are championed by our employees, which empowers us to advance DE&I efforts in meaningful ways beyond Ally.

Employee Resource Groups

We maintain eight employee resource groups (ERGs) sponsored by members of Ally’s Executive Council and chaired by leaders from multiple levels of management across Ally. Membership in our ERGs is voluntary and open to all employees, whether they identify with the ERG or view themselves as an ally to the group.

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As we celebrated the sixth anniversary of ERGs in 2023, employee participation grew to 59% of our workforce belonging to at least one ERG as of December 31, 2023. Our ERGs may offer our employees a sense of belonging, enhanced networking, and opportunities to learn and grow. We share these quotes to highlight employee sentiment and the impact of our ERGs in employee’s own words:

Through dedicated focus months, each ERG has delivered cultural education and awareness that expands understanding and collaboration throughout the organization. Through volunteerism, fundraising, and supporting nonprofits and community organizations, our ERGs are committed to giving back to the communities where we live and work. Beyond our ERGs, our Technology Organization also launched two diversity-focused groups that explore the obstacles to inclusivity that exist specifically within the technology industry. These two groups were Women in Technology (WiT) and Black, Hispanic and Latino in Technology (BHLiT) and, like our ERGs, are open to all employees. Our objective across all the groups is to foster a workplace environment where all employees have a sense of belonging and know their opinions count.

Our commitment to inclusion emphasizes representation transparency, accountability, and action for our employees. As of December 31, 2023, our gender representation is approximately 51% men and 49% women. We increased or maintained representation of women and people of color in our manager and above roles, and redesigned programs to create more opportunities for individuals new to their roles in the Company.

More information on our culture is found on our website (https://www.ally.com/about/social-impact/diversity-inclusion). Employee demographic data is also included on our website, which illustrates self-reported data from U.S. and Canadian-based employees. Our diversity data presentation differs from our EEO-1 submission in three ways—it uses data as of December 31, 2023; it includes Canadian employees; and it classifies our field/sales/customer service management employees either as a manager or analyst depending on their job responsibilities.

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2023 CSR Highlights

Living our purpose helped deliver meaningful results for our stockholders and made a real difference for our employees, customers, communities, and the environment. We made significant strides in DE&I, were relentless allies in improving financial education in a challenging economy, reduced our environmental impact, and led the way with new products and services. Here are some of the ways we made an impact in 2023.

Employees

•   Advanced our culture by placing in the Top 10% of global workplaces for employee engagement for the 4th consecutive year, as measured by a third-party provider.

•   Nurtured an environment of inclusiveness & belonging as evidenced by a belonging score of 80–exceeding top 10% & industry benchmarks.

•   Announced #OwnIt2024–the 5th straight year every active, regular Ally employee will receive 100 shares of Ally common stock and #OwnIt2021 shares granted in 2021 vested in January 2024.

•   Provided a discretionary contribution of 2% to retirement plans for all U.S. and Canadian employees–the 14th consecutive year of the discretionary contribution for U.S. employees.

•   Introduced Mentally Fit, a new mental health benefit which offers up to 16 free counseling sessions for all employees, dependents, and household members each year. Since launch, 2,600+ employees have registered with the provider. See below for more detail.

•   Began proactively including pay ranges in job postings nationwide, aligning with our belief equal access to earning potential is essential in attracting, retaining, and inspiring top talent

Customers

•   Launched Spending Buckets, a money management tool allowing customers to get to their bucket lists even faster and track savings progress.

•   Advanced 50/50 pledge to reach equal spending in paid advertising across women’s and men’s sports, reaching 45% in 2023.

•   Supported Insurance dealers through the year which observed a record $30 million in car thefts and continued to reach out and help customers get the resources they needed.

•   Expanded auto application passthrough programs to more than 40 states nationwide, providing lending solutions to a more diverse customer base.

•   Solidified our commitment for supporting people with disabilities by enhancing our customer websites in accordance with the release of a new version of Web Content Accessibility Guidelines, incorporating direct user feedback.

•   Worked with our 22,000 dealer customers to address consumer demand for electric vehicles and the associated infrastructure.

•   Further enhanced operational processes involving diverse suppliers in our bidding and contracting opportunities, resulting in increased first-tier diverse supplier expenditures, up $41 million compared to 2022.

Communities

•   Supported our communities through 60,000+ employee volunteer hours and $1.9 million to match employee hours and donations given to local nonprofit organizations.

•   Provided financial support of $24.8M in grants, sponsorships, mission-related investments, and program-related investments.

•   Progressed our financial education approach with evolved content and programs, leveraging Ally team members and community partners to teach critical financial skills to advance economic mobility for individuals and families.

•   Deployed $1.3 billion in loans and investments as part of our Community Reinvestment Act program, primarily benefiting low- and moderate-income individuals and communities including $71 million to minority- and women-led organizations to further our ongoing commitment to expanding capital access.

Environment

•   Achieved operational carbon neutrality for Scope 1 and 2 emissions for the third straight year through a combined purchase of carbon offsets and Green-e Energy Certified renewable energy credits.

•   Achieved third-party limited assurance verification of our 2022 greenhouse gas emissions for the first time.

•   Implemented strategic sustainability initiatives including centralized trash and composting, installation of solar panels, 25% more efficient HVAC units, and promotion of biodiversity through landscape redesign with native species.

•   Increased environmental volunteerism through Green Teams with 3,500+ volunteer hours, up 52% from 2022, focused on land and water use, community impact, air quality, biodiversity, and recycling.

•   Initiated sustainability ratings provider relationship to begin evaluating key third parties’ sustainability performance within our supply chain.

•   Joined the Sustainable Purchasing Leadership Council, a global community of purchasers, suppliers, advocates, and experts dedicated to driving positive impact through the power of procurement.

2024 Proxy Statement • 28

Bringing Our Social Impact to Life

Caring for Employees: Expanding Mental Health Benefits

We believe the backbone of our workforce diversity efforts are our employee benefits. Our Medical Coverage and Policies are designed to be inclusive for all. In 2023, we further expanded mental health benefits for our employees, their dependents, and immediate household members. This additional benefit will provide up to 16 free counseling sessions for each individual, regardless of their participation in our medical plans, to address on-going community concerns over affordability and access to mental health care to build resiliency among our employee population.

More information on our employee benefits is found on our

website: https://www.ally.com/about/careers/employee-benefits/.

Representing our Customers: Advancing Women’s Sports

At Ally, we believe investing in sports is good for business. We also believe in equality. In sports—specifically in women’s sports—there is great disparity in media spend and coverage. Currently, women receive approximately 15% of sports media coverage compared to men. In May 2022, Ally became the first company to commit to spending equally on advertising between men’s and women’s sports to create long-term sustainability for women’s sports and drive fandom, followership, and deepened engagement with core audiences for the brands that invest. Fast forward to December 2023, and 45 cents for every dollar spent on media by Ally is now directed to women’s sports—well ahead of schedule. With women making up just over half of the U.S. population and more than 90% of women reporting they are the primary decision makers on financial planning for their households, whether it’s in the boardroom, the classroom or the field of play, the benefits of parity are clear. When young girls see people like them in these spaces, they learn early on they belong there, too.

Empowering Communities: First Mission Related Investment

In 2023, the Ally Charitable Foundation (ACF) approved its first Mission Related Investment of $3 million to preserve existing affordable housing in Charlotte. The investment not only addresses housing insecurity, but integrates financial/digital education, STEM learning, and health care into the community. ACF also approved its first Program Related Investments (PRIs) totaling $4 million to support small businesses and affordable housing in Charlotte.

Improved our Environment: Beehives Fit for a Queen

Our commitment to “Do It Right” extends to people and the planet. In 2023, Ally collaborated with Envision Charlotte and Bee Downtown to launch a community apiary, comprised of three beehives, sharing lessons from nature through educational events and experiences that emphasize the importance of biodiversity in an era of climate change. The community apiary is located at Envision Charlotte’s Innovation Barn—the first innovation center in the U.S. focused on the circular economy—as part of the hands-on learning and unique programming offered to improve sustainability, resilience, economic competitiveness, and quality of life. This project underscores how critical biodiversity conservation is to preserve a sustainable future for all.

Recognition

As a reflection of our collective efforts to build an inclusive culture, we were recognized with more than 50 workplace awards as a best place to work and inclusion leader from nationally renowned organizations and media outlets, including Fortune, TIME, Seramount (f.k.a. Working Mother), The Dave Thomas Foundation for Adoption, and the National Organization on Disability. More specifically, we were honored to be recognized across several organizations for our support of women, families & parents, individuals with diverse abilities, veterans and new grads – these acknowledgments align to the value driven by a broad definition of diversity and commitment to inclusion.	Below are some of the recognitions awarded in 2023. More information on our awards and recognitions is found on our website https://media.ally.com/awards-recognition.

2024 Proxy Statement • 29

Director Compensation

Our director compensation program is designed to attract and retain directors with the characteristics described in Director Qualifications and Responsibilities earlier in this proxy statement and to provide fair compensation for the work required of a director in a company with Ally’s asset size, complexity, scope of operations, risk appetite, and risk capacity. The program is reviewed by the CNGC—with advice from its compensation consultant, Frederic W. Cook & Co., Inc. (FW Cook)—and approved by the Board.

Details of the director compensation program for 2023 are set forth in the following table.

Pay Component	Non-Employee Director Compensation

Annual Cash Retainer	• $90,000(a)

Annual Equity Retainer	• $145,000(b)

Annual Retainer—Board Chair	• Cash: $60,000(a)

• Equity: $90,000(b)

Annual Cash Retainer—Committee Chairs(a)	• AC: $60,000

• RC: $60,000

• CNGC: $50,000

• TC: $50,000

Annual Cash Retainer—Committee Members(a)	• $20,000

(a) Paid in quarterly installments.

(b) Consists of director deferred stock units, each of which vests immediately and represents the right to receive one share of our common stock upon the director’s departure from the Board (Director DSUs). This amount is prorated for directors who join the Board after the annual meeting of stockholders.

Consistent with the Governance Guidelines, non-employee directors are reimbursed for reasonable out-of-pocket expenses related to their service on the Board. Furthermore, under our Certificate of Incorporation, directors are limited in their liability and indemnified to the fullest extent permitted by Delaware law for their service in that capacity.

Ally allows its non-employee directors to defer from 0% to 100% of their cash retainers in 25% increments. These deferrals can be made into either fully vested Director DSUs or a cash account that is credited with interest quarterly. Interest earned on a cash account is based on the average rate offered by Ally Bank for deposits in its online savings accounts.

The following table describes compensation for non-employee directors who served during fiscal year 2023.

2023 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Total ($)

Franklin W. Hobbs	170,000	235,024	405,024

Kenneth J. Bacon	170,000	145,002	315,002

Maureen A. Breakiron-Evans(b)	43,928	—	43,928

William H. Cary	170,000	145,002	315,002

Mayree C. Clark(c)	130,070	145,002	275,072

Kim S. Fennebresque	180,000	145,002	325,002

Thomas P. Gibbons(d)	54,049	120,848	174,897

Melissa Goldman(e)	130,079	145,002	275,081

2024 Proxy Statement • 30

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Total ($)

Marjorie Magner	130,000	145,002	275,002

David Reilly(f)	130,079	145,002	275,081

Brian H. Sharples	130,000	145,002	275,002

Michael F. Steib	180,000	145,002	325,002

(a) Includes Director DSUs received during 2023. The number of Director DSUs granted is determined by the fair market value of Ally’s common stock on the applicable grant date.

(b) Ms. Breakiron-Evans retired from the Board effective May 2, 2023.

(c) Ms. Clark elected to defer 50% of her cash retainer payments in the form of Director DSUs.

(d) Mr. Gibbons elected to defer 100% of his cash retainer payments to a notional cash-plus-interest account.

(e) Ms. Goldman elected to defer 100% of her cash retainer payments in the form of Director DSUs.

(f) Mr. Reilly elected to defer 100% of his cash retainer payments in the form of Director DSUs.

The following table sets forth the aggregate number of Director DSUs held by each non-employee director at December 31, 2023.

Director DSU Balances as of December 31, 2023

Name	Annual Equity Grant (#)(a)	Non-Employee Director (NED) Deferred Stock (#)(b)	Prior Year DSU Total	Total DSUs (#)

Franklin W. Hobbs	9,195	—	117,658	126,853

Kenneth J. Bacon	5,673	—	49,128	54,801

William H. Cary	5,673	—	44,186	49,859

Mayree C. Clark	5,673	2,316	55,570	63,559

Kim S. Fennebresque	5,673	—	55,570	61,243

Thomas P. Gibbons(c)	4,728	—	—	4,728

Melissa Goldman	5,673	4,630	6,791	17,094

Marjorie Magner	5,673	—	55,570	61,243

David Reilly	5,673	4,630	6,791	17,094

Brian H. Sharples	5,673	—	27,642	33,315

Michael F. Steib	5,673	—	46,682	52,355

(a) Includes Director DSUs received as part of the annual retainer payments.

(b) Includes Director DSUs received resulting from an election to defer cash payments owed to the director in the form of Director DSUs. The number of Director DSUs granted is determined by the fair market value of Ally’s common stock on the applicable grant date.

(c) Prorated based on Mr. Gibbon’s August 1, 2023 start date.

2024 Proxy Statement • 31

Other Governance Policies

and Practices

Code of Conduct and Ethics

Our Board has adopted a Code of Conduct and Ethics to promote integrity in the workplace, in the marketplace, and in our society and communities. The Code of Conduct and Ethics applies to all of Ally’s officers and employees, including the CEO, the Chief Financial Officer (CFO), and the Controller. We will post any amendment to the Code of Conduct and Ethics, as well as any waiver that is required to be disclosed under applicable SEC rules or NYSE listing standards, on the Company’s website at www.ally.com/about/investor/policies-charters/. There were no waivers from any provision of the Code of Conduct and Ethics in 2023 that were required to be disclosed.

Transactions with Related Persons

The Board has adopted a written Related-Person Transaction Policy (Related-Person Transaction Policy), which is included within the Governance Guidelines and which requires the CNGC to review and approve or ratify any related-person transaction.

A related-person transaction is any existing or proposed transaction, arrangement, or relationship, or any existing or proposed series of similar transactions, arrangements, or relationships, where (a) Ally or any of its subsidiaries was or will be a participant, (b) the amount involved exceeds $120,000, and (c) any related person had or will have a direct or indirect material interest. A related person is any Ally director or director nominee, any executive officer of Ally under Rule 3b-7 of the Exchange Act, any beneficial owner of more than 5% of any class of Ally’s voting securities, and any immediate family member of any of the foregoing. An immediate family member is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law—including, in each case, adoptive relationships—and any person (other than a tenant or employee) sharing the same household.

The related person involved in a potential related-person transaction must promptly submit it to Ally’s General Counsel for initial review. The submission must describe (a) the related person’s name and relationship to Ally, (b) all of the related person’s direct and indirect interests in the transaction, including the related person’s positions and relationships with, and ownership interests in, any firm, corporation, or other entity that is involved in the transaction, (c) the approximate dollar value of the amount involved in the transaction and the amount of all of the related person’s direct and indirect interests in the transaction, in each case, determined without regard to the amount of profit or loss, and (d) all other material information about the transaction and the related person’s involvement in it.

The General Counsel will refer submitted related-person transactions to the CNGC for review and approval or ratification. Facts and circumstances taken into account by the CNGC when determining whether to approve or ratify a related-person transaction may include (a) its terms, (b) the nature and extent of the related person’s interest in it, (c) the benefits likely to accrue to Ally, (d) whether its consummation is consistent with the best interests of Ally and its stockholders, (e) whether it presents a heightened risk of conflicts of interest, an improper valuation, or the perception of such a conflict or improper valuation, (f) any impact on a director’s independence, (g) the availability of other comparable transactions, arrangements, or relationships, and (h) whether it is on terms no less favorable than those generally available to an unaffiliated third party under the same or similar circumstances or on terms comparable to those provided to Ally’s employees generally. If the CNGC does not approve or ratify a related-person transaction or if any conditions imposed on the approval or ratification are not satisfied, Ally may not enter into or otherwise be involved in the transaction or, if already executed, must rescind or terminate the transaction as promptly and on as favorable of terms to Ally as reasonably possible. No member of the CNGC may participate in any review or consideration of any related-person transaction involving the member, the member’s immediate family, or any related entity, although the member may be counted for purposes of determining the presence of a quorum at the meeting.

No review, approval, or ratification is required for a transaction, arrangement, or relationship (a) where the rates or charges involved are determined by competitive bids, (b) involving the rendering of services as a common or contract carrier or a public utility at rates or charges fixed in conformity with law or governmental authority, (c) involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services, (d) where the interest of the related person arises solely from the ownership of a class of Ally’s equity securities and all holders of that class of equity securities receive the same benefit on a pro rata basis, or (e) involving indebtedness extended by any of Ally’s banking or broker-dealer subsidiaries if the extension of credit was made in the ordinary course of business, was made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

2024 Proxy Statement • 32

There has been no transaction since January 1, 2023, that is required to be reported under Item 404(a) of SEC Regulation S-K but that did not require review and approval or ratification under the Related-Person Transaction Policy or for which the Related-Person Transaction Policy was not followed.

Submission of Stockholder Proposals

Any proposal that a stockholder wishes to be considered for inclusion in Ally’s proxy materials for the 2025 annual meeting of stockholders pursuant to SEC Rule 14a-8 must be received in writing by Ally not later than November 25, 2024. We recommend that any stockholder proposal be delivered by means that provide proof of the date of delivery, such as certified mail (postage prepaid and return receipt requested). Please note that such a proposal must comply with all requirements of SEC Rule 14a-8, which addresses when we must include such a proposal in our proxy materials, including eligibility and procedural requirements that apply to the proponent.

Our Bylaws include a proxy-access right, which permits a stockholder or a group of up to 20 stockholders owning at least three percent of Ally’s outstanding common stock continuously for at least three years to nominate and include in Ally’s proxy materials for an annual meeting director nominees constituting up to the greater of two directors or twenty percent of the Board. This right and any exercise of it are subject to the specific provisions of our Bylaws, including procedures and other requirements applicable to the stockholders and the nominees, which are available on our website at www.ally.com/resources/pdf/corporate/Bylaws.pdf. For the 2025 annual meeting of stockholders, notice of proxy-access director nominees as described in our Bylaws must be received by the Corporate Secretary not earlier than October 26, 2024, and not later than November 25, 2024.

Our Bylaws establish advance-notice requirements for any stockholder proposal (including a director nomination) that is not submitted for inclusion in our proxy materials for the 2025 annual meeting of stockholders under the proxy-access right in our Bylaws or under SEC Rule 14a-8 but that is sought to be presented at the 2025 annual meeting. Such a proposal (including a director nomination) must be received in writing by Ally not earlier than January 7, 2025, and not later than February 6, 2025, and must satisfy the information and other requirements in our Bylaws. In addition, any stockholder who intends to solicit proxies in support of any director nominee other than Ally’s nominees at the 2025 annual meeting must also comply with all applicable requirements of SEC Rule 14a-19. Please note that the advance-notice requirements of SEC Rule 14a-19 do not override or supersede the longer advance-notice requirements in our Bylaws.

Any stockholder proposal (including a director nomination) submitted to Ally in connection with the 2025 annual meeting of stockholders, as well as related notices and other communications to Ally, must be received at the following address: Ally Financial Inc., Corporate Secretary, 500 Woodward Avenue, Mail Code MI-01-10-CORPSEC, Detroit, Michigan 48226.

Governance Documents

Charters for the AC, the RC, the TC, and the CNGC, along with the Governance Guidelines, the Code of Conduct and Ethics, and the Bylaws, are available on the Company’s website at www.ally.com/about/investor/policies-charters/.

2024 Proxy Statement • 33

Stock Ownership

Security Ownership of Certain Beneficial Owners

At the close of business on March 14, 2024, the following were known to the Company to be the beneficial owners (as defined in SEC Rule 13d-3) of more than five percent of the Company’s common stock:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage

Persons affiliated with Berkshire Hathaway Inc. (a) c/o Berkshire Hathaway Inc. 3555 Farnam Street, Omaha, Nebraska 68131	29,000,000	9.5%

Persons affiliated with Blackrock, Inc. (b) c/o Blackrock, Inc. 50 Hudson Yards New York, NY 10001	28,541,822	9.4%

Persons affiliated with The Vanguard Group (c) c/o The Vanguard Group 100 Vanguard Blvd., Malvern, Pennsylvania 19355	28,060,601	9.2%

Persons affiliated with Harris Associates LP (d) c/o Harris Associates LP 111 S. Wacker Drive Suite 4600, Chicago, Illinois 60606	23,475,675	7.7%

(a) This is according to information provided to the Company in a Schedule 13G/A filed as a group, by: Warren E. Buffett, Berkshire Hathaway Inc., National Indemnity Company, Berkshire Hathaway Life Insurance Company of Nebraska, BHG Life Insurance Company, British Insurance Company of Cayman, Columbia Insurance Company, GEICO Corporation, National Fire & Marine Insurance Company, Berkshire Hathaway Consolidated Pension Plan Master Trust, Precision Castparts Corp. Master Trust and BNSF Master Retirement Trust (collectively, the “Berkshire Hathaway Group”), with the SEC on February 14, 2024. Mr. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.), Berkshire Hathaway Inc. and GEICO Corporation are each a Parent Holding Company or Control Person of the other members of the Berkshire Hathaway Group. According to the Schedule 13G/A, Mr. Buffett and Berkshire Hathaway Inc. together have shared voting power over 29,000,000 shares of our common stock and shared dispositive power over 29,000,000 shares of our common stock; National Indemnity Company has shared voting power over 7,215,875 shares of our common stock and shared dispositive power over 7,215,875 shares of our common stock; Berkshire Hathaway Life Insurance Company of Nebraska has shared voting power over 2,803,875 shares of our common stock and shared dispositive power over 2,803,875 shares of our common stock; BHG Life Insurance Company has shared voting power over 462,875 shares of our common stock and shared dispositive power over 462,875 shares of our common stock; British Insurance Company of Cayman has shared voting power over 625,000 shares of our common stock and shared dispositive power over 625,000 shares of our common stock; Columbia Insurance Company has shared voting power over 4,228,200 shares of our common stock and shared dispositive power over 4,228,200 shares of our common stock; GEICO Corporation has shared voting power over 3,137,000 shares of our common stock and shared dispositive power over 3,137,000 shares of our common stock; National Fire & Marine Insurance Company has shared voting power over 4,836,250 shares of our common stock and shared dispositive power over 4,836,250 shares of our common stock; Berkshire Hathaway Consolidated Pension Plan Master Trust has shared voting power over 8,339,880 shares of our common stock and shared dispositive power over 8,339,880 shares of our common stock; Precision Castparts Corp. Master Trust has shared voting power over 2,879,795 shares of our common stock and shared dispositive power over 2,879,795 shares of our common stock; BNSF Master Retirement Trust has shared voting power over 1,500,000 shares of our common stock and shared dispositive power over 1,500,000 shares of our common stock; and the Berkshire Hathaway Group is deemed to be a group for purposes of Section 13(d) of the Exchange Act and are party to that certain Joint Filing Agreement entered into as of February 14, 2024.

(b) This is according to information provided to the Company in a Schedule 13G/A filed by Blackrock, Inc. with the SEC on January 24, 2024. According to the Schedule 13G/A, Blackrock, Inc. has sole voting power over 26,038,570 shares of our common stock and sole dispositive power over 28,541,822 shares of our common stock.

(c) This is according to information provided to the Company in a Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2024. According to the Schedule 13G/A, The Vanguard Group has shared voting power over 219,446 shares of our common stock, sole dispositive power over 27,374,367 shares of our common stock, and shared dispositive power over 686,234 shares of our common stock, including by reason of advisory and other relationships with clients who own such shares.

(d) This is according to information provided to the Company in a Schedule 13G/A filed by Harris Associates L.P. with the SEC on February 14, 2024. According to the Schedule 13G/A, Harris Associates L.P. and its general partner Harris Associates Inc. have sole dispositive power over 23,475,675 shares of our common stock by reason of advisory and other relationships with clients who own such shares and Harris Associates L.P. has been granted the power to vote shares of our common stock in circumstances it determines to be appropriate in connection with assisting its advised clients to whom it renders financial advice in the ordinary course of business, by either providing information or advice to the persons having such power, or by exercising the power to vote.

2024 Proxy Statement • 34

Security Ownership of Directors, Nominees, and Executive Officers

The following tables set forth information, at the close of business on March 14, 2024, concerning the number of shares of common stock and stock-settled units of the Company beneficially owned (as defined in SEC Rule 13d-3) by each director, nominee, and NEO (as defined in the Compensation Discussion and Analysis later in this proxy statement) as well as all directors and executive officers (as defined in SEC Rule 3b-7) as a group. Our executive officers under SEC Rule 3b-7 are also the individuals designated as our officers under Section 16(a) of the Exchange Act and SEC Rule 16a-1. Each of the individuals listed in the following table owns less than one percent of the outstanding shares of our common stock, and all directors and executive officers as a group own less than one percent of the outstanding shares of our common stock. The persons named have furnished this information to us.

Beneficial Ownership

Name	Shares of Common Stock Beneficially Owned	Shares of Preferred Stock Beneficially Owned	Stock-Settled Units(a)	Total Beneficial Ownership(c)

Franklin W. Hobbs	15,000	—	126,853	141,853

Kenneth J. Bacon	—	—	54,801	54,801

William H. Cary	—	—	49,859	49,859

Mayree C. Clark	30,000	—	63,559	93,559

Kim S. Fennebresque	—	—	61,243	61,243

Thomas P. Gibbons	—	—	4,728	4,728

Melissa Goldman	—	—	17,094	17,094

Marjorie Magner	4,700	—	61,243	65,943

David Reilly	—	—	17,094	17,094

Brian Sharples	—	—	33,315	33,315

Michael F. Steib	2,000	—	52,355	54,355

Jeffrey J. Brown(b)	503,062	—	222,514	725,576

Russell E. Hutchinson	—	6,000	—	6,000

Douglas R. Timmerman(b)	116,781	—	68,483	185,264

Diane E. Morais(b)	187,727	—	62,857	250,584

Jason E. Schugel(b)	72,476	—	30,201	102,677

Bradley J. Brown(b)	17,333	—	26,664	43,997

Scott A. Stengel	69,940	—	—	69,940

Directors and Executive Officers as a Group (20 persons)	1,058,120	6,000	976,161	2,040,281

(a) Comprises all vested stock-settled units and all stock-settled units that will vest within 60 days of March 14, 2024.

(b) Stock-settled units for Mr. J. Brown, Mr. Timmerman, Ms. Morais, Mr. Schugel, and Mr. B. Brown include RSUs that are nonforfeitable because they have attained retirement eligibility pursuant to the terms of the awards.

(c) Under SEC rules, stock units are not treated as beneficially owned if the holder does not have the right to acquire the underlying stock within 60 days of March 14, 2024, or if the stock units will be settled in cash and therefore do not represent the right to acquire stock. Amounts reflected in the following table comprise beneficially owned units included in the table above as well as time-based restricted stock units (RSUs) and performance-based restricted stock units (PSUs) that are excluded from the table above.

2024 Proxy Statement • 35

	Beneficially Owned
Name	Shares of Common Stock	Shares of Preferred Stock	Stock- Settled Units	Number of RSUs(a)	Number of PSUs(a)	Total	Implied Value ($)(b)

Jeffrey J. Brown	503,062	—	222,514	—	328,418	1,053,994	39,619,634

Russell E. Hutchinson	—	6,000	—	195,861	35,886	237,747	8,936,910

Douglas R. Timmerman	116,781	—	68,483	332,941	102,286	620,491	23,324,257

Diane E. Morais	187,727	—	62,857	300	94,162	345,046	12,970,279

Jason E. Schugel	72,476	—	30,201	31,486	30,039	164,202	6,172,353

Bradley J. Brown	17,333	—	26,664	70,884	26,644	141,525	5,319,925

Scott A. Stengel	69,940	—	—	—	—	69,940	2,629,045

(a) The RSUs identified here settle in shares of Ally common stock. The PSUs identified here settle in cash, except that the PSUs of Mr. B. Brown settle in shares of Ally common stock. For PSUs, the number assumes that the related performance goals are achieved at the target. For further information on all long-term incentive awards, refer to Compensation Discussion and Analysis—Ally’s Executive Compensation Program later in this proxy statement.

(b) The implied value was calculated by multiplying total beneficially owned shares of common stock and stock-settled units, stock-settled RSUs, and stock and cash-settled PSUs, by $37.59, which was the closing price of Ally common stock on March 14, 2024.

The CEO, all other Purview Executives, other specified business and enterprise-function leaders, and all directors, together in each case with their specified associated persons, are subject to personal-trading restrictions to further align the interests of management and directors with those of stockholders. Refer to Compensation Discussion and Analysis—Compensation Policies and Governance Practices—Anti-Hedging and Anti-Pledging Policies later in this proxy statement for more information.

2024 Proxy Statement • 36

Letter From the Compensation, Nominating, and Governance Committee

Dear Fellow Stockholders,

The Compensation, Nominating, and Governance Committee (CNGC) is committed to maintaining a compensation program that aligns with stockholder interests and incentivizes long-term value creation, while prioritizing the safety and soundness of Ally under a risk management framework appropriate for a regulated financial services company. Priority focus areas for the CNGC over the last year included:

•	Taking action to understand and respond to stockholder feedback following low support for last year’s say-on-pay proposal;

•	Supporting the CEO transition; and

•	Determining 2023 compensation outcomes taking into consideration the executive team’s execution against our long-term strategic priorities amid a fluid macroeconomic environment.

Stockholder Engagement and Responsive Actions

The CNGC was surprised by and disappointed in the say-on-pay result at our 2023 Annual Meeting after many years of strong stockholder support. In response, the CNGC initiated an expanded outreach to understand stockholders’ perspectives and motivations for their votes, with our Chair, Mr. Fennebresque, participating in a significant majority of these engagements. These conversations helped inform the CNGC’s actions, including the enhancement of this year’s CD&A disclosure to provide further transparency around how performance is evaluated and aligned with compensation.

During these engagements, we discussed how our scorecard supports our approach to incentive compensation, including emphasizing pay-for-performance while providing employees with incentives that appropriately balance risks and rewards consistent with maintaining the safety and soundness of Ally. While most stockholders indicated their support of our compensation practices, nearly all requested we provide increased transparency around the scorecard and how it supports compensation decisions. While investors shared different views on their preferred approach to disclosure, most focused on greater transparency around the factors the CNGC considers, as well as details that would allow them to assess the rigor of the program and how payouts align with Company and individual performance. As a result, we took the following actions beginning with fiscal 2023 compensation to increase the transparency of our approach:

•

Enhanced disclosure of the scorecard and the CNGC’s related processes to provide further transparency of the goals and objectives across each of the five scorecard pillars and the underlying metrics used to assess performance against the goals set at the beginning of the year;

•	Disclosed the target incentive opportunity for our NEOs and the cap on incentive payouts; and

•	Enhanced disclosure on what the CNGC considers in making compensation decisions.

Additional details relating to the scope of our stockholder engagement, feedback received, and our responsive actions are included under Stockholder Engagement and Responsiveness within the CD&A.

Supporting the CEO Transition and Continuity of Leadership

In October 2023, our former CEO, Mr. J. Brown, notified the Board of his decision to retire as CEO from Ally in early 2024. To promote continuity of the leadership team and facilitate a smooth transition, the CNGC approved certain awards for members of the leadership team. The CNGC viewed these awards as critical to the business since Ally’s long-term growth is dependent on our ability to attract and retain a core leadership team who has the experience and expertise necessary to navigate challenging business and economic environments. Details of these awards are described under 2023 Executive Transition and Business Continuity Awards within the CD&A. On March 27, 2024, we announced the appointment of Michael G. Rhodes as our next CEO. Michael will join Ally as CEO on April 29, 2024. We thank Ally’s senior leadership team, including Mr. Timmerman who assumed the role of Interim CEO, for their additional support during this transition period.

2024 Proxy Statement • 37

2023 Compensation Decisions Aligned to Performance

In approving incentive payouts for our named executive officers, the CNGC assesses Company and individual performance within the framework of our scorecard, which aligns with how we manage the business and seek to drive long-term value in a manner that considers safety and soundness and prudent risk management. When approving the 2023 scorecard at the beginning of the year, the CNGC considered baseline targets for each of our enterprise key metrics over a three-year strategic plan horizon. These targets and forecasts are based on a combination of market analysis—including taking into account the broader macro-economic environment and specifically the cumulative impact of rapidly rising interest rates and the continued normalization of credit losses, competitive benchmarking, execution capabilities, and stakeholder expectations. Despite lower year-over-year targets in certain areas, the established targets and actual performance in 2023 demonstrate steady execution that positions Ally for strong financial results over the strategic plan horizon. The 2023 performance against targets is particularly strong in the context of the macro-environment as CNGC set the targets before the regional banking crisis in March 2023. In determining payouts for each of our named executive officers at the end of the year, which ranged from 95% to 100% of target based on Company and individual performance against established goals and objectives, the CNGC considered Ally’s execution of its 2023 strategic plan though the challenging banking environment, which included:

•	the exhibition of strong operational growth,

•	maintaining customer trust and brand reputation in a tumultuous year for financial services, and

•	maintaining strong liquidity and capital positions.

While four of our five scorecard pillars were achieved at above-target, below-target performance on revenue resulted in funding the incentive pool slightly below target. Additional details can be found under 2023 Incentive Awards in the CD&A.

The CNGC believes that our executive compensation program incentivizes performance and is aligned with stockholder interests. Stockholder feedback was a key factor driving the enhancements within our CD&A and we are committed to the ongoing evaluation of our compensation program to ensure it continues to support accountability for performance and reflect stockholder input. We look forward to continued dialogue and encourage you to reach out with any questions or concerns related to our compensation program before making your voting decision.

On behalf of the entire Board, we thank you for your investment and support of Ally.

Sincerely,

Kim S. Fennebresque (Chair)

Mayree C. Clark

Franklin W. Hobbs

Marjorie Magner

2024 Proxy Statement • 38

Compensation Discussion

and Analysis

39	Compensation Discussion and Analysis

	41	Business Overview and Company Performance

	43	Compensation Foundation

	43	Stockholder Engagement & Response to 2023 Say-on-Pay

	45	Ally’s Executive Compensation Program

	48	2023 Performance Results and Compensation Decisions

	62	Assessing Compensation Competitiveness

	64	Compensation Policies and Governance Practices

	65	Other

	66	CNGC Report

66	Executive Compensation Tables

	66	Summary Compensation Table

	69	Grants of Plan-Based Awards

	70	Outstanding Equity Awards at Fiscal Year-End

	72	Options Exercised and Stock Vested

	72	Nonqualified Deferred Compensation

	73	Potential Payments Upon a Termination

	78	Pay Ratio

	79	Pay Versus Performance

Named Executive Officers

Our Compensation Discussion and Analysis (CD&A) describes our executive compensation philosophy and program as reported in the executive compensation tables that follow, which provide information relating primarily to compensation decisions for the following 2023 named executive officers (NEOs) of the Company(a):

JEFFREY J. BROWN Former Chief Executive Officer	RUSSELL E. HUTCHINSON Chief Financial Officer	DOUGLAS R. TIMMERMAN Interim Chief Executive Officer and President, Dealer Financial Services	DIANE E. MORAIS President, Consumer & Commercial Banking	JASON E. SCHUGEL Chief Risk Officer

(a) Bradley J. Brown, former Interim Chief Financial Officer and current Corporate Treasurer, and Scott A. Stengel, former General Counsel, were also NEOs for 2023.

2024 Proxy Statement • 39

Leadership Changes

The following summarizes recent leadership changes, with additional detail on 2023 compensation as described in this CD&A. The Board has been actively involved in the succession process and has taken action to ensure continued execution of Ally’s strategy by the leadership team. This has resulted in the CNGC approving compensation deemed critical to address turnover in a competitive market, to compensate individuals for an increased scope in responsibilities, to retain key talent, and to ensure continued focus on the business.

•

In October 2023, Mr. J. Brown provided notice to the Board of his intent to retire as CEO from Ally in January 2024. Mr. J. Brown continued to receive his annual salary through his retirement and was eligible for his 2023 annual incentive compensation award. Mr. J. Brown did not receive incentive compensation for 2024 or any additional compensation in connection with his retirement.

•

On January 12, 2024, the Board appointed Mr. Timmerman as Interim CEO effective February 1, 2024, to lead Ally until the new CEO is in place. The CNGC determined not to provide additional one-time compensation to Mr. Timmerman for his service as interim CEO in part because of the retention award he received in October 2023 to support the CEO transition. His performance as interim CEO will be reflected in his 2024 annual incentive, which cannot exceed 200% of his target incentive

•	In December 2023, Mr. Stengel provided notice of his resignation as General Counsel. He did not receive a 2023 annual incentive award and all his outstanding equity awards were forfeited.

•

In July 2023, Mr. Hutchinson joined Ally as CFO from Goldman Sachs, where he was COO of the mergers and acquisitions franchise and a senior M&A banker in Global Banking and Markets. Mr. Hutchinson had previously worked on Ally’s initial public offering while at Goldman Sachs and has deep familiarity with the Ally business and management team. At that time, Mr. B. Brown, who had been serving as Interim CFO, stepped down from the role and continues to serve as Corporate Treasurer. Upon joining Ally, Mr. Hutchinson received a cash award and equity grant representing the economic equivalent of what was necessary to make Mr. Hutchinson whole on awards that were forfeited from his previous employer.

On March 27, 2024, we announced the appointment of Michael G. Rhodes as our next CEO. Mr. Rhodes will join Ally as CEO on April 29, 2024. Mr. Rhodes has more than 25 years of experience in the financial services industry and most recently served as the Chief Executive Officer and President of Discover Financial Services. Mr. Rhodes will participate in Ally’s incentive compensation programs for 2024 on the same terms as other executives, and upon joining Ally, will receive a one-time cash and equity award to make him whole for certain compensation he is forfeiting or otherwise foregoing from his prior employer.

In addition, Ms. Morais, President of Consumer and Commercial Banking, provided notice of her intent to retire after more than 15 years of leadership and service with Ally. Ms. Morais will remain with Ally through July 1, 2024, under a transition agreement, as the Board determined it was critical to retain her leadership through the first half of 2024. Under the transition agreement, Ms. Morais’ salary and incentive compensation for 2024 will be prorated for her time in her current role, and she will receive a one-time cash payment of $2.5 million in July 2024 to retain her through the first half of the year. Her retention is critical to support a smooth CEO transition as well as the transition of key strategic, financial, and operational initiatives supporting the overall growth of the Consumer and Commercial Banking business—including a consumer value proposition launch and innovative enhancements to the suite of consumer offerings. Ms. Morais will not receive severance upon her retirement.

Further details on awards made in connection with these leadership transitions can be found under 2023 Executive Transition and Business Continuity Awards later in this CD&A.

2024 Proxy Statement • 40

Defined Terms in the CD&A

AIP	Annual Incentive Plan	NEO	Named Executive Officer

CNGC	Compensation, Nominating, and Governance Committee	OCI	Other Comprehensive Income

EPS	Earnings Per Share	O/S	Outstanding Shares

ESG	Environmental, Social, and Governance	PSU	Performance Stock Unit

ERG	Employee Resource Group	RSU	Restricted Stock Unit

GAAP	Generally Accepted Accounting Principles	ROTCE	Return on Tangible Common Equity

ICP	Incentive Compensation Plan	TSR	Total Stockholder Return

MRT	Material Risk Taker	TSV	Total Stockholder Value

		YoY	Year over Year

Business Overview and Company Performance

Our Business

Ally Financial Inc. (NYSE: ALLY) is a financial services company with the nation’s largest all-digital bank and an industry-leading auto financing business, driven by a mission to “Do It Right” and be a relentless ally for customers and communities. The Company serves approximately 11 million customers through a full range of online banking services (including deposits, mortgage, and credit card products) and securities brokerage and investment advisory services. The Company also includes a robust corporate finance business that offers capital for equity sponsors and middle-market companies, as well as auto financing and insurance offerings.

Our Strategic Priorities

Our long-term strategic priorities, which we believe support driving value for all stakeholders, are centered around the ideas reflected below.

1.	Differentiate our company as a relentless ally for financial well-being for consumer and commercial customers.

2.	Leverage our “Do it Right” culture to drive enhanced value for our customers, communities, employees, and stockholders.

3.	Grow and diversify our leading auto, insurance and digital-bank platforms through increased scale and expanded product solutions to meet customer needs.

4.	Drive ongoing customer growth and relationship deepening.

5.	Operate under efficient, disciplined risk management and capital allocation approaches.

6.	Out-execute our competition and create differentiated advantages through continuous investment and evolution among our leading experiences, products and brand.

7.	Deliver long-term value through sustainable financial results and stockholder returns.

Within our Automotive Finance and Insurance operations, we are focused on strengthening our network of dealer relationships and pursuing digital distribution channels for our products and services while maintaining an appropriate level of risk appetite. Within our other banking operations, including Mortgage Finance and Corporate Finance, we seek to expand our consumer and commercial banking products and services while providing a high level of customer service. We continue to focus on growing our customer base, deepening the relationships with existing customers and prudently growing deposit balances as part of our overall funding strategy. At Ally Invest, we seek to augment our securities-brokerage and investment-advisory services to more comprehensively assist our customers in managing their savings and wealth. Additionally, we acquired Fair Square Financial in December 2021, which included a scalable, digital-first credit card platform, and features leading-edge technology and a proprietary, analytics-based underwriting model. We believe Ally Credit Card enhances our ability to grow and deepen both new and existing customer relationships.

2024 Proxy Statement • 41

Financial and Operational Performance Highlights

In 2023, Ally delivered solid operational and financial results against a fluid backdrop and significant change. We believe that our “Do It Right” culture is a competitive advantage and that remained a top priority for the Board and our leadership team. We took care of our employees, who in turn took care of our customers and communities, driving long-term results for our stakeholders despite significant headwinds. We focused on delivering differentiated offerings for our consumer and dealer customers and deepening those relationships, which resulted in momentum across our businesses by maintaining market-leading positions in our established franchises. Within Dealer Financial Services, $40 billion of consumer auto originations were sourced from a record 13.8 million applications. Within Ally Bank, customers grew by a record 359 thousand driving retail deposit growth in every quarter of 2023, strengthening our consumer-oriented deposits franchise, which is approximately 92% FDIC insured as of December 31, 2023. We continued to weather the impacts from tightening monetary policy with dynamic capital and disciplined risk management.

We remain focused on capital optimization and are taking actions to generate capital to be redeployed into businesses or grow excess capital levels. In 2023, these actions included, but were not limited to:

•	An agreement to sell our point-of-sale financing business, Ally Lending

•	Deconsolidation of retail auto loans through securitization transactions in the capital markets

•	Curtailment of originations in certain asset classes to mitigate risk by eliminating underperforming segments

•	A reduction in force, generating savings in 2023 and future periods

•	Optimization within the investment securities portfolio to mitigate future volatility to tangible book value

These actions are a result of thoughtful and strategic planning, and in total generated meaningful capital, positioning Ally to continue driving long-term value for stockholders.

In 2023, we continued to execute against our long-term strategic priorities, resulting in the following financial and operational metrics. Key financial metrics for 2023 include:

•	Adjusted EPS of $3.05(a)

•	Core ROTCE of 11.5%(a)

•	Net revenues of $8.2 billion and a net interest margin (excluding OID) of 3.35%(a)

•	Total adjusted net revenue of $8.2 billion(a)

•	Provision expense of $2.0 billion; consolidated net charge off rate of 1.36%; retail auto net charge off rate of 1.77%

•	Operating expenses of $4.9 billion(a)

•	Core pre-tax income of $1.2 billion(a)

Key operational metrics for 2023 include:

•	Within Auto Finance, consumer originations of $40 billion, sourced from a record 13.8 million applications

•	Insurance earned premiums reached $1.3 billion, the highest level since our initial public offering in 2014

•

Within Ally Bank, achieved $142 billion of retail deposits from 3 million retail customers; demonstrated record growth in net new deposit customers and retail deposit growth in every quarter of 2023; drove full-year retail deposit growth of $4.6 billion

•	Corporate Finance achieved core pre-tax income of $306 million(a), the highest since our initial public offering, and 25% return on equity

(a) This is a non-GAAP financial measure. Refer to Appendix A for applicable definitions and reconciliations.

2024 Proxy Statement • 42

Compensation Foundation

Compensation Principles

Ally’s executive compensation philosophy is grounded in the core principles of aligning with stockholders, incentivizing performance, balancing risk, being market competitive, retaining key talent, and evaluating performance holistically. Ally’s executive compensation program balances multiple stakeholder views through a philosophy driven by strong governance aligned to the core principles summarized below.

Compensation Principles		Principles in Action

Align with Stockholders	Our compensation program is designed to drive long-term value creation for our stockholders, with pay outcomes aligned to performance	• Majority of executive compensation is awarded in long-term equity in the form of time-based RSUs and performance-based PSUs • Measure PSU performance based on ROTCE and relative TSR

Incentivize Performance	Provide appropriate short- and long-term incentives based on individual, business, and Company performance	• Scorecard informs overall incentive compensation funding and informs individual NEO compensation decisions • Incentives paid have direct alignment to performance management and achievements

Balance Risk	Encourage prudent, but not excessive, risk taking

•   Conduct annual control function reviews

•   “Loss-trigger” reviews for NEOs

•   Majority of compensation is long-term and deferred

•   Other risk-balancing features: compensation recoupment and stock ownership requirements

Be Market Competitive	Provide a total compensation opportunity competitive with market practice and reflective of the responsibilities of the role	• Benchmark compensation levels to peer companies and companies with which we compete for talent

Retain Talent	Encourage the retention of key executives	• Market competitive target compensation • Balance between short-term and long-term incentive compensation

CNGC Informed Judgment	Evaluate Company and individual performance to a scorecard and pre-established goals and objectives using informed judgment to assess performance for the year

•   Conduct a holistic review of the performance year and apply informed judgment by considering performance outcomes to the scorecard while factoring in all known information at the end of the performance period

Stockholder Engagement and Response to 2023 Say-on-Pay

At our 2023 Annual Meeting, the say-on-pay proposal received 52% support, after receiving support above 90% each year since our initial public offering in 2014. The CNGC was disappointed by this low level of support and directed management to conduct extensive outreach to understand stockholders’ perspectives and determine what actions could be taken to address their concerns. As part of these engagements, we also discussed and sought stockholder feedback on Board composition and our governance practices.

Following the 2023 Annual Meeting, we contacted stockholders representing 58% of shares outstanding and the leading proxy advisory firms for engagement. Ally met with each stockholder who accepted our engagement request, representing 36% of our shares outstanding. Mr. Fennebresque, the CNGC Chair, participated in engagements with investors representing 33% of our shares outstanding and in the meetings with the leading proxy advisory firms. Our outreach and engagement meetings included stockholders who had supported the say-on-pay proposal as well as those who voted against it in 2023.

2024 Proxy Statement • 43

2023 Outreach and Engagement

Note: Represents reported holdings as of time of engagement.

The discussions regarding our executive compensation program included open dialogue regarding the unique dynamics of our business and the industry in which we operate. There was broad understanding that a thoughtful and differentiated approach to compensation, rather than a fully formulaic approach, was appropriate and common among regulated financial institutions. Stockholders were largely supportive of Ally’s scorecard approach to incentive compensation. However, nearly all indicated a preference for further transparency regarding the CNGC’s process for setting and assessing goals and objectives and for determining compensation. In response to this feedback, we have taken the actions summarized in the table below beginning with 2023 executive compensation.

What We Heard From Stockholders	Ally Actions Taken in Response

Requested enhanced disclosure of the scorecard; examples provided included: rationale for metric selection, weightings for the financial and strategic components, backwards looking performance goals, how the CNGC assesses performance relative to established goals, and further transparency on how incentive payout decisions align to performance

We significantly enhanced our disclosure of the scorecard and the CNGC’s related processes including:

•   Disclosed weightings for the financial and strategic components of the five scorecard pillars:

– 60%: Key Financial Metrics & Business Indicators

– 40%: Risk Indicators, Consumer Indicators, & Cultural Indicators

•   Disclosed the goals and objectives and priority performance indicators for each of the five scorecard pillars

•   Disclosed the scorecard, including targets and assessment of overall achievement relative to target, for each of the five scorecard pillars

•   Enhanced disclosure regarding the rigorous process the CNGC undertakes to set performance goals and targets at the beginning of the year and assess performance at the end of the year to determine incentive payouts

•   Enhanced disclosure of CNGC considerations in determining incentive compensation for each NEO

See pages 45-58 for more details

Expressed interest in understanding the target incentive opportunity for our NEOs to contextualize their payouts	• Disclosed target incentive opportunities for our NEOs See pages 50-51 for more details

Sought information as to the target and maximum incentive payout

•   Added disclosure that our overall incentive pool continues to be capped at 200% of funding target

•   Disclosed NEO target incentive as well as our cap on NEO incentive compensation at 200% of individual target

See page 45 for more details

2024 Proxy Statement • 44

What We Heard From Stockholders	Ally Actions Taken in Response

Expressed a preference for a higher portion of our CEO’s compensation to be in the form of long-term equity

•   The CNGC structured our incoming CEO’s incentive compensation to be more heavily weighted in long-term equity compared to our former CEO. Specifically, 70% of his incentive compensation is in the form of equity and 30% is cash (compared to a 65% equity/35% cash split for our former CEO).

Additionally, the CNGC increased the portion of our CEO’s equity that is performance-based such that 60% is awarded in PSUs and 40% in RSUs (compared to a 50% PSU/50% RSU split for our former CEO).

See page 60 for more details

Requested disclosure regarding the rationale for any increases in base salary for our NEOs	• Committed to provide disclosure regarding the rationale for any future increases to the base salaries of NEOs See page 48 for details on NEO salaries

Emphasized the importance of robust disclosure particularly for any changes to the program or for awards made outside of the program

•   CNGC provided robust disclosure regarding the retention awards granted in October 2023

•   CNGC commits that it will issue retention awards only in very limited circumstances, and going forward any such awards will be at least majority performance based. The rationale for any such awards will be clearly disclosed

See pages 59-60 for more details

Expressed a preference to eliminate the ability to grant exceptions from our anti-hedging and anti-pledging policies	• Revised our anti-hedging and anti-pledging policies to eliminate our ability to grant exceptions

Ally’s Executive Compensation Program

Scorecard Process for Assessing Performance and Informing Compensation

Ally’s executive compensation program is designed to have a strong link between pay and performance, with a substantial emphasis on long-term performance to align with stockholder interests. In designing the program and setting target compensation for our NEOs, the CNGC considers a multitude of factors including individual performance, internal pay equity, input from our compensation consultant on market data and trends with a focus on our peer group and companies with which we compete for talent, roles and responsibilities, and stockholder feedback. The CNGC annually reviews the compensation of all NEOs for market competitiveness and alignment with the individual’s level of experience, expertise, and responsibility.

The CNGC uses a scorecard approach to establish performance expectations, assess performance, and inform compensation decisions to ensure incentive compensation drives performance in a manner that prioritizes safety and soundness and appropriately manages risk, which is essential to long-term value creation in highly regulated financial institutions. The scorecard consists of five pillars, which include key financial metrics, business indicators, risk management indicators, consumer indicators, and cultural indicators. Each pillar includes established objectives and measures and the pillars are weighted in a way that prioritizes “the what” (inclusive of the financial metrics and business indicators) while balancing “the how” (inclusive of the risk management, consumer, and cultural indicators). The CNGC believes this holistic approach to determine total incentive compensation is appropriate as it provides flexibility to navigate the dynamics of a fluid macro-economic environment while incentivizing NEOs to focus on risk management and execution of our long-term strategic priorities.

At the beginning of each year, the scorecard is created to align with and support the business plan approved by the Board. The CNGC establishes quantitative and qualitative objectives and measures across each of the five scorecard pillars. The CNGC periodically reviews enterprise performance against the scorecard, including at the end of the year. The final scorecard review informs determination of the incentive compensation pool, which is capped at 200% of the funding target. The CNGC then reviews each NEO’s individual performance against the pre-established goals together with the NEO’s self-assessment, a leader assessment, and input from control functions to determine the executive’s total incentive compensation for the year, subject to a cap of 200% of the NEO’s target incentive. Through this approach, we believe that incentive compensation for each NEO appropriately reflects their contribution to the company’s performance and their management of risk.

2024 Proxy Statement • 45

The below graphic provides an overview of the robust process the CNGC follows to develop the scorecard and assess performance.

1

Establish performance goals & set total incentive targets at beginning of the year

A scorecard is created at the beginning of the year in line with the business plan approved by the board. Performance goals are then established for each executive. Scorecard and performance goals focus on five key pillars:

- **Financial**
- **Consumer**
- **Business**
- **Cultural**
- **Risk**

2

Evaluate relative & absolute performance at the end of the year

At the end of the year, the CNGC reviews enterprise performance against the scorecard. The CNGC reviews each executive's performance against the goals together with a self-assessment, a leader-assessment, and input from control functions

3

Compensation decisions

CNGC determines compensation

- **Review individual performance objectives and goals**
- **Review input and recommendations**
- **Control Function Reviews and Input**
- **Review market data comparisons to peers and other companies in which we compete for talent**

4

Pay delivery

Each employee receives compensation based on the formulaic cash/equity split

- **CEO – 35% / 65%**
- **NEOs – 40% / 60%**

Review third party feedback & market trends throughout cycle

The CNGC follows the following processes:

- Reviews & considers third party feedback on our compensation programs
- Engages with stockholders for feedback and to ensure program alignment to stockholder objectives & concerns
- Receives regular updates from FW Cook on subjects that may impact compensation decisions

2024 Proxy Statement • 46

Elements of Compensation

Ally’s executive compensation program consists of a fixed base salary and at-risk incentive compensation designed to incentivize performance by aligning compensation to the achievement of performance metrics and strategic objectives outlined in the scorecard. Once approved, each NEO’s total incentive compensation is allocated across annual cash incentive, PSUs, and RSUs, according to a formulaic mix that is significantly weighted towards long-term compensation. In 2023, the CEO’s incentive was allocated 35% annual cash incentive and 65% long-term incentive award, comprised 50% of PSUs and 50% of RSUs. For all other NEOs, the incentive is allocated 40% annual cash incentive and 60% long-term incentive award, comprised 50% of PSUs and 50% of RSUs. These awards are made within two months after the performance year has concluded.

To further incentivize long-term performance, the PSUs are subject to the achievement of additional long-term performance goals. The grant date fair value of PSUs is set as an allocation of the total incentive, which is determined by annual performance relative to the scorecard. The ultimate value received from the portion of the incentive that is allocated to PSUs is based on the level of attainment of the performance goals over an additional three-year performance period. For PSUs and RSUs, any dividends declared over the vesting period are accumulated and paid at or after the time of settlement. A graphical overview of the compensation elements and scorecard approach is provided below.

2024 Proxy Statement • 47

2023 Performance Results and Compensation Decisions

Base Salary

The table below provides an overview of the base salaries of the NEOs. As part of its review as described above, in March 2023, the CNGC made a market adjustment to Mr. B. Brown’s base pay to reflect the responsibilities of the role.

The CNGC did not make any changes to 2024 base salaries.

NEO	Annual Cash Base Salary 2022 ($)	Annual Cash Base Salary 2023 ($)	Change Yoy (%)	Annual Cash Base Salary 2024 ($)	Change Yoy (%)

Jeffrey J. Brown	1,000,000	1,000,000	—	1,000,000	—

Russell E. Hutchinson	n/a	750,000	—	750,000	—

Douglas R. Timmerman	750,000	750,000	—	750,000	—

Diane E. Morais	750,000	750,000	—	750,000	—

Jason E. Schugel	650,000	650,000	—	650,000	—

Bradley J. Brown	550,000	600,000	9%	600,000	—

2023 Performance and Incentive Awards

2023 Scorecard

At the beginning of 2023, the CNGC established the scorecard for the year based on the business plan approved by the Board. We have established baseline targets for each of our enterprise key performance indicators (KPIs) over a three-year strategic plan horizon. These targets and forecasts are based on a combination of market analysis, competitive benchmarking, execution capabilities, and stakeholder expectations. Targets and KPIs are assessed on an annual basis and the year-over-year decline in certain financial metrics was reflective of the broader macro-economic environment, specifically the cumulative impact of rapidly rising interest rates and the continued normalization of credit losses. Despite lower year-over-year targets in certain areas, the established targets and actual performance in 2023 demonstrate steady execution that positions Ally for strong financial results over the strategic plan horizon. Given the uncertainty in the macro environment, we have also developed alternate scenarios that contemplate a variety of interest rate environments and credit conditions. In addition, we monitor KPIs to manage to our risk appetite as set by the Risk Committee. These key performance indicators and targets are shared and reviewed regularly by the Board and were considered by the CNGC when approving the 2023 scorecard.

Ally achieved above-target performance in four of the five scorecard pillars—business, risk management, consumer and cultural – and performed below-target on certain key financial metrics. The 2023 performance against targets is particularly strong in the context of the macro-environment as the CNGC set the targets prior to the regional banking crisis in March 2023. Given the heavier weighting the scorecard places on financial performance, the incentive pool was funded slightly below target. The 2023 scorecard and performance outcomes are shown below, followed by context for performance within each of the pillars that was considered by the CNGC in assessing overall achievement.

2024 Proxy Statement • 48

2023 Performance Scorecard

	Objectives & Measures	2022 Actual	2023 Actual	2023 Target	Status	Overall Achievement	Weighting
	Improve financial results & shareholder returns						Combined 60% (The What)
Key Financial Metrics	Total Adjusted Revenue ($B)[(a)]	$8.7	$8.2	$8.3 - $8.5	○	Below Target	
	Consolidated Net Charge-off %	0.74%	1.36%	1.2% - 1.6%	◉		
	Operating Expenses ($B)	$4.6	$4.9	$4.9	◉		
	Core Pre-tax Income ($B)	$2.7	$1.2	$1.1 - $1.8	◉		
	Continue to grow and diversify by scaling up existing business and launching more solutions that our customers want						
Business Indicators	Consumer Auto Originations ($B)	$46.4	$40.0	$43.0	◉	Above Target	
	Insurance Written Premium Volume ($B)	$1.1	$1.3	$1.2	●		
	Total Deposits Primary Customers (MM)	2.7	3.0	3.0	●		
	CF HFI Outstandings ($B)	$10.1	$10.9	$10.3	●		
	Remain prudent in accepting risks and continue to invest in resources that proactively identify, assess and manage them						Combined 40% (The How)
Risk Indicators	Technology & Cyber Risk Management Index	1	1	Index 1-3	●	Above Target	
	Total Available Liquidity ($B)	$40.5	$63.5	~$41	●		
	Common Equity Tier 1	9.3%	9.4%	9.0%	●		
	AOCI (after tax) ($B)	($4.1)	($3.8)	($4.1)	◉		
	Drive purpose and differentiate Ally as a relentless ally for financial well-being for consumer and commercial customers						
Consumer Indicators	Brand Awareness	53%	55%	≥ 50%	●	Above Target	
	Customer Satisfaction	85%	88%	≥ 80%	●		
	Reputation Score	69.2	68.4	≥ 69	○		
	Deposit Retention	96%	96%	≥ 94%	◉		
	Ensure our culture remains aligned with relentless focus on customers, communities, employees, and shareholders						
Cultural Indicators	Voluntary Attrition	12%	9%	12%	●	Above Target	
	Employee Sense of Inclusion/Belonging	90th	90th	75th	●		
	Employee Engagement	90th	90th	75th	●		

● Above Target

◉ Target Achieved

○ Below Target

2023 Performance Relative to Scorecard

The year of 2023 was one of significant change, and Ally delivered solid operational and financial results against a fluid backdrop. We believe that our “Do It Right” culture is a competitive advantage and that remained a top priority for the Board and our leadership team. We took care of our employees, who in turn took care of our customers and communities, driving long-term results for our stakeholders despite significant headwinds. We focused on delivering differentiated offerings for our consumer and dealer customers and deepening those relationships, which resulted in momentum across our businesses and maintaining market leading positions in our established franchises.

2024 Proxy Statement • 49

The below provides additional detail on Ally’s performance across each of the five scorecard pillars and highlights how the measures support our strategic objectives.

•

Key Financial Metrics: We continued to face headwinds from sustained high short-term interest rates pressuring our net interest margin. While we did not meet our total adjusted revenue goals, we achieved core pre-tax income within the low end of our target range and delivered on our expense targets through thoughtful planning and ongoing actions to drive long-term stockholder value.

•

Business Indicators: Our Dealer Financial Services business demonstrated the value of our strength and scale in the marketplace as we saw a record 13.8 million consumer auto applications that led to $40 billion of consumer auto originations with a 10.7% retail auto originated yield, roughly 250 basis points higher than the prior year. Consumer auto originations of $40.0 billion compared to the $43.0 billion target was an intentional and deliberate outcome that was aligned with a growing focus on capital optimization, evident in lower consumer auto application approval rates year-over-year (34% vs. 30% in 2022 and 2023, respectively). While consumer auto originations of $40.0 billion was below the $43.0 billion scorecard target, the CNGC assessed this as “above-target” performance given the operating environment and pending regulatory reform potentially impacting regulatory capital following the regional banking crisis. In addition, above-target Insurance written premium over $1 billion and record earned premium of $1.3 billion continued to grow durable fee revenue and evidence our unique dealer value proposition. Despite an extremely competitive environment for retail deposits, we delivered record net deposit customer growth and grew retail deposits in every quarter of 2023 to $142.3 billion while maintaining industry leading customer retention above 95%, demonstrating the strength and quality of our market-leading, consumer-oriented deposits franchise. Achieving 3 million primary deposit customers, while consistent with established scorecard targets, was a particularly strong result for Ally given the events of March 2023 which intensified competition for deposits. As such, the CNGC assessed this as “above-target” performance. Additionally, Corporate Finance steadily grew held-for-investment loans and continued to deliver strong returns in a challenging market backdrop.

•

Risk Indicators: The regional banking crisis of March 2023 highlighted the importance of liquidity, and we ended 2023 with $63.5 billion total available liquidity, roughly 5.5 times our uninsured deposit balances. Capital allocation is a top priority, and in 2023, we leaned into optimization with a focus on growing our highest returning and scaled businesses, while paring back in other areas to better serve our dealer and consumer customers and grow excess capital.

•

Consumer and Cultural Indicators: Our strong brand and culture weathered the challenges of 2023, and our scorecard achievement levels reflect that. We retained a high level of brand reputation through the March banking crisis and remain well-positioned in the industry while continuing to increase our customer satisfaction and brand awareness. We maintained our position as a progressive employer of choice with a strong culture as reflected in low attrition, engagement and belonging scores above the financial services benchmarks, and employee engagement in the top 10% of the global benchmark.

These achievements, in light of the challenging macro-environment, drove the CNGC’s incentive compensation decision to fund the incentive pool slightly below target.

2023 Incentive Awards

The CNGC determined incentive compensation would be paid below target for all NEOs except Mr. J. Brown and Mr. Hutchinson. Mr. J. Brown’s actual incentive compensation reflects the factors described above including performance outcomes against 2023 scorecard, his leadership in navigating an unexpected banking crisis and challenging interest rate environment, his willingness to provide four months transition period, and other factors. Mr. Hutchinson was paid out at target based on his contributions in role and mid-year hiring, while also considering forfeiture of his incentive opportunity at Goldman Sachs due to his voluntary termination. Additional factors considered in approving each NEO’s incentive compensation can be found in the 2023 Individual Performance and Compensation Decision section. The CNGC determined that each NEO’s target incentive will remain flat for 2024.

2024 Proxy Statement • 50

The following table provides detail on 2023 total incentive compensation, which is then allocated to annual cash incentive, RSUs, and PSUs per a formulaic mix. All dollar values below represent $ millions.

Name	Role	2023 Target Incentive Compensation	2023 Actual Incentive Compensation	2023 % of Target	2024 Target Incentive Compensation

Jeffrey J. Brown (a)	Former CEO	12.5	12.5	100%	n/a

Russell E. Hutchinson	Chief Financial Officer	4.5	4.5	100%	4.5

Douglas R. Timmerman	Interim CEO and President, Dealer Financial Services	4.0	3.9	97%	4.0

Diane E. Morais	President, Consumer & Commercial Banking	3.8	3.7	97%	3.8

Jason E. Schugel	Chief Risk Officer	1.9	1.8	95%	1.9

Bradley J. Brown	Treasurer	1.5	1.4	95%	1.5

Scott A. Stengel (b)	Former General Counsel	2.0	—	0%	n/a

(a) For Mr. J Brown, target incentive compensation was set relative to his prior year incentive compensation.

(b) Mr. Stengel forfeited his incentive compensation in connection with his resignation from the Company effective December 22, 2023.

2024 PSUs

The PSUs granted to our NEOs in 2024 were awarded based on incentive allocation for 2023 performance. The 2024 PSUs vest following a three-year performance period based on achievement of Core ROTCE (excluding OCI) and a relative TSR performance modifier. The CNGC believes that these two metrics align executive compensation with the Company’s operating performance, risk appetite, and long-term stockholder returns, while providing for a potential payout adjustment based on the Company’s TSR performance against its compensation peer group. The CNGC establishes threshold, target, and maximum goals, along with TSR performance modifier thresholds, that appropriately challenge management and align with stockholder priorities. The following table provides additional information considered by the CNGC in selecting each performance metric.

PSU Metric	Weight	Reason for Inclusion

Core ROTCE (excluding Other Comprehensive Income (OCI)) (a)	100%	A performance metric widely used in the banking industry that incentivizes management to effectively allocate capital and produce an appropriate return on stockholder’s equity. Core ROTCE, and the incorporated adjustments, provides a clear view of the underlying operational performance of the Company by excluding non-recurring or unique items which may impact the P&L but don’t convey the ongoing financial results of the Company. The metric aligns with what is provided to investors during quarterly earnings releases and highlighted across earnings documents.

Relative TSR	Modifier	Intended to align the interests of management with stockholders by incentivizing performance that results in stockholder returns that are favorable to our compensation peer group

(a) This is a non-GAAP financial measure. Refer to Appendix A for applicable definitions and reconciliations.

2024 Proxy Statement • 51

Under the Incentive Compensation Plan which governs our PSUs, the CNGC may exclude from Core ROTCE the impact of designated items so the performance reflects the underlying operational execution of management and payout levels are not artificially inflated or impaired by factors not reflective of ongoing operation of the business. For the 2023 PSU awards, the Core ROTCE calculation excludes the impact of accumulated OCI from the denominator of the calculation to remove the impact of potential volatility. The CNGC believes that removing accumulated OCI from the denominator of Core ROTCE is appropriate given the impacts are not reflective of the Company’s earnings and sustainable return profile, and it more closely aligns with stockholders’ assessment of the Company’s financial performance. Refer to Appendix A of this proxy statement for details on additional designated items.

2023 Individual Performance and Compensation Decisions

The compensation decision tables that follow are meant to provide insight into the individual contributions each NEO made to the scorecard objectives which the CNGC considered in determining incentive compensation. The tables are not meant to be substitutes for the Summary Compensation Table set forth later in this proxy statement but are provided to show the individual contributions of each NEO to the scorecard objectives and the individual compensation approved by the CNGC for the NEOs’ performance for 2023.

The values and other information in these tables differ from those shown in the Summary Compensation Table due to SEC rules requiring that equity-based awards be reported based on the year of grant rather than the service year to which they relate. Accordingly, the PSUs and RSUs reflected in the following tables will be reported in next year’s Summary Compensation Table, as they were effective or granted in 2024. The value of PSUs assume that the related performance goals are achieved at the target. For further information on all long-term incentive awards, refer to Ally’s Executive Compensation Program—Elements of Compensation earlier in this CD&A.

2024 Proxy Statement • 52

JEFFREY J. BROWN, Former Chief Executive Officer

Highlights of performance and assessment of pay rationale.

- Under Mr. Brown's leadership, every business and function made meaningful contributions despite headwinds and external environment
- Ensured deposit stability and strong customer retention leading to overall financial health for Ally
- Continued to lead strong "Do it Right" culture, resulting in Ally being named a Fortune 100 Best Companies to Work For

The following table describes key highlights of achievements across the 2023 scorecard's key pillars:

	Company-wide performance	Individual performance
Financial and Business	• Delivered solid 2023 business performance in a challenging environment across our leading auto, insurance, and digital bank platforms: - Full-year Adjusted EPS[(a)] of $3.05 - Core ROTCE[(a)] of 11.5%, Adjusted Total Revenue[(a)] of $8.2 billion - Consolidated Net Charge-offs of 1.36% - Operating Expenses of $4.9B - Core Pre-tax Income of $1.2B - CET1 Capital Ratio of 9.4%	• Delivered value for stockholders, such as paying four quarterly common dividends totaling $1.20 per share, consistent with the prior year • 2023 stock price appreciation of 43%, relative to KBW Bank Index appreciation of -5%
Risk	• Remained prudent in accepting risks and continued to maintain a focus on driving risk culture, including enhanced controls and a matured risk management framework • Achieved or exceeded risk indicator targets including: - Total Available Liquidity $63.5B - Common Equity Tier 1 9.4% - AOCI (after tax) ($3.8B)	• Demonstrated dedication to technology and cyber security risk through consistently strong results in risk management indices • Achieved operational carbon neutrality for our Scope 1 and 2 emissions for the third straight year, and earned third-party limited assurance verification of 2022 greenhouse gas emissions
Consumer	• Maintained the scale of our Dealer Financial Services business by supporting 22,000 dealer relationships with strong engagement • Decisioned a record 13.8 million consumer applications which enabled $40 billion of consumer auto originations • Maintained 11 million customers across all of Ally's business lines with 96% deposit retention though the March banking crisis and an 88% customer satisfaction score	• Leveraged our differentiated award-winning platforms to increase proportion of multi-product customers, with 10% of Deposit customers also being customers of at least one other consumer line of business • Improved Brand Awareness and overall Customer Satisfaction YoY • Maintained positive brand reputation – which stands above financial services category competition for the year – bucking industry trends in a tumultuous year for financial services • Advanced 50/50 pledge to reach equal spending in paid advertising across women's and men's sports, reaching 45% in 2023
Cultural	• Advanced our culture by placing in the top 10% of global workplaces for employee engagement for the 4th consecutive year, as measured by a third-party provider • Named a Fortune 100 Best Companies to Work For in addition to other significant national recognition while maintaining a strong high-performer retention rate of 94% and better-than-benchmark annualized voluntary attrition of 9% • Nurtured an environment of inclusiveness & belonging as evidenced by a belonging score of 80 – exceeding top 10% & industry benchmarks and ERG membership rate of 59% – and increased POC and female representation YoY in managerial levels and in aggregate	• Announced #OwnIt2024 – the 5th straight year every active, regular Ally employee will receive 100 shares of Ally common stock • Introduced Mentally Fit, our new mental health benefit which offers up to 16 free counseling sessions for all employees, dependents, and household members each year • Hosted our fifth annual Moguls in the Making competition for 60 HBCU students with the Thurgood Marshall College Fund and the Sean Anderson Foundation • Supported our communities through 60,000+ employee volunteer hours and $1.9 million to match employee hours and donations given to local nonprofit organizations • Provided financial support of $24.8M in grants, sponsorships, mission-related investments, and program-related investments

Base Salary
7%
RSU
30%
Total Compensation Mix
32%
Annual Incentive
30%
PSU
Long Term Incentive Awards

Pay Element	Value ($)
Base Salary	1,000,000
Annual Incentive	4,375,000
PSU	4,062,500
RSU	4,062,500
Total Compensation	**13,500,000**

Total Compensation Awarded

$13.25MM
$13.50MM
TC Target: $13.50MM
2022
2023

2024 Proxy Statement • 53

2024 Proxy Statement • 54

Highlights of performance and assessment of pay rationale.

- Demonstrated exceptional leadership of Dealer Financial Services, representing 80% of Ally's revenue in 2023, while continuing to enhance our already strong dealership relationships
- Operated with intense focus on core fundamentals – driving record consumer applications and optimizing risk-adjusted returns
- Drove accretive returns with SmartAuction, Insurance and Pass-through fee revenue strategies producing at record levels and positioned for ongoing strong success

The following table describes key highlights of achievements across the 2023 scorecard's key pillars:

Financial and Business

Company-wide performance

- Delivered solid 2023 business performance in a challenging environment across our leading auto, insurance, and digital bank platforms:
  - Full-year Adjusted EPS[a] of $3.05
  - Core ROTCE[a] of 11.5%, Adjusted Total Revenue[a] of $8.2 billion
  - Consolidated Net Charge-offs of 1.36%
  - Operating Expenses of $4.9B
  - Core Pre-tax Income of $1.2B
  - CET1 Capital Ratio of 9.4%

Individual performance

- Maintained #1 position as the Prime Auto Lender, Bank Floorplan Lender, and Bank Retail Auto Loans outstanding. Recognized as #1 in Dealer Satisfaction from J. D. Power.[b]
  - Delivered strong growth and momentum for the Dealer Financial Services business:
  - 13.8 million consumer auto applications driving $40 billion of originations
  - Retail auto originated yield of 10.7% (up 124 basis points YoY) with nearly 40% of volume within highest credit quality tier
  - Highest written insurance premiums of $1.3 billion since IPO
- Drove record high KPIs for Insurance including conquest volume, dealer retention, products sold per dealer, growth in active dealers, and garage written premiums

Risk

- Met guidance of 177bps full-year retail auto net-charge-offs
- Intentionally curtailed auto originations to support capital preservation
- Operated within material risk limits and consistent with regulatory guidance

Consumer

- Advanced relationships with key minority dealer association partners to train, promote and finance minorities in the auto finance market
- Maintained strong dealer engagement among our 22 thousand active dealer base with application engagement continuing to exceed the year-over-year pace of industry sales, enabling strong pricing and selective underwriting
- Continued momentum of pass-through programs to enhance value proposition to dealers and expand fee income for Ally
- Expanded auto application passthrough programs to more than 40 states nationwide, providing lending solutions to a more diverse customer base.
- Worked with our 22,000 dealer customers to address consumer demand for electric vehicles (EVs) and the associated infrastructure.
- Supported Insurance dealers to address an increase in vehicle thefts through services, resources and additional outreach.

Cultural

- Maintained Ally's position, internally and externally, as a progressive employer of choice with a very strong culture as reflected in organizational health metrics, including the following for our Dealer Financial Services Team:
  - Engagement score of 86 (in top 10% of Global benchmark)
  - Belonging score of 83 and inclusion score of 86 (both above Financial Services benchmark)
  - ERG membership rate of 58%
  - High performer retention rate of 97%
  - Annualized voluntary attrition of 8%
- Focused on leadership development, resulting in increased mobility rates and a higher percentage of positions filled by internal employees
- Expanded partnerships with diverse organizations and university resource groups to grow diverse pipeline and built campus strategy to cultivate Ally culture and establish brand at universities in key markets

(b) 'Prime Auto Lender' - Source: PIN Navigator Data & Analytics, a business division of J.D. Power. The credit scores provided within these reports have been provided by FICO® Risk Score, Auto 08 FICO® is a registered trademark of Fair Isaac Corporation in the United States and other countries. Ally management defines retail auto market segmentation (unit based) for consumer automotive loans primarily as those loans with a FICO® Score (or an equivalent score) at origination by the following: • Super-prime 720+, Prime 620 – 719, Nonprime less than 620 (2) 'Bank Floorplan Lender' - Source: Company filings, including WFC and HBAN. (3) 'Retail Auto Loan Outstandings' - Source: Big Wheels Auto Finance Data 2022. (4) '#1 Dealer Satisfaction among Non-Captive Lenders with Sub-Prime Credit' - Source: J.D. Power.

Base Salary
16%
RSU
25%
Total Compensation Mix
34%
Annual Incentive
25%
PSU
Long Term Incentive Awards

Pay Element	Value ($)
Base Salary	750,000
Annual Incentive	1,540,000
PSU	1,155,000
RSU	1,155,000
Total Compensation	**4,600,000**

Total Compensation Awarded

$5.25MM
$4.60MM
TC Target: $4.70MM
2022
2023

2024 Proxy Statement • 55

DIANE E. MORAIS, President, Consumer & Commercial Banking

Highlights of performance and assessment of pay rationale.

- Successfully led Consumer and Commercial Banking business through March banking crisis by leveraging core strengths of the franchise
- Generated strong growth across product suite, including record customer growth and industry-leading customer retention in deposits

The following table describes key highlights of achievements across the 2023 scorecard's key pillars:

Financial and Business

Company-wide performance

- Delivered solid 2023 business performance in a challenging environment across our leading auto, insurance, and digital bank platforms:
  - Full-year Adjusted EPS[a] of $3.05
  - Core ROTCE[a] of 11.5%, Adjusted Total Revenue[a] of $8.2 billion
  - Consolidated Net Charge-offs of 1.36%
  - Operating Expenses of $4.9B
  - Core Pre-tax Income of $1.2B
  - CET1 Capital Ratio of 9.4%

Individual performance

- Maintained position as the #1 largest all-digital direct U.S. bank with $142 billion in retail deposit balances, up $4.6 billion YOY, with approximately 92% FDIC insured
- Continued to diversify the balance sheet with steady asset and customer growth in the Corporate Finance, Ally Home, Ally Invest, and Ally Card businesses, while maintaining capital-allocation discipline
- Leveraged our award-winning platforms to increase proportion of multi-product customers, with 10% of Deposit customers also being customers of at least one other consumer line of business.
- Contributed to overall achievement of Core Pre-tax Income through $4.6 billion retail deposit growth YoY
- Increased to over 3 million retail deposit customers, spurred by record customer growth up 13% YoY
- Successfully executed last phase of credit card integration with nearly 1.4 million Ollo customers converting to Ally's digital experience
- Led process to sell Ally Lending, allowing us to allocate capital to our highest-returning businesses

Risk

- Continued to maintain a strong risk culture while driving monitoring and reporting and focus on controls and risk management efforts, including navigating the impact of the banking crisis and challenging interest rate environment
- Operated well within material risk limits and consistent with regulatory guidance

Consumer

- Maintained industry-leading customer retention and deposit retention
- Achieved Service Levels above target
- Increased overall Customer Satisfaction YoY
- Fully met Year 1 Community Reinvestment Act (CRA) strategic plan commitments
  - Deployed $1.3 billion in loans and investment, primarily benefiting low- and moderate-income individuals and communities
  - Included $71 million to minority- and women-led organizations to further our ongoing commitment to expanding capital access
- Launched Spending Buckets, a money management tool allowing customers to get to their bucket lists even faster and track savings progress
- Solidified our commitment to support people with disabilities by enhancing our customer websites in accordance updated Web Content Accessibility Guidelines (WCAG 2.2)

Cultural

- Maintained Ally's position, internally and externally, as a progressive employer of choice with a very strong culture as reflected in enterprise and individual organizational health metrics, including the following for our Consumer & Commercial Banking teams:
  - Engagement score of 82 (in top 10% of Global benchmark)
  - Belonging score of 78 and inclusion score of 82 (both above Financial Services benchmark)
  - ERG membership rate of 58%
  - High performer retention rate of 98%
  - Annualized voluntary attrition of 12%
- Increased Ally's profile by being named to the top 10 Most Powerful Women in Banking list by American Banker and recognized as Charlotte Business Woman of the Year
- Focused on leadership development program and recognition for employees and expanded Early Talent transformation efforts including rotational and intern programs

Base Salary
17%
RSU
25%
Total Compensation Mix
33%
Annual Incentive
25%
PSU
Long Term Incentive Awards

Pay Element	Value ($)
Base Salary	750,000
Annual Incentive	1,460,000
PSU	1,095,000
RSU	1,095,000
Total Compensation	**4,400,000**

Total Compensation Awarded

$4.65MM
$4.40MM
TC Target: $4.50MM
2022
2023

2024 Proxy Statement • 56

2024 Proxy Statement • 57

Highlights of performance and assessment of pay rationale.

- Balanced dual Interim CFO/Treasurer roles for nine months and led successful transition to incoming CFO
- Successful navigation of regional banking crisis – maintaining strong liquidity position, exercising access across all funding markets, balance sheet positioning, and retaining investment grade ratings
- Successful LIBOR transition and management of regulatory processes

The following table describes key highlights of achievements across the 2023 scorecard's key pillars. Note that due to the nature of Mr. Brown's role and the importance of his focus on financial management, his individual performance is not evaluated on the Consumer Indicators pillar.

Financial and Business

Company-wide performance

- Delivered solid 2023 business performance in a challenging environment across our leading auto, insurance, and digital bank platforms:
  - Full-year Adjusted EPS[(a)] of $3.05
  - Core ROTCE[(a)] of 11.5%, Adjusted Total Revenue[(a)] of $8.2 billion
  - Consolidated Net Charge-offs of 1.36%
  - Operating Expenses of $4.9B
  - Core Pre-tax Income of $1.2B
  - CET1 Capital Ratio of 9.4%

Individual performance

- Led Ally through the first half of 2023, amidst significant volatility, in dual role of CFO and Corporate Treasurer, and facilitated successful transition to Mr. Hutchinson mid-year
- Successfully completed six-year enterprise project to transition away from LIBOR

Risk

- Proactively navigated 2023 banking stress through quick activation of liquidity and capital contingency plans, heightened monitoring of markets, disciplined capital deployment, conservative liquidity positioning, and demonstration of access to all wholesale funding sources available to Ally
- Achieved or exceeded risk indicator targets including:
  - Total Available Liquidity $63.5B
  - Common Equity Tier 1 9.4%
  - AOCI (after tax) ($3.8B)
- Maintained investment grade ratings across all four ratings agencies

Cultural

- Maintained Ally's position, internally and externally, as a progressive employer of choice with a very strong culture as reflected in organizational health metrics, including the following for our Treasury team:
  - Engagement score of 86 (in top 10% of Global benchmark)
  - Belonging score of 81 and inclusion score of 84 (both above Financial Services benchmark)
  - ERG membership rate of 68%
  - High performer retention rate of 99%
  - Annualized voluntary attrition of 4%
- Increased Tier 1 diverse supplier spending by $41M
- Initiated sustainability ratings provider relationship to begin evaluating key third parties' sustainability performance within our supply chain
- Joined the Sustainable Purchasing Leadership Council, a global community of purchasers, suppliers, advocates, and experts dedicated to driving positive impact through the power of procurement

Long Term Incentive Awards
RSU
21%
PSU
14%
Base Salary
30%
Annual Incentive
35%
Total Compensation Mix

Pay Element	Value ($)
Base Salary	600,000
Annual Incentive	687,500
PSU	275,000
RSU	412,500
Total Compensation	**1,975,000**

Total Compensation Awarded

$2.50MM
$1.98MM
TC Target: $2.05MM
2022
2023

2024 Proxy Statement • 58

2024 Performance Scorecard

In response to stockholder feedback, the CNGC is committed to providing a consistent level of transparency regarding the scorecard on a go-forward basis. The 2024 scorecard follows the same structure as the 2023 scorecard detailed above, incentivizes the same objectives, and utilizes the same scorecard measures to drive stockholder value.

2023 Executive Transition and Business Continuity Awards

In 2023, the CNGC took the following compensation-related actions intended to ensure the continued execution of Ally’s strategy by the leadership team, to address turnover in a competitive market, compensate individuals for an increased scope of responsibility, retain key talent, and ensure continued focus on the business.

Executive Transitions

On July 3, 2023, Mr. Hutchinson joined Ally as CFO. As approved by the CNGC, in conjunction with starting as CFO, Mr. Hutchinson received a one-time cash award of $1,000,000 and a one-time equity grant in the form of RSUs with a grant date fair market value of $2,500,000, vesting one-third on the first anniversary of the grant date, one-third on the second anniversary of the grant date, and one-third on the third anniversary of the grant date, in each case, subject to continued employment. This grant represents the economic equivalent of what was necessary to make Mr. Hutchinson whole on awards that were forfeited from his previous employer.

Mr. B. Brown, Corporate Treasurer, served as Interim CFO until Mr. Hutchinson’s hire date. To compensate Mr. B. Brown for his increased scope of responsibility during this interim period, the CNGC approved a one-time award on March 7, 2023 in the form of RSUs with a grant date fair value of $750,000. The RSUs vest one-half on the second anniversary of the grant date and one-half on the third anniversary of the grant date, subject to continued employment.

Ms. Morais advised the Company of her intent to retire after more than 15 years of leadership and service with Ally. On November 28, 2023, Ally and Ms. Morais entered into a transition agreement to secure her leadership through July 1, 2024. The Board determined it was critical to retain Ms. Morais’ leadership through the first half of 2024. Under this agreement, Ms. Morais will continue to receive her current salary and remains eligible for equivalent benefits and perquisites until her departure and was eligible for her full year 2023 cash and equity incentive compensation based on 2023 performance. Ms. Morais’ incentive compensation for 2024 will equal one-half of her target incentive compensation, paid 40% in cash and 60% in RSUs that will vest in equal installments on each of the first three anniversaries of her retirement date. In addition, she will also receive a one-time cash payment of $2,500,000 in July 2024 to retain her through the first half of the year. Her retention is critical to support a smooth CEO transition as well as the transition of key strategic, financial, and operational initiatives supporting the overall growth of the Consumer and Commercial Banking business—including a consumer value proposition launch and innovative enhancements to the suite of consumer offerings. Ms. Morais will not be entitled to severance upon her retirement. The transition agreement also includes terms and conditions governing Ms. Morais’ provision of services to Ally until her departure, her general release of claims, her obligations of confidentiality and cooperation, and other customary provisions. Ms. Morais did not receive a separate retention award of RSUs as described below.

Retention Awards

On October 20, 2023, the CNGC approved a grant of RSUs to select executives in order to support business and leadership continuity during the transitional period of identifying and onboarding a new CEO. These awards were deemed critical to maintain continuity of the leadership team and maintain focus on the execution of Ally’s long-term strategic priorities. The awards were granted in the form of RSUs which vest one-third on the second anniversary of the grant date, and two-thirds on the third anniversary of the grant date, subject to continued employment. The retention awards granted to current NEOs are shown below, and further details are provided in the Grants of Plan-Based Awards table.

•

Mr. Timmerman, Interim CEO and President, Dealer Financial Services: 332,641 RSUs with a grant date fair value of $8,000,000. The value of this award reflects the criticality of Mr. Timmerman’s more than 30 years in the business and importance of maintaining approximately 22 thousand dealer relationships. At year-end 2023, Dealer Financial Services made up more than 60% of Ally’s total earning assets and during 2023 generated more than 80% of Ally’s total net revenue. Underpinning these financial metrics was solid operational execution over the past six years under Mr. Timmerman’s leadership. In 2023, the Auto Finance team decisioned 13.8 million consumer auto applications, or over $400 billion of potential volume, while only putting $40 billion on the balance sheet. The depth of application flow, driven by a multi-year effort to deepen dealer relationships, and selective decisioning allowed Ally to optimize risk-adjusted returns, driving long-term stockholder value. Within Insurance, $1.3 billion of earned premiums in 2023 was a record since our IPO, and written premiums were over $1 billion for the sixth year in a row. Insurance provides a durable revenue stream and diversifies Ally’s total net revenue with steady fee income. Continuing to leverage the synergies between Auto Finance and Insurance will allow Ally to protect and grow its market leading position in the industry. The CNGC determined not to provide additional one-time compensation to Mr. Timmerman for his service as interim CEO in part because of this retention award. His performance as interim CEO will be reflected in his 2024 annual incentive, which cannot exceed 200% of his target incentive.

2024 Proxy Statement • 59

•	Mr. Hutchinson, Chief Financial Officer: 72,766 RSUs with a grant date value of $1,750,000

•	Mr. B. Brown, Corporate Treasurer: 41,581 RSUs with a grant date value of $1,000,000

•	Mr. Schugel, Chief Risk Officer: 31,186 RSUs with a grant date value of $750,000

•	Mr. Stengel, General Counsel: 103,951 RSUs with a grant date value of $2,500,000. These awards were forfeited in connection with his resignation from the Company effective December 22, 2023

The CNGC views the granting of retention awards as a non-routine matter only to be done in extraordinary circumstances.

CEO 2024 Compensation and New Hire Award

On March 27, 2024, we announced the appointment of Michael G. Rhodes as our next CEO. Mr. Rhodes will join Ally as CEO on April 29, 2024 (Effective Date). Mr. Rhodes has more than 25 years of experience in the financial services industry and most recently served as the Chief Executive Officer and President of Discover Financial Services and President of Discover Bank, as well as a member of the Board of Directors of Discover Financial Services and Discover Bank. Mr. Rhodes’s compensation package includes: (i) an initial annual base salary of $1 million; (ii) a total target incentive opportunity for fiscal 2024 of $10.5 million, with the actual amount earned payable after the end of 2024 in the form of a cash incentive (30%) and equity-based awards (70%), with such equity awards consisting 60% of PSUs and 40% of time-based RSUs, each to be granted under the Ally Incentive Compensation Plan; and (iii) other employee benefits consistent with those provided to other similarly situated executives officers, including relocation benefits.

In addition, Mr. Rhodes will receive the following sign-on awards to make him whole for certain compensation he is forfeiting or otherwise foregoing from his prior employer in connection with his transition of employment:

•	a one-time cash award of $900,000, which must be repaid to Ally if his employment is terminated for cause or if he voluntarily resigns within the first 12 months of his employment; and

•

make-whole equity grants with an aggregate grant date value of $16.2 million, which will consist of (x) $4.2 million (at target) in PSUs that will be earned and will vest subject to the same terms and conditions as those PSUs granted to the other Ally named executive officers in 2024 and (y) $12 million in RSUs that will vest one-third on each of December 11, 2024, December 11, 2025 and December 11, 2026, subject to his continued employment on such date and which will otherwise be subject to the terms and conditions that apply to our 2024 equity awards to our named executive officers.

In addition, if within 12 months after the Effective Date, Ally terminates Mr. Rhodes’s employment without cause in the absence of a change in control, he will receive a lump sum cash payment equal to two times his then current annual base salary if and to the extent that the Ally Financial Severance Plan or a successor plan does not provide him with such a payment, subject to his signing and not revoking a release of claims against Ally and its affiliates. Mr. Rhodes will also be eligible for the Ally Financial Severance Plan, as in effect from time to time.

2024 Proxy Statement • 60

Summary of Outstanding PSUs

Each outstanding PSU awarded to our NEOs has a cumulative three-year performance period. Earned PSUs vest and settle in cash following the conclusion on the performance period. Any dividends declared during the vesting period are accumulated and paid at or after the time of settlement based on the number of PSUs earned at the conclusion of the performance period. PSUs pay out between 0% and 150% of target based on the achievement of the predetermined goals for Core ROTCE and TSV Growth Rate for 2022 PSU awards. PSUs granted in 2023 and 2024 pay out between 0% and 150% of target based on Core ROTCE (excluding OCI) and then a relative TSR performance modifier is applied as detailed below (see 2024 PSUs earlier in this CD&A for additional details). PSU payouts are determined using linear interpolation between the two nearest goals. The goals established by the CNGC for the PSUs granted in 2022, 2023, and 2024 follow:

(a). This is a non-GAAP financial measure. Refer to Appendix A for applicable definitions and reconciliations.

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2021 Long-Term PSU Awards

The three-year performance period for PSUs granted in 2021 is complete, and the CNGC has certified the following results.

After five years of strong PSU performance, 2021 awards were negatively impacted by the unprecedented tightening of interest rates. These higher interest rates have resulted in unrealized losses on Ally’s securities portfolio and a temporary reduction in tangible book value per share, which is a key component of the 2021 PSUs.

Despite the lower TSV, Ally delivered strong results on Core ROTCE, which reflects management’s continued focus on driving stockholder return. The PSU calculation included adjustments for items designated by the CNGC at the time of grant, which primarily included the effect of impacts associated with acquisition activity and litigation settlements.

As a result of these performance levels, PSUs granted in 2021 vested at 75% of target.

Assessing Compensation Competitiveness

Compensation Consultant

FW Cook served as a compensation consultant to the CNGC during 2023 and for the 2023–2024 compensation cycle. The CNGC is directly responsible for the appointment, compensation, and oversight of the work of FW Cook. FW Cook provides ongoing advice with respect to the compensation plans covering the executives, including our NEOs, and non-employee directors. FW Cook, as requested, attends meetings of the CNGC involving compensation matters, reviews compensation materials developed by management in advance of the CNGC meetings, and shares information on market practices and trends with the CNGC. FW Cook undertakes no separate work for Ally. The CNGC assessed the independence of FW Cook under applicable NYSE listing standards and SEC rules and determined that its work for the CNGC does not raise any conflicts of interest.

Compensation Peer Group

The CNGC, with input from FW Cook as its compensation consultant, annually reviews and approves the peer group used in assessing compensation competitiveness. In its review, the CNGC primarily considers the following factors:

Industry Screen	Size and Scale	Talent Competitors	Direct Business Competitors

U.S. publicly traded companies in the banking and consumer-finance industries	Companies with total assets or net revenue between one-third and three-times the size of Ally	Companies with whom Ally competes for senior executive talent	Companies with whom Ally competes for business

2024 Proxy Statement • 62

The CNGC also considers peers that are identified by the investor community, peers of our selected peers, and companies that include Ally within its peer group. Ally’s peer group is set forth in the following table.

(a) On January 18, 2023, Signature Bank, SVB Financial, and Zions Bancorporation were added to the 2023 peer group based on alignment to criteria described in the chart below. While they were included in the 2023 peer group due to their suitability in early 2023, First Republic Bank, Signature Bank, and SVB Financial subsequently dissolved and therefore, have been removed from the 2024 peer group.

The following chart shows how Ally compares to its 2023 peer group for some relevant metrics.

In approving the peer group for 2023, the CNGC noted the scarcity of firms that are reflective of Ally’s structure, risk profile, complexity, activities, and size—more specifically, a company with a highly regulated all-digital bank, no brick-and-mortar branches, its initial public offering less than 10 years ago, nearly $200 billion in assets, and its largest business centered around secured consumer auto financing. As a result, peer-group data is only one factor among many considered by the CNGC in assessing performance—especially long-term value creation for stockholders—and determining executive compensation.

Assessments Conducted

The Company engaged McLagan Data & Analytics to provide consulting services on executive compensation for the 2023-2024 cycle. This included a competitive assessment of the compensation for our NEOs and other Purview Executives, which was shared with the CNGC and FW Cook. For this purpose, we compare the total compensation of our NEOs and other Purview Executives against the median of the peer group referenced above, and survey data as applicable.

The CNGC may set total compensation above or below the median based on a variety of factors, including individual performance, sustained performance over time, performance of the Company, performance of the applicable business line or corporate function, criticalness to retain, skill set, time in the position, and experience relative to external market counterparts.

2024 Proxy Statement • 63

Compensation Policies and Governance Practices

Stock-Ownership Guidelines

The Board believes that the interests of management and stockholders are further aligned by stock-ownership guidelines for the CEO and other Purview Executives. As a result, the Governance Guidelines provide for the following minimum ownership levels:

Ownership is generally based on whether the executive is meaningfully exposed to changes in the share price of Ally stock and, as a result, includes 100% of shares owned outright, 50% of unvested RSUs that settle in shares, and 50% of any earned but unvested PSUs that settle in shares. The Board understands, however, that some period of time will be required for a newly employed or promoted executive to accumulate the requisite shares and that family or other personal reasons may necessitate a sale of accumulated shares. To ensure the purposes of these stock-ownership guidelines are achieved, whenever the minimum ownership level is not achieved or maintained, the executive must retain 50% of the net (after tax) shares received from any equity grant that has been made since Ally’s initial public offering.

Clawback Provisions and Related Reviews

Ally’s executive compensation program is designed to balance risk and reward in its businesses and operations and to discourage any exposure to inappropriate, excessive, or imprudent risks.

In support of these aims, Ally engages in a “loss trigger” review, which is applicable to the CEO, NEOs, and all other MRTs who received deferred incentive compensation awards (cash- or equity-based) for any year in which they were classified as MRTs. Prior to the payout of any deferred incentive compensation award to an MRT, the Company determines if a significant loss or other negative risk outcome has occurred that relates to the risk-taking activities of the MRT. The Company’s senior leadership is responsible for assessing the involvement and responsibility of the MRT in such a significant loss or other negative risk outcome and may recommend a downward adjustment or forfeiture of any unpaid portion of the incentive compensation awarded to the MRT. Any recommended reduction or forfeiture of deferred incentive compensation is subject to review and approval by the CNGC as provided in our Enterprise Material Risk Taker Policy.

In addition, input from the leaders of the independent risk management and internal audit functions are considered by the CNGC when reviewing the performance and setting the compensation of the CEO and other NEOs. This input covers interactions with the independent risk management and internal audit functions, adherence to Ally’s risk management framework, the promotion of Ally’s risk culture, and specific business and operational practices and processes such as risk assessments, new product development, issue management, regulatory examinations, internal audit reviews, and loan reviews.

In connection with its executive compensation risk assessment in 2023, the Company reviewed and confirmed its right to recoup cash and equity incentive payments in the event those payments were based on a materially inaccurate statement of earnings or other performance criteria, a material misrepresentation, a mistake irrespective of the source or cause, or other similar conduct or circumstances. A recipient who fails to promptly repay Ally in such an event is subject to termination of employment. Details of Ally’s recoupment policy are set forth in the following table.

2024 Proxy Statement • 64

Category	Trigger	Vested	Unvested

Financial	• In the event of a material restatement of financial results	✓	✓
• In the event of a negative risk outcome resulting in financial loss or earnings impact to Ally

Conduct/Culture	• If the employee engages in fraudulent activity	✓	✓

	• If the employee’s behavior results in consumer harm, or reputational, regulatory, or legal damage to Ally, or otherwise resulted in a significant violation of Ally’s Code of Conduct and Ethics	✓	✓

	• If the employee is terminated for cause	✓	✓

Risk-related and Other	• If the employee significantly violates a policy or procedure	✓	✓
	• If the employee is engaged in inappropriate or excessive risk-taking	✓	✓

In addition, in accordance with the rules adopted by the SEC and the New York Stock Exchange, the CNGC adopted the Requirements for the Recovery of Erroneously Awarded Incentive-Based Compensation Under NYSE Listing Standard 303A.14 (Listing Standard Policy) effective as of December 1, 2023. The Listing Standard Policy requires the Company to recover any applicable incentive based compensation in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, as described in the Listing Standard Policy. The Listing Standard Policy is in addition to any other remedies or rights of recoupment that may be available to the Company, including our Enterprise Material Risk Taker Policy.

Anti-Hedging and Anti-Pledging Policies

The CEO, NEOs, all other Purview Executives, other specified business and enterprise function leaders, and all directors, together in each case with their specified associated persons, are subject to personal trading restrictions to further align the interests of management and directors with those of stockholders. The restrictions apply to all of Ally’s securities, including common stock, preferred stock, and debt. In accordance with Ally’s Enterprise General Insider Trading and Blackout Policy, the restrictions prohibit the following:

(1)	any transaction that hedges the person’s economic interest in and exposure to the full rewards and risks of ownership in a security of Ally,

(2)

any put or call option, futures contract, forward contract, swap, or other derivative transaction that relates to a security of Ally and any similar speculative transaction (excluding, for clarity, any transaction under Ally’s compensation plans),

(3)	any short sale, including a short sale against the box, of a security of Ally,

(4)

any pledge of a security of Ally as collateral, including through a margin account (excluding, for clarity, any pledge to a charitable organization that is recognized as such under applicable tax law), and

(5)	any limit order involving a security of Ally (excluding a limit order that by its terms is automatically canceled if not filled before the end of the same trading day).

No Executive Employment Agreements

The NEOs are employed on an at-will basis, and no NEO is party to an employment agreement with the Company.

Severance

The NEOs are eligible for benefits under the Ally Financial Inc. Severance Plan. See Potential Payments Upon a Termination later in this proxy statement.

Other

Tax and Accounting

Section 162(m) of the Internal Revenue Code of 1986, as amended (Code) limits the tax deductibility of compensation for certain executive officers to $1 million. The CNGC is not limited to paying compensation that is fully deductible and retains the flexibility to consider tax and accounting impacts as some of the factors among many in structuring our executive compensation program.

2024 Proxy Statement • 65

CNGC Report

The CNGC has reviewed and discussed with management the Compensation Discussion and Analysis that immediately precedes this report. Based on this review and discussion, the CNGC recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC.

The Compensation, Nominating, and Governance Committee of the Board of Directors of Ally Financial Inc.

Kim S. Fennebresque (Chair)

Franklin W. Hobbs

Mayree C. Clark

Marjorie Magner

As provided by SEC Regulation S-K, this CNGC Report is not deemed to be soliciting material or to be filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 as amended or the Exchange Act.

Executive Compensation Tables

Executive Compensation

Summary Compensation Table

The following table sets forth specified information regarding the compensation paid by the Company during 2023, 2022 and 2021, and the cash bonuses awarded in respect of each of these years, as applicable, to the NEOs.

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(b)	Stock Awards ($)(c)	All Other Compensation ($)(e)	Total ($)

Jeffrey J. Brown Former Chief Executive Officer	2023	1,000,000	4,375,000	7,965,789	53,595	13,394,384
	2022	1,000,000	4,287,500	9,104,715	47,008	14,439,223
	2021	1,000,000	4,900,000	9,599,579	46,167	15,545,746

Russell E. Hutchinson Chief Financial Officer	2023	346,154	1,800,000	4,250,050	1,154,982	7,551,186

Douglas R. Timmerman Interim Chief Executive Officer and President, Dealer Financial Services	2023	750,000	1,540,000	10,703,257	59,190	13,052,447
	2022	732,692	1,800,000	2,794,695	50,006	5,377,393
	2021	600,000	1,860,000	2,671,837	47,628	5,179,465

Diane E. Morais President, Consumer & Commercial Banking	2023	750,000	1,460,000	2,343,279	43,847	4,597,126
	2022	732,692	1,560,000	2,704,709	38,623	5,036,024
	2021	600,000	1,800,000	2,647,473	36,216	5,083,689

Jason E. Schugel Chief Risk Officer	2023	650,000	875,000	1,703,273	39,777	3,268,050

Bradley J. Brown Former Interim Chief Financial Officer and Current Corporate Treasurer	2023	586,539	687,500	2,728,314	52,102	4,054,455
	2022	544,231	975,000	854,722	46,628	2,420,581

Scott A. Stengel Former General Counsel	2023	650,000	—	3,763,285	44,398	4,457,683
	2022	638,462	840,000	1,474,751	45,887	2,999,100
	2021	550,000	980,000	1,513,423	44,315	3,087,738

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(a) The amounts in this column reflect the actual amounts of salary paid to the NEOs in the relevant fiscal year. For the NEOs’ current base salaries, see Compensation Discussion and Analysis—2023 Performance Results and Compensation Decisions earlier in this proxy statement.

(b) The amounts in this column for 2023 represent the annual cash bonuses paid to the NEOs in February 2024 in respect of 2023 performance, based on achievement of the CNGC’s assessment of overall Company and individual performance. For additional information on these bonuses, see Compensation Discussion and Analysis—Ally’s Executive Compensation Program earlier in this proxy statement.

(c) These amounts reflect the aggregate grant date fair values of the RSUs, cash-settled PSUs (for NEOs other than Mr. B. Brown), and stock-settled PSUs (for Mr. B. Brown) granted under the ICP to the NEOs, in each case, calculated in accordance with FASB ASC Topic 718. The actual value that the NEOs will realize for these awards is a function of the value of the underlying shares if and when these awards vest and, for the PSUs, the level of attainment of the applicable performance goals. The amounts for the PSUs granted in 2023 were calculated based on the probable outcome of the performance conditions as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. For these amounts, see the Grants of Plan-Based Awards in 2023 table later in this proxy statement. The following are the values of the 2023 PSUs as of the grant date assuming attainment of the maximum level of performance: Mr. J. Brown, $7,166,300; Mr. Timmerman, $2,430,007; Ms. Morais, $2,106,041; Mr. Schugel, $684,012; Mr. B. Brown, $702,052; and Mr. Stengel, $1,134,026.

(d) The following table sets forth the accounting charges related to the conversion of the 2019 and 2020 PSU grants to cash settled, which were included with the amounts reported for 2021 for each NEO as required by FASB ASC Topic 718. For additional information on how we account for long-term incentive compensation, see Note 23 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021.

Name	Grant Date	Aggregate Grant Date Fair Value of PSUs ($)(i)	Accounting Charges due to PSU Modification to Convert to Cash-Settled ($)(ii)

Jeffrey J. Brown	1/28/2020	3,450,019	1,043,155
	2/1/2019	3,000,019	1,727,526

Douglas R. Timmerman	1/28/2020	950,024	287,251
	2/1/2019	800,005	460,674

Diane E. Morais	1/28/2020	925,005	279,686
	2/1/2019	875,025	503,873

Scott A. Stengel	1/28/2020	587,502	177,638
	2/1/2019	550,017	316,721

(i)	The amounts in this column reflect the aggregate grant date fair value of the PSU awards granted in 2019 and 2020, calculated in accordance with FASB ASC Topic 718.

(ii)

The amounts in this column reflect the incremental fair value related of the PSU awards granted in 2019 and 2020 resulting from the conversion of them to cash settled in 2021, calculated in accordance with FASB ASC Topic 718. Additional PSUs were not granted to the NEOs in connection with the modification of these awards.

(e) This column includes the incremental cost of certain perquisites and other personal benefits provided to the NEOs. For 2023, these amounts include:

	Jeffrey J. Brown	Russell E. Hutchinson	Douglas R. Timmerman	Diane E. Morais	Jason E. Schugel	Bradley J. Brown	Scott A. Stengel

Financial counseling(a)	$10,000	$—	$10,000	$—	$—	$10,000	$10,000

Executive Physical(b)	2,456	2,456	2,456	2,456	2,456	2,456	2,456

Liability insurance(c)	871	436	871	871	871	871	871

Relocation(d)	—	139,547	—	—	—	—	—

Other(e)	665	—	—	—	—	—	—

Total perquisites	13,992	142,439	13,327	3,327	3,327	13,327	13,327

College Save Up Program(f)	1,200	—	1,200	—	—	—	1,200

Life insurance(g)	5,403	1,004	11,663	7,520	3,450	5,775	3,471

401(k) matching contribution(h)	33,000	11,538	33,000	33,000	33,000	33,000	26,400

Signing Bonus(i)	—	1,000,000	—	—	—	—	—

Total All Other Compensation	$53,595	$1,154,982	$59,190	$43,847	$39,777	$52,102	$44,398

(a) We generally provide a modest taxable allowance to certain senior executives for financial counseling, tax preparation, and estate-planning services. Costs associated with this benefit are reflected in the table above, based on the actual charge for the services received. Any taxes assessed on the imputed income for the value of this service are the responsibility of the executive.

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(b) Represents the value of a comprehensive executive physical examination with Company-approved providers.

(c) We provide a taxable allowance for personal-umbrella liability insurance for certain executives. Any taxes assessed on the imputed income for the value of this service are the responsibility of the executive.

(d) The total amount disclosed for Mr. Hutchinson is related to his location change to Charlotte, North Carolina. Relocation assistance and associated relocation tax benefits are consistent with our standard relocation program.

(e) Represents use of a Company-provided car service for the CEO and other non-cash Ally branded items.

(f) Represents the employer contribution to a designated 529 Plan.

(g) Represents the tax value of life insurance for 2023 that was provided by the Company.

(h) Represents the employer contribution, Company match contribution, and discretionary contribution made to each NEO’s account under the Ally 401(k) plan.

(i) Mr. Hutchinson received a one-time cash award of $1,000,000 in connection with his hiring as our Chief Financial Officer.

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Other Compensation Tables

Grants of Plan-based Awards in 2023

The following table provides information on grants of plan-based awards made to our NEOs during 2023 under the ICP.

Name	Award		Grant Date	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares or Unit of Stock (#)(b)	Grant Date Fair Value of Stock or Unit Awards ($)(c)

Jeffrey J. Brown(d)	RSU		1/27/2023				123,145	3,981,278
	RSU		1/27/2023				100	3,233
	PSU	(a)	1/27/2023	30,786	123,145	221,661	—	3,981,278

Russell E. Hutchinson	RSU		10/20/2023				72,766	1,750,022
	RSU		7/21/2023				87,109	2,500,028

Douglas R. Timmerman(d)	RSU		10/20/2023				332,641	8,000,016
	RSU		1/27/2023				41,757	1,350,004
	RSU		1/27/2023				100	3,233
	PSU	(a)	1/27/2023	10,439	41,757	75,163	—	1,350,004

Diane E. Morais(d)	RSU		1/27/2023				36,190	1,170,023
	RSU		1/27/2023				100	3,233

	PSU	(a)	1/27/2023	9,048	36,190	65,142	—	1,170,023

Jason E. Schugel(d)	RSU		10/20/2023				31,186	750,023
	RSU		1/27/2023				17,631	570,010
	RSU		1/27/2023				100	3,233
	PSU	(a)	1/27/2023	2,939	11,754	21,715	—	380,007

Bradley J. Brown(d)	RSU		10/20/2023				41,581	1,000,023
	RSU		4/21/2023				29,003	750,018
	RSU		1/27/2023				18,095	585,011
	RSU		1/27/2023				100	3,233
	PSU	(a)	1/27/2023	3,016	12,064	21,715	—	390,029

Scott A. Stengel	RSU		10/20/2023				103,951	2,500,022
	RSU		1/27/2023				19,487	630,015
	RSU		1/27/2023				100	3,233
	PSU	(a)	1/27/2023	4,872	19,487	35,077	—	630,015

(a) These amounts reflect the cash-settled PSUs (for NEOs other than Mr. Schugel and Mr. B. Brown), and stock-settled PSUs (for Mr. Schugel and Mr. B. Brown) granted to the NEOs in 2023, which are scheduled to vest between 0% and 180% of the number of shares shown in the “Target” sub-column based on attainment of both a service condition that will lapse on the third anniversary of the date of grant and the achievement of the applicable Core ROTCE during the performance period commencing on January 1, 2023 and ending on December 31, 2025. The amounts in the “Threshold” sub-column reflect 25% of the shares shown in the “Target” sub-column that will vest on attainment of the service condition and the threshold performance level. If either the service condition or the threshold performance level is not attained, the cash-settled PSUs (for NEOs other than Mr. Schugel and Mr. B. Brown) and stock-settled PSUs (for Mr. Schugel and Mr. B. Brown) will be forfeited. The amounts in the “Target” sub-column reflect 100% of the shares that will vest on attainment of the service condition and the target performance level. The amounts in the “Maximum” sub-column reflect 180% of the shares that will vest on attainment of the service condition and the maximum performance level. For more information on the terms of these awards, see Compensation Discussion and Analysis—2023 Performance Results and Compensation Decisions—Summary of Outstanding PSUs earlier in this proxy statement.

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(b) The amounts in this column represent the number of shares of Ally common stock underlying the award of RSUs granted to the NEOs in 2023. In January 2023, we awarded our employees with 100 RSUs (subject to a three-year cliff vesting schedule) in recognition of our notable accomplishments and to support a founder’s mentality. The remaining RSUs granted in conjunction with our routine compensation decisions are scheduled to vest in equal installments on each of the first three anniversaries of the date of grant, based solely on service.

(c) The amounts in this column reflect the aggregate grant date fair values of the awards, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures and, for PSUs, based on the probable outcome of the applicable Core ROTCE as of the grant date. The grant date fair value amounts shown do not reflect realized cash compensation by the NEOs. The actual value, if any, realized by each NEO for these awards is a function of the value of the shares if and when these awards vest. For the value of the cash-settled PSUs (for NEOs other than Mr. Schugel and Mr. B. Brown) and stock-settled PSUs (for Mr. Schugel and Mr. B. Brown), assuming attainment of the Core ROTCE and TSV performance metrics at the maximum level of performance, see footnote c to the Summary Compensation Table above. For additional information on how we account for long-term incentive compensation, see Note 23 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023.

(d) RSUs for Mr. J. Brown, Mr. Timmerman, Ms. Morais, Mr. Schugel, and Mr. B. Brown, excluding the grant of 100 RSUs on January 27, 2023, are nonforfeitable since they have attained retirement eligibility pursuant to the terms of the awards.

Outstanding Equity Awards at 2023 Fiscal Year End

The following table provides information regarding the outstanding equity awards held by the NEOs as of December 31, 2023(e).

Name	Grant date	Number of Shares or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares or Units of Stock That Have Not Vested ($)(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(b)

Jeffrey J. Brown(d)	1/27/2023			123,145	4,300,223
	1/27/2023	100	3,492
	1/27/2023	118,168	4,126,427
	1/28/2022			97,285	3,397,192
	1/28/2022	100	3,492
	1/28/2022	64,857	2,264,806
	1/28/2021	66,374	2,317,789
	1/28/2021	100	3,492
	1/28/2021	29,501	1,030,175

Russell E. Hutchinson	10/20/2023	72,766	2,540,989
	7/21/2023	87,109	3,041,846

Douglas R. Timmerman(d)	10/20/2023	332,641	11,615,824
	1/27/2023			41,757	1,458,154
	1/27/2023	100	3,492
	1/27/2023	40,042	1,398,267
	1/28/2022			29,827	1,041,559
	1/28/2022	100	3,492
	1/28/2022	19,885	694,384
	1/28/2021	18,673	652,052
	1/28/2021	100	3,492
	1/28/2021	8,299	289,801

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Name	Grant date	Number of Shares or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares or Units of Stock That Have Not Vested ($)(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(b)

Diane E. Morais(d)	1/27/2023			36,190	1,263,755
	1/27/2023	100	3,492

	1/27/2023	34,727	1,212,667

	1/28/2022			28,865	1,007,966

	1/28/2022	100	3,492

	1/28/2022	19,244	672,000

	1/28/2021	18,089	631,677

	1/28/2021	100	3,492

	1/28/2021	8,041	280,792

Jason E. Schugel(d)	10/20/2023	31,186	1,089,015
	1/27/2023			11,754	410,450
	1/27/2023	100	3,492
	1/27/2023	16,918	590,777
	1/28/2022			8,981	313,617
	1/28/2022	100	3,492
	1/28/2022	8,981	313,617
	1/28/2021	5,525	192,916
	1/28/2021	100	3,492
	1/28/2021	3,684	128,645

Bradley J. Brown(d)	10/20/2023	41,581	1,452,009
	4/21/2023	29,003	1,012,785
	1/27/2023			12,064	421,275
	1/27/2023	100	3,492
	1/27/2023	17,363	606,316
	1/28/2022			7,270	253,868
	1/28/2022	100	3,492
	1/28/2022	7,270	253,868
	1/28/2021	4,937	172,383
	1/28/2021	100	3,492
	1/28/2021	3,291	114,922

(a) The amounts reflected in this column represent the number of shares of Ally common stock underlying (i) the RSUs granted to the NEOs in 2021, 2022, and 2023 that are scheduled to vest over three years from the date of grant, in each case, based solely on service, (ii) the cash-settled PSUs (for NEOs other than Mr. B. Brown) and stock-settled PSUs (for Mr. B. Brown) granted to the NEOs in 2021 (reflected based on actual achievement of 100% for the performance period that ended on December 31, 2023), and (iii) the 100 RSUs granted to employees in 2021, 2022, and 2023 in recognition of our notable accomplishments and to support a founder’s mentality.

(b) The market values of the awards were calculated by multiplying the number of shares underlying the awards by $34.92, which was the closing price of Ally’s common stock on December 31, 2023.

(c) The amounts reflected in this column represent the number of shares of Ally common stock underlying the cash-settled PSUs (for NEOs other than Mr. B. Brown), and stock-settled PSUs (for Mr. B. Brown) granted to the NEOs in 2021 and 2022 (with a performance period that is scheduled to end on December 31, 2023 and December 31, 2024) and a service period that is scheduled to end on the third anniversary of the date of grant, assuming attainment of the performance metrics at the target performance level. The actual number of Ally shares, if any, that will vest will be based on (i) the level of achievement of the Core ROTCE and TSV performance goals as of the end of the performance period and (ii) satisfaction of the applicable service condition. For more information on the terms of these awards, see Compensation Discussion and Analysis—Ally’s Executive Compensation Program earlier in this proxy statement.

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(d) All RSU and PSU awards reflected for Mr. J. Brown, Mr. Timmerman, Ms. Morais, Mr. Schugel, and Mr. B. Brown, excluding the grants of 100 RSUs in 2021, 2022, and 2023, as well as the grants described under 2023 Executive Transition and Business Continuity Awards within the CD&A, are nonforfeitable as these grants have attained retirement eligibility pursuant to the terms of the awards.

(e) Mr. Stengel did not have any outstanding awards as of December 31, 2023.

Option Exercises and Stock Vested in 2023

The following table provides information on the NEOs’ equity awards that vested in 2023. The NEOs do not hold any options.

Name	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting ($)(b)

Jeffrey J. Brown	202,963	6,561,794

Russell E. Hutchinson	—	—

Douglas R. Timmerman	57,012	1,843,198

Diane E. Morais	55,434	1,792,181

Jason E. Schugel	26,624	860,754

Bradley J. Brown	24,064	777,989

Scott A. Stengel	34,398	1,112,087

(a) All amounts exclude those shares becoming nonforfeitable vesting solely due to retirement eligibility

(b) The value realized on vesting of the equity was calculated by multiplying the number of shares of Ally common stock underlying awards that vested in 2023 by the closing price on the vesting date. The closing price was $32.33 for shares vesting on January 28, 2023.

Nonqualified Deferred Compensation in 2023

Our benefit program includes the tax-qualified Ally Financial Inc. Retirement Savings Plan (Savings Plan). We provide the Savings Plan to support our employees in saving for retirement in a manner that is favorable from a tax perspective. Eligible compensation under the Savings Plan is composed of salary and certain cash bonuses. Under the Savings Plan, after one year of employment, employee contributions up to 6% of eligible compensation are matched 100% by Ally, and this matched amount vests in full immediately. Effective the first of the month following 30 days of employment, the Savings Plan also provides for a 2% nonmatching contribution on eligible compensation, posted each pay cycle, and an additional annual discretionary nonmatching contribution on eligible base pay of up to 2%, which is subject to the Company’s performance. Nonmatching contributions fully vest after the individual has been employed for three years.

Ally also maintains the Enhanced Retirement Savings Plan, which is a nonqualified benefit equalization plan for highly compensated employees. This plan was designed to allow for the equalization of benefits for highly compensated employees when such employees’ qualified plan benefits were limited by the Employee Retirement Income Security Act of 1974, as amended by the Code. Ally suspended nonqualified contributions to this plan in 2009 and has not made any since that time, including in 2023. Certain NEOs maintain balances within the plan. This plan is maintained as an unfunded plan, and all expenses for administration of the plan and payment of amounts to participants are borne by Ally.

2024 Proxy Statement • 72

The table below reflects year-end balances, Company distributions, and all earnings associated primarily with the Ally nonqualified equalization plan.

Name	Plan name (a)	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Jeffrey J. Brown	Nonqualified Benefit Equalization Plan	—	—	10,296	—	64,918

Russell E. Hutchinson	Nonqualified Benefit Equalization Plan	—	—	—	—	—

Douglas R. Timmerman	Nonqualified Benefit Equalization Plan	—	—	32,647	—	182,256

Diane E. Morais	Nonqualified Benefit Equalization Plan	—	—	3,807	—	21,034

Jason E. Schugel	Nonqualified Benefit Equalization Plan	—	—	—	—	—

Bradley J. Brown	Nonqualified Benefit Equalization Plan	—	—	—	—	—

Scott A. Stengel	Nonqualified Benefit Equalization Plan	—	—	—	—	—

(a) The amounts reflect employee balances in the nonqualified Enhanced Retirement Savings Plan. Each participant is credited with earnings based on a set of investment options selected by the participant that are similar to 401(k) investment options available to all employees, but employer contributions to this plan have not been made since 2009.

Potential Payments Upon a Termination

Ally Financial Inc. Severance Plan

All NEOs are eligible to participate in the Severance Plan, which entitles each NEO to receive (i) two times the sum of their annual base salary and designated annual cash-incentive compensation opportunity, (ii) the pro-rated designated annual cash-incentive compensation opportunity for the year of their termination, and (iii) a payment equal to 24 months of medical premiums valued at their COBRA rate, in the event of a qualifying termination of employment or a termination of service without cause (as summarized below), in each case, within the 24-month period immediately following a change in control.

In the event of a qualifying termination that is not in connection with a change in control, our CEO is entitled to receive two times base salary and all other NEOs are entitled to receive one times their base salary. The plan also provides for outplacement benefits at a level determined by the Company based on the individual’s level within the organization, market conditions, and geographic area.

The Severance Plan generally defines qualifying terminations of employment as: (i) the elimination of a participant’s current position, termination associated with the reduction in the total number of employees in the same department performing the same or similar job, or termination associated with a restructuring of different departments which results in the reduction in the total number of employees, including the participant, in the affected departments; (ii) a substantial change in current duties for which the participant no longer qualifies; (iii) a substantial change in the participant’s current duties which results in a 20% or more reduction in the participant’s base salary; or (iv) declining a geographic transfer in connection with the elimination of the participant’s current position to a new position at a location more than 50 miles from the location of the participant’s current position regardless of whether reimbursement of relocation expenses is offered.

Annual RSUs

In the event of a NEO’s termination of employment (a) due to death, “disability” or “retirement,” (b) by Ally without “cause,” or (c) in the case of RSUs granted to the NEOs, due to a “qualifying termination” (as such terms are defined in the ICP and summarized below, the unvested portion of the RSUs will fully vest as of the date of such termination of

2024 Proxy Statement • 73

service and will be paid as follows: (i) in the case of a termination due to death or disability, within 75 days of such termination of employment and (ii) in the case of a termination by Ally without cause due to a qualifying termination or due to retirement, on the award’s original settlement dates.

In the case of a NEO who is employed by a business unit of the Company, if the NEO is terminated (i) as a result of a “sale of such business unit” (as defined in the ICP and summarized below) or (ii) without cause or due to a qualifying termination, in each case, within the 24-month period immediately following the sale of such business unit, then all unvested RSUs will fully vest as of the date of such termination and will be paid on the award’s original settlement dates.

In the event of a “change in control” (as defined in the ICP and summarized below), if the RSUs are not continued or converted into a restricted stock or RSU over to shares of the survivor or successor (or parent corporation) on a basis substantially equivalent to the consideration received by stockholders of Ally in connection with the change in control, the outstanding RSUs will vest and be immediately due and payable. If the RSUs are continued or converted as described above, then in the event of a termination of the NEO’s employment without cause or due to a qualifying termination within the 24-month period following the change in control, the RSUs will fully vest and become immediately payable.

Annual PSUs

In the event of a NEO’s termination of employment due to death or disability, the PSUs will fully vest as of the date of such termination of employment and will be paid within 75 days of such termination of employment, with the performance conditions applicable to the PSUs deemed achieved (i) at the target performance level if the termination of service occurs prior to the end of the performance period or (ii) based on actual performance if the termination of service occurs on or after the last day of the performance period.

In the event of a NEO’s termination of employment (a) due to retirement, (b) by the Company without cause, or (c) due to a qualifying termination (whether as a result of a sale of a business unit or otherwise), in each case, other than in connection with a change in control, the PSUs will fully vest as of the date of such termination of employment, subject to achievement of the applicable performance conditions and will be payable on the award’s original settlement dates. However, in the case of a termination of employment by the Company without cause or due to a qualifying termination (whether as a result of a sale of a business unit or otherwise), if the performance goals are achieved above the target performance level, the number of shares that will be payable in excess of the target number of shares will be prorated based on the number of calendar days during the performance period the NEO was employed by the Company.

In the event of a change in control, if the PSUs are not continued or converted into a restricted stock award over to shares of the survivor or successor (or parent corporation) on a basis substantially equivalent to the consideration received by stockholders of Ally in connection with the change in control, the outstanding PSUs will vest and be immediately due and payable. If the PSUs are continued or converted as described above, then in the event of a termination of the NEO’s employment without cause or due to a qualifying termination within the 24-month period following the change in control, the RSUs will fully vest and the award will be payable on the earlier of (i) the original payment date or (ii) (a) the date of termination of employment for any reason other than due to death or disability or (b) within 75 days of the date of termination due to death or disability. At the time of a change in control, PSUs are converted to restricted stock as follows: (1) if more than half of the performance period has elapsed at the time of the change in control and achievement of the performance metrics is determinable, as determined by the CNGC, the performance goals will be deemed achieved based on actual performance as of the date of the change in control; or (2) if less than half of the performance period has elapsed at the time of the change in control or achievement of the performance metrics is not determinable, the performance goals will be deemed achieved at the target performance level.

Under the ICP, “cause,” “change in control,” “disability,” “qualifying termination,” “retirement,” and “sale of such business unit” are generally defined as follows:

•

“Cause” generally means, unless otherwise defined in any employment agreement with the participant (if any) or as otherwise provided in an individual award agreement, the participant’s: (i) conviction for a felony or misdemeanor involving moral turpitude; (ii) failure to perform any material responsibility of the leadership position; (iii) a course of conduct, which would tend to hold the Company or any of its affiliates in disrepute or scandal, as determined by the Board in its sole discretion; (iv) failure to follow lawful directions of the Board; (v) any material breach of fiduciary duty to the Company; (vi) gross negligence; (vii) willful misconduct; (viii) failure to comply with a material Company policy; (ix) any act of fraud, theft, or dishonesty; (x) breach of any restrictive covenants set forth in the ICP; or (xi) failure to promptly repay any award payment that is determined to be owed to the Company pursuant to the recoupment or “clawback” provisions under the ICP.

•

“Change in control” generally means the occurrence of one or more of the following events: (i) any person or entity becomes, directly or indirectly, the beneficial owner of more than 30% of the combined voting power of the

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Company’s outstanding securities entitled to vote generally in the election of directors; (ii) the replacement of a majority of the Company’s directors during any 30-month period; and (iii) the consummation of (x) a merger, consolidation, or reorganization of the Company or any of its subsidiaries with any other entity, unless immediately following the transaction (A) the voting securities of the Company outstanding immediately prior to the transaction continue to represent, either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof (the Ultimate Entity), at least a majority of the combined voting power and total fair market value of the securities of the Ultimate Entity and (B) the directors in office immediately prior to the transaction continue to represent at least 50% of the board of directors of Ultimate Entity or (y) any sale, lease, exchange or other transfer to any person (other than an affiliate of the Company) of assets of the Company and/or any of its subsidiaries having a total gross fair market value equal to or more than 50% of the total gross fair market value of the Company and its subsidiaries immediately prior to such transaction(s) or (z) the liquidation or dissolution of the Company.

•

“Disability” generally means, unless otherwise provided in an individual award agreement, (i) a long-term disability that entitles the participant to disability income payments under any long-term disability plan or policy provided by the Company under which the participant is covered, as such plan or policy is then in effect; or (ii) if such participant is not covered under a long-term disability plan or policy provided by the Company at such time for whatever reason, then the term “disability” means disability within the meaning of Treasury Reg. Section 1.409A-3(i)(4).

•

“Qualifying Termination” generally means a termination of employment or service as a result of any of the following: (i) elimination of the participant’s current position or reduction in the total number of employees in the same department performing the same or similar job; (ii) a substantial change in current duties for which the employee no longer qualifies; (iii) a substantial change in current duties, which results in a 20% or more reduction in salary; or (iv) declining a geographic transfer of the participant’s current position in connection with the elimination of the participant’s current position to a new position at a location more than 50 miles from the location of participant’s current position, regardless of whether the participant was offered reimbursement of relocation expenses.

•

“Retirement” generally means a termination of employment or service other than for cause following attainment of (i) 10 years of service, and the total of age and years of service equals 60, or (ii) age 65.

•

“Sale of such business unit” generally means whether effected directly or indirectly, or in one transaction or a series of transactions: (i) any merger, consolidation, reorganization or other business combination pursuant to which a “business unit” (i.e., a single business or product line or related group of businesses or product lines of the Company that, in the ordinary course of the Company’s business, managerial and financial reporting are considered and managed as a division) and an acquirer are combined in a manner that generally results in a change in control (as defined above) of the business unit (using certain specified criteria of such “change in control” definition under the ICP); or (ii) the sale, transfer or other disposition of all or substantially all of the capital stock or assets of the subsidiaries of the Company included in the business unit by way of negotiated purchase, tender or exchange offer, option, leveraged buyout, or joint venture over which the Company does not exercise voting control or otherwise.

The tables below for each of the active NEOs reflect the payments and benefits to which each of the active NEOs would have been entitled under the Company’s compensation and benefit plans in the event of a change in control, an involuntary termination by the Company without cause, a qualifying termination or a termination due to death or disability, in each case, as of December 31, 2023. The amounts reflected in the tables below for “Equity Acceleration” (i) do not include the value of any stock awards that were vested (or nonforfeitable due to retirement provisions) as of December 31, 2023 and (ii) assume achievement of any applicable performance goals at the target performance level.

Jeffrey J. Brown, Former Chief Executive Officer

Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)

Base Salary(a)	$2,000,000	$2,000,000	$—

Annual Incentive(b)	—	8,750,000	—

Long-Term Incentives(c)	10,476	10,476	10,476

Outplacement(d)	20,000	20,000	—

Total	$2,030,476	$10,780,476	$10,476

(a) Represents a cash payment under the Company Severance Plan equal to two-times base salary in the event of a “Qualified Termination of Employment” (as defined in the plan). Mr. Brown’s annual base salary rate as of December 31, 2023 was $1,000,000.

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(b) Represents a cash payment under the Company Severance Plan equal to two-times annual cash incentive opportunity in the event of a “Change in Control” (as defined in the plan). Mr. Brown’s annual cash incentive opportunity rate as of December 31, 2023 was $4,375,000.

(c) Mr. Brown’s outstanding RSUs and cash-settled PSUs granted in 2021, 2022, and 2023 would not require acceleration as he has attained retirement eligibility pursuant to the terms of the awards except for the 100 RSUs granted in 2021, 2022, and 2023 to employees in recognition of our notable accomplishments and to support a founder’s mentality. These grants do not have retirement eligibility acceleration provisions. As of December 31, 2023, the value of these outstanding awards was $17,436,612.

(d) Represents the estimated value of outplacement services provided under the Company Severance Plan, at a level which is determined by the CNGC on an individual basis.

Russell E. Hutchinson, Chief Financial Officer

Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)

Base Salary(a)	$750,000	$1,500,000	$—

Annual Incentive(b)	—	3,600,000	—

Long-Term Incentives(c)	5,582,835	5,582,835	5,582,835

Outplacement(d)	20,000	20,000	—

Total	$6,352,835	$10,702,835	$5,582,835

(a) Represents a cash payment equal to two-times base salary following a change in control and one-times base salary for a qualified termination without cause. Mr. Hutchinsonl’s annual base salary rate as of December 31, 2023 was $750,000.

(b) Represents a cash payment under the Company Severance Plan equal to two-times annual cash incentive opportunity in the event of a “Change in Control” (as defined in the plan). Mr. Hutchinson’s annual cash incentive opportunity rate as of December 31, 2023 was $1,800,000.

(c) Represents the value associated with the Equity Acceleration of the unvested portion of the RSUs granted in 2023 in the event of a termination of employment by Ally without cause or due to a Qualifying Termination, in each case, determined by multiplying the number of shares underlying the unvested portion of such award by $34.92, which was the closing price of Ally common stock on December 31, 2023.

(d) Represents the estimated value of outplacement services provided under the Company Severance Plan, at a level which is determined by the CNGC on an individual basis.

Douglas R. Timmerman, Interim Chief Executive Officer and President, Dealer Financial Services

Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)

Base Salary(a)	$750,000	$1,500,000	$—

Annual Incentive(b)	—	3,160,000	—

Long-Term Incentives(c)	11,626,300	11,626,300	11,626,300

Outplacement(d)	20,000	20,000	—

Total	$12,396,300	$16,306,300	$11,626,300

(a) Represents a cash payment equal to two-times base salary following a change in control and one-times base salary for a qualified termination without cause. Mr. Timmerman’s annual base salary rate as of December 31, 2023 was $750,000.

(b) Represents a cash payment under the Company Severance Plan equal to two-times annual cash incentive opportunity in the event of a “Change in Control” (as defined in the plan). Mr. Timmerman’s annual cash incentive opportunity rate as of December 31, 2023 was $1,580,000.

(c) Mr. Timmerman’s outstanding RSUs and cash-settled PSUs granted in 2021, 2022, and 2023 would not require acceleration as he has attained retirement eligibility pursuant to the terms of the awards except for the 100 RSUs granted in 2021, 2022, and 2023 to employees in recognition of our notable accomplishments and to support a founder’s mentality, and the retention award granted in 2023. These grants do not have retirement eligibility acceleration provisions. As of December 31, 2023, the value of these outstanding awards was $5,534,218.

(d) Represents the estimated value of outplacement services provided under the Company Severance Plan, at a level which is determined by the CNGC on an individual basis.

2024 Proxy Statement • 76

Diane E. Morais, President, Consumer & Commercial Banking

Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)

Base Salary(a)	$750,000	$1,500,000	$—

Annual Incentive(b)	—	3,000,000	—

Long-Term Incentives(c)	10,476	10,476	10,476

Outplacement(d)	20,000	20,000	—

Total	$780,476	$4,530,476	$10,476

(a) Represents a cash payment equal to two-times base salary following a change in control and one-times base salary for a qualified termination without cause. Ms. Morais’ annual base salary rate as of December 31, 2023 was $750,000.

(b) Represents a cash payment under the Company Severance Plan equal to two-times annual cash incentive opportunity in the event of a “Change in Control” (as defined in the plan). Ms. Morais’ annual cash incentive opportunity rate as of December 31, 2023 was $1,500,000.

(c) Ms. Morais’ outstanding RSUs and cash-settled PSUs granted in 2021, 2022, and 2023 would not require acceleration as she has attained retirement eligibility pursuant to the terms of the awards except for the 100 RSUs granted in 2021, 2022, and 2023 to employees in recognition of our notable accomplishments and to support a founder’s mentality. These grants do not have retirement eligibility acceleration provisions. As of December 31, 2023, the value of these outstanding awards was $5,068,856.

(d) Represents the estimated value of outplacement services provided under the Company Severance Plan, at a level which is determined by the CNGC on an individual basis.

Jason E. Schugel, Chief Risk Officer

Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)

Base Salary(a)	$650,000	$1,300,000	$—

Annual Incentive(b)	—	1,850,000	—

Long-Term Incentives(c)	1,099,491	1,099,491	1,099,491

Outplacement(d)	20,000	20,000	—

Total	$1,769,491	$4,269,491	$1,099,491

(a) Represents a cash payment equal to two-times base salary following a change in control and one-times base salary for a qualified termination without cause. Mr. Schugel’s annual base salary rate as of December 31, 2023 was $650,000.

(b) Represents a cash payment under the Company Severance Plan equal to two-times annual cash incentive opportunity in the event of a “Change in Control” (as defined in the plan). Mr. Schugel’s annual cash incentive opportunity rate as of December 31, 2023 was $925,000.

(c) Mr. Schugel’s outstanding RSUs and cash-settled PSUs granted in 2021, 2022, and 2023 would not require acceleration as he has attained retirement eligibility pursuant to the terms of the awards except for the 100 RSUs granted in 2021, 2022, and 2023 to employees in recognition of our notable accomplishments and to support a founder’s mentality, and the retention award granted in 2023. These grants do not have retirement eligibility acceleration provisions. As of December 31, 2023, the value of these outstanding awards was $1,950,020.

(d) Represents the estimated value of outplacement services provided under the Company Severance Plan, at a level which is determined by the CNGC on an individual basis.

2024 Proxy Statement • 77

Bradley J, Brown, Former Interim Chief Financial Officer and Current Corporate Treasurer
Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)

Base Salary(a)	$600,000	$1,200,000	$—

Annual Incentive(b)	—	1,450,000	—

Long-Term Incentives(c)	2,475,269	2,475,269	2,475,269

Outplacement(d)	20,000	20,000	—

Total	$3,095,269	$5,145,269	$2,475,269

(a) Represents a cash payment equal to two-times base salary following a change in control and one-times base salary for a qualified termination without cause. Mr. Brown’s annual base salary rate as of December 31, 2023 was $600,000.

(b) Represents a cash payment under the Company Severance Plan equal to two-times annual cash incentive opportunity in the event of a “Change in Control” (as defined in the plan). Mr. Brown’s annual cash incentive opportunity rate as of December 31, 2023 was $725,000.

(c) Mr. Brown’s outstanding RSUs and stock-settled PSUs granted in 2021, 2022, and 2023 would not require acceleration as he has attained retirement eligibility pursuant to the terms of the awards except for the 100 RSUs granted in 2021, 2022, and 2023 to employees in recognition of our notable accomplishments and to support a founder’s mentality ,and the retention award granted in 2023. These grants do not have retirement eligibility acceleration provisions. As of December 31, 2023, the value of these outstanding awards was $1,822,632.

(d) Represents the estimated value of outplacement services provided under the Company Severance Plan, at a level which is determined by the CNGC on an individual basis.

Other

Pay Ratio

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and SEC Regulation S-K require a public company to disclose the annual total compensation of its Principal Executive Officer (PEO), the median of the annual total compensation of all employees of the company excluding the PEO, and the ratio of those two amounts.

Median-Employee Determination

A list of all 11,141 employees as of December 31, 2023, was prepared. Our 52 international employees (51 in Canada and one in Belgium) and the PEO were excluded, resulting in 11,088 total employees. To determine our median employee from this adjusted employee population, we used base salary plus 2023 target incentive opportunity. Base salaries and target incentive opportunities were annualized for permanent employees who were not employed by us for all of 2023.

2023 Pay Ratio Calculation

We determined our median employee’s annual total compensation for 2023 utilizing the same methodology that is used in determining the total compensation of our NEOs as set forth in the 2023 Summary Compensation Table earlier in this proxy statement. Mr. J. Brown’s compensation for 2023 was $13,394,384, which is approximately 119 times our median employee’s 2023 annual total compensation of $113,007. The Company believes that the foregoing ratio is a reasonable estimate determined in accordance with SEC rules.

Please note that SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions, and as result, the pay ratio reported by us may not be comparable to pay ratios reported by other companies.

2024 Proxy Statement • 78

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) (
CAP
) and certain financial performance measures of the Company. For further information about how we align executive compensation with the Company’s performance, refer to
Compensation Discussion and Analysis
earlier in this proxy statement. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by our NEOs, including with respect to RSUs and PSUs. Refer to the
Other Compensation Tables
earlier in this proxy statement for more information.
The following table sets forth the compensation for our PEO and the average compensation for our other NEOs, each as reported in the Summary Compensation Table (
SCT
) and with certain adjustments to reflect CAP. The table also provides information with respect to cumulative TSR, peer group cumulative TSR, net income, and the Company’s selected performance measure, Core ROTCE.

			Average Compensation Summary Table Total for Non-PEO Named Executive Officers (a)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (b)	Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO (a)	Compensation Actually Paid to PEO (b)			Total Stockholder Return ($) (c)	Peer Group Total Stockholder Return ($) (d)	Net Income ($ in billions) (e)	Core ROTCE (f)

2023	13,394,384	18,920,463	6,163,491	8,414,382	130	133	1.0	11.5%

2022	14,439,223	4,257,400	4,163,136	1,912,795	87	118	1.7	20.5%

2021	15,545,746	21,790,378	4,555,956	6,064,788	164	132	3.1	24.3%

2020	11,622,074	15,378,775	3,386,884	4,217,807	121	98	1.1	9.1%
(a) Compensation for our PEO, Mr. J. Brown, reflects the amounts reported in the SCT for each respective year. Mr. J. Brown served as our PEO for the entirety of 2023, 2022, 2021, and 2020. Average compensation for our other NEOs in 2023 includes the following individuals: Ms. Morais, Mr. Timmerman, Mr. Hutchinson, Mr. Schugel, Mr. B. Brown and Mr. Stengel. Average compensation for our other NEOs in 2022 includes the following individuals: Ms. Morais, Mr. Timmerman, Mr. B. Brown, Mr. Stengel, and Ms. LaClair (our former Chief Financial Officer). Average compensation for our other NEOs in 2020 and 2021 includes the following individuals: Ms. Morais, Mr. Timmerman, Mr. Stengel, and Ms. LaClair.
(b) Reflects CAP for the PEO and average CAP for our other NEOs, respectively, calculated as set forth in the table below in accordance with SEC rules. These amounts do not reflect the actual amount of compensation earned by or paid to the PEO and other NEOs during the applicable year. For information regarding the compensation decisions made by the CNGC for 2023, refer to
Compensation Discussion and Analysis
earlier in this proxy statement.

2024 Proxy Statement • 79

	PEO 2023	Other NEOs 2023	PEO 2022	Other NEOs 2022	PEO 2021	Other NEOs 2021	PEO 2020	Other NEOs 2020

Total Compensation as Reported in SCT	13,394,384	6,163,491	14,439,223	4,163,136	15,545,746	4,555,956	11,622,074	3,386,884

Less Stock Award Value Reported in Summary Compensation Table for the Covered Year	7,965,789	4,248,576	9,104,715	2,106,717	9,599,579	2,315,564	6,903,212	1,671,955

Plus Fiscal Year-End Fair Value for Awards Granted in the Covered Year and that were Outstanding and Unvested as of the End of the Covered Fiscal Year	8,430,142	5,625,619	4,663,153	1,081,707	8,259,859	1,992,621	7,753,340	1,866,899

Change in Fair Value of Outstanding Unvested Awards from Prior Years that were Outstanding as of the End of the Covered Fiscal Year	2,703,535	351,898	(6,776,222)	(1,443,688)	5,974,406	1,482,603	1,773,979	380,106

Change as of the Vesting Date in Fair Value of Awards from Prior Years that Vested in the Covered Fiscal Year	1,599,348	259,425	225,458	46,160	741,708	154,065	375,912	69,224

Plus Dividends Accumulated on Awards in the Covered Year Prior to the Vesting Date that are not Otherwise Included in Total Compensation for the Covered Year	627,599	242,206	639,278	141,698	689,786	171,000	756,682	182,676

Plus Fair Value as of the Vesting Date for Awards Granted and Vested in the Covered Year	131,243	20,318	171,225	30,499	178,452	24,107	—	3,973

Compensation Actually Paid	18,920,463	8,414,382	4,257,400	1,912,795	21,790,378	6,064,788	15,378,775	4,217,807
(c) TSR is cumulative for the measurement periods beginning on December 31, 2019, and ending on December 31 of each of 2020, 2021, 2022, and 2023 respectively, calculated in accordance with Item 201(e) of Regulation
S-K.
(d) Represents cumulative TSR for the S&P Financials Index.
(e) Reflects GAAP net income as reported in the Company’s Consolidated Statement of Income in its 2020, 2021, 2022, and 2023 Annual Reports on Form
10-K.
(f) This is a
non-GAAP
financial measure. Refer to
Appendix A
for applicable definitions and reconciliations.
Financial Performance Measures
The following table sets forth an unranked list of performance measures that we view as the “most important” financial performance measures that we use for linking CAP to our NEOs performance for the most recently completed fiscal year.

Performance Measures

Core ROTCE

Total Stockholder Value

Adjusted Earnings Per Share

Total Adjusted Revenue

Core Pre-Tax Income

Net Interest Margin

Consolidated Net Charge Offs

2024 Proxy Statement • 80

Description of the Relationship between CAP and Company Performance
In accordance with Item 402(v) of Regulation
S-K,
we are providing the following graphic descriptions of the relationships between information presented in the pay versus performance table provided above. The following graphics show PEO and average non-PEO
NEO CAP as compared to the Company’s cumulative TSR, peer group cumulative TSR, net income, and Core ROTCE, in each case for periods beginning on January 1, 2020, and ending on December 31 of each of 2020, 2021, 2022, and 2023 respectively.

2024 Proxy Statement • 81

For the year ended December 31, 2023, results were favorably impacted by higher total financing revenue and other interest income, a decrease in income tax expense, and an increase in other gain on investments. These items were more than offset by higher interest expense, provision for credit losses, and noninterest expense.
Net financing revenue and other interest income decreased year-over-year. Consumer automotive revenue increased as higher portfolio yields resulting from pricing actions taken in response to rising benchmark interest rates contributed to the increase in revenue. Commercial automotive revenue increased due to higher yields from higher benchmark interest rates, as our commercial automotive loans are generally variable-rate. A dynamic hedging program also contributed to increased revenue. The increase was more than offset by higher interest expense. As a result of higher benchmark interest rates, our cost of funds associated with our deposit liabilities increased on a year over year basis.
Insurance premiums and service revenue earned increased primarily due to higher P&C earned premium from higher dealer inventory levels, growth in other dealer-related protection products, and higher other premium and service revenue written from non-automotive
assumed reinsurance business.
Provision for credit losses increased given higher net charge-offs across our consumer portfolios.
Noninterest expense trends were driven by increased expenses to support the growth of our consumer product suite and expand our digital capabilities and portfolio of products and we incurred higher collection and repossession costs. Additionally, insurance losses and loss adjustment expenses increased due to increased losses from our vehicle inventory insurance program attributable to higher weather frequency and severity, growing dealer inventory levels, and higher insured values for non-weather
losses. The increase was also driven by a goodwill impairment charge related to the sale of Ally Lending.
Income tax expense decreased due to the tax effects of a decrease in pretax earnings, adjustments to the valuation allowance on foreign tax credit carryforwards, and an increase in qualified clean vehicle tax credits for purchased plug-in
electric vehicles or fuel cell vehicles.
For the year ended December 31, 2022, results were favorably impacted by higher net financing revenue and other interest income, as well as lower income tax expense. These items were more than offset by higher provision for credit losses and noninterest expense.
Net financing revenue and other interest income increased year over year. Consumer automotive revenue increased as higher average consumer assets contributed to the increase in revenue resulting from growth in the used-vehicle portfolio, primarily through franchised dealers, as well as increases in portfolio yields resulting from pricing actions. The increases were also favorably impacted by the acquisition of Ally Credit Card in December 2021. We experienced higher interest expense for the year given higher benchmark interest rates, which increased our cost of funds.
Provision for credit losses increased primarily due to higher net charge-offs, as well as reserve reductions during the prior year, associated with improvements to the macro-economic environment following the onset of the
COVID-19
pandemic.
Noninterest expense trends were driven by increased expenses to support the growth of our consumer product suite and expand our digital capabilities and portfolio of products.
For the year ended December 31, 2021, results were favorably impacted by higher net financing revenue driven by lower interest expense and lower net depreciation expense on operating lease assets, and lower provision for credit losses associated with improved macro-economic conditions. These items were partially offset by higher noninterest expense, as well as increased income tax expense.
Net financing revenue and other interest income increased as we experienced lower interest expense driven by market and industry dynamics that drove a decrease in our deposit rates and other funding costs, and our continued shift to more cost-efficient deposit funding. Within our Automotive Finance operations, strong remarketing gains because of continued new vehicle supply constraints and an increase in demand for used vehicles, as well as lower depreciation expense based on revised residual value expectations supported net lease revenue. Consumer automotive revenue increased given higher average consumer assets and higher portfolio yields. These items were partially offset by lower commercial loan net financing revenue due to lower outstanding floorplan assets because of declining new vehicle inventories due to ongoing production constraints.

2024 Proxy Statement • 82

Provision for credit losses decreased primarily due to reserve increases during the prior year associated with deterioration in the macro-economic environment resulting from the
COVID-19
pandemic. Additionally, the provision decrease was impacted by lower net charge-offs in our consumer automotive portfolio as we continue to experience strong credit performance and elevated used vehicle values, partially offset by a reserve increase from portfolio growth in our consumer portfolios.
Noninterest expense increased given higher compensation and benefits expense including an update to our retirement eligibility benefits, and increased expenses to support the growth of our consumer product suite and expand our digital capabilities and portfolio of products, as well as contributions to the Ally Charitable Foundation. The increase in noninterest expense was partially offset by lower insurance losses and a goodwill impairment charge to Ally Invest recognized during the prior year.
For the year ended December 31, 2020, results were unfavorably impacted by lower total financing revenue and other interest income driven by decreases in our commercial automotive revenue due to lower outstanding floorplan assets and lower benchmark interest rates, lower income from cash balances and investment securities, and higher prepayment activity within our Mortgage Finance operations. Results were also unfavorably impacted by higher provision for credit losses, driven by economic disruption as a result of the
COVID-19
pandemic, as well as higher noninterest expense.
Net financing revenue and other interest income increased due to lower market interest rates, which drove a decrease in our deposit rates, and our continued shift to more cost-efficient deposit funding. This was partially offset by lower commercial automotive financing revenue, primarily due to lower outstanding floorplan assets as a result of vehicle inventory declines that have resulted from lower automotive production levels due to
COVID-19
and as a result of lower benchmark interest rates.
Provision for credit losses increased primarily given reserve increases associated with the broad macro-economic impact resulting from the
COVID-19
pandemic. Provision for credit losses was also impacted by the adoption of CECL.
Noninterest expense increased given increased expenses to support the growth of our consumer product suite, as we continue to make investments in our technology platform to enhance the customer experience and expand our digital capabilities and portfolio of products. The increase was also driven by an impairment charge related to the goodwill at Ally Invest.

2024 Proxy Statement • 83

Proposal 2

Advisory Vote on Executive Compensation

Section 14A of the Exchange Act and SEC Rule 14a-21 require us, at least every third calendar year, to hold a non-binding stockholder advisory vote at our annual meeting on the compensation paid to our NEOs as disclosed in our proxy statement in accordance with applicable SEC rules. This is commonly known as a say-on-pay advisory vote.

Under the Company’s executive compensation program, the NEOs are rewarded for the achievement of specific annual, long-term, strategic, and corporate goals as well as the realization of increased stockholder value. Please read the Compensation Discussion and Analysis along with the information in the compensation tables for additional details about the executive compensation program, including information about the fiscal year 2023 compensation of the NEOs.

Stockholders are asked to indicate their support for the NEO compensation as described in this proxy statement. This say-on-pay advisory vote is not intended to address any specific item of compensation but rather the overall compensation of the NEOs and the compensation philosophy, policies, and practices described in this proxy statement. Accordingly, stockholders are requested to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2023 Summary Compensation Table, and the other related tables and disclosures.”

This say-on-pay vote is advisory and, therefore, not binding on the Company, the CNGC, or the Board. The Board and the CNGC, however, greatly value the opinions of stockholders, and to the extent that there is a significant vote against the NEO compensation as disclosed in this proxy statement, the CNGC will consider stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

The Board recommends that stockholders vote FOR the advisory resolution approving the compensation paid to our named executive officers as disclosed in this proxy statement.

Compensation Risk Assessment

The CNGC, with the assistance of Ally’s Risk and Human Resources functions, conducts an annual assessment of the risks associated with Ally’s compensation policies and practices. Based on the assessment conducted during 2023 and through the 2023–2024 compensation cycle, the CNGC believes that the design, implementation, and governance of Ally’s incentive-compensation program are consistent with high standards of risk management (including the Interagency Guidance on Sound Incentive Compensation Policies issued by U.S. banking agencies) and that Ally’s incentive-compensation policies and practices reflect an appropriate mix of compensation elements, balancing short-term and long-term performance objectives, cash- and equity-based compensation, and risks and rewards.

The CNGC in 2023 also reviewed Ally’s compensation policies and practices as generally applicable to all of our employees and believes that these policies and practices do not encourage excessive or unnecessary risk taking and that any level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. This conclusion has been reported by the CNGC to the Board. In addition, in keeping with this conclusion, Ally’s Enterprise Compensation Policy authorizes the cancellation, recovery, or other recoupment of variable pay if the Board, the CNGC, or the CEO, as applicable, determines that the variable pay was based on a materially inaccurate statement of earnings or other performance criteria, a material misrepresentation or a mistake irrespective of the source or cause, or other similar conduct or circumstances.

2024 Proxy Statement • 84

Proposal 3

Ratification of the Engagement of the Independent Registered Public Accounting Firm

The AC is solely and directly responsible for the appointment, compensation, retention, oversight, and replacement of the Company’s independent registered public accounting firm. For additional information about these responsibilities, refer to the Audit Committee Report later in this proxy statement.

After assessing the performance, qualifications, independence, objectivity, and professional skepticism of Deloitte & Touche LLP—the Company’s current independent registered public accounting firm—the AC and the Board believe that the continued retention of Deloitte & Touche as our independent auditor is in the best interests of the Company and its stockholders. Deloitte & Touche has been serving the Company and its subsidiaries in this role for decades and has advised the Company that its members have no direct or indirect financial interest in the Company or any of its subsidiaries.

The Board asks our stockholders to ratify the AC’s engagement of Deloitte & Touche as the Company’s independent auditor for fiscal year 2024. The AC, however, will retain its sole authority over the appointment, compensation, retention, oversight, and replacement of the Company’s independent auditor. As a result, in the event that the engagement of Deloitte & Touche is not ratified by stockholders, the AC will consider that action in the ongoing exercise of its authority over the independent auditor but will be under no obligation to engage a new independent auditor. In addition, even if the engagement is ratified, the AC will retain its discretion to terminate the appointment at any time during the year, to engage a new independent auditor, and to take any other related action if judged by the AC to be in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. We also expect that these representatives will be available to respond to appropriate questions from stockholders.

The Board recommends that stockholders vote FOR the ratification of the Audit Committee’s engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2024.

Fees of the Principal Independent Registered Public Accounting Firm

Total fees for professional services provided by our principal independent registered public accounting firm, Deloitte & Touche LLP, for the fiscal years ended December 31, 2023 and 2022 are as follows:

($ in millions)	2023	2022

Audit fees(a)	$8	$8

Audit-related fees(b)	3	2

Audit and audit-related fees	11	10

Tax fees(c)	1	1

Other(d)	0	0

Total fees	$12	$11

(a) Audit fees include fees for the integrated audit of Ally’s annual Consolidated Financial Statements, reviews of interim financial statements included in Ally’s Quarterly Reports on Form 10-Q, and audit services in connection with statutory and regulatory filings.

(b) Audit-related fees include fees for assurance and related services that are traditionally performed by the principal accountant, including attest services related to servicing and compliance, comfort letters for securities issuances, agreed-upon procedures relating to securitizations and financial-asset sales.

2024 Proxy Statement • 85

(c) Tax fees include fees for services performed for tax compliance, tax planning, and tax advice, including preparation of tax returns and claims for refund. Tax planning and advice also include assistance with tax audits and appeals and tax advice related to specific transactions.

(d) Other includes fees related to a cyber security assessment performed in 2023, however the amount rounds down for presentation purposes.

Our Enterprise Independent Auditor Services and Preapproval Policy is approved by the AC and sets forth the processes that must be followed when engaging the independent registered public accounting firm. For both audit services and non-audit services, the AC will consider whether the firm’s provision of the services is consistent with the SEC’s rules on auditor independence and would not impair the independence of the firm with respect to us. The AC will also consider any other matters it deems relevant, including as appropriate whether the firm is best positioned to provide the most effective and efficient service given its familiarity with our business and operations.

Consistent with the Enterprise Independent Auditor Services and Preapproval Policy, the independent registered public accounting firm annually presents to the AC (1) an engagement letter that sets forth the annual integrated audit services (including quarterly reviews) and fees and (2) a summary of services that sets forth statutory audits, projected non-audit reports, and other projected services that may be requested during the fiscal year together with corresponding fees. The AC will review and, in its discretion, preapprove these services and fees by appointing the firm and approving the engagement letter and the summary of services.

Any proposed engagement of the firm for a statutory audit, a non-audit report, or other service that was preapproved in the summary of services is directed to the CFO’s business line risk-management team, which is charged with verifying that the service was preapproved and will be provided consistent with the fees projected in the summary of services. If the fees for the preapproved service exceed or are expected to exceed the projected fees, the engagement must be approved by the Controller or Chief Tax Officer as applicable (in the case of total fees for the service of $100,000 or less), the Chair of the AC (in the case of total fees for the service of more than $100,000 but less than or equal to $500,000), or the AC (in the case of total fees for the service of more than $500,000).

Any proposed engagement of the firm for an audit or non-audit service that was not preapproved in the annual engagement letter or the summary of services and that does not exceed $500,000 in fees may be preapproved by the Chair of the AC, subject to the condition that the Chair’s decision is presented to the AC at a subsequent meeting within a reasonable timeframe. Any proposed engagement of the firm for an audit or non-audit service that was not preapproved in the annual engagement letter or the summary of services and that exceeds $500,000 in fees must be submitted to the AC for preapproval.

Under the Independent Auditor Services and Preapproval Policy, no engagement may be finalized, no financial commitment may be made, and no work may begin related to a proposed engagement of the firm until all appropriate preapprovals have been given and verifications have been made, except in the limited circumstance permitted by Section 10A(i) of the Exchange Act and SEC Rule 2-01(c)(7). All audit and non-audit services performed by Deloitte & Touche in 2023 were approved in accordance with the Independent Auditor Services and Preapproval Policy.

Audit Committee Report

Management is responsible for the Company’s internal control over financial reporting, preparation of consolidated financial statements, and overall accounting and financial-reporting processes. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for planning and conducting an independent audit of the Company’s consolidated financial statements in accordance with the standards of the U.S. Public Company Accounting Oversight Board (PCAOB) and for expressing an opinion as to the conformity of these financial statements with GAAP and as to the effectiveness of our internal controls over financial reporting. The Company’s Internal Audit function, under the direction of the Chief Audit Executive, is independent of the Company’s business units, functionally reports to the AC, and is responsible for preparing an annual audit plan and conducting internal audits to test and evaluate the Company’s risk management, governance, and internal controls. The AC is responsible for monitoring and overseeing these activities on behalf of the Board.

The AC, in connection with its monitoring and oversight responsibilities, assesses the activities and performance of the Company’s independent auditor, which reports directly to the AC. Annually, the AC considers the results of an evaluation of the performance, qualifications, independence, objectivity, and professional skepticism of the independent auditor in determining whether to retain the firm for the next fiscal year. The AC oversees negotiations associated with the retention of the independent auditor and has the sole authority to approve the engagement letter and the audit fees. In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years that an individual partner may provide services. In conjunction with this five-year mandated rotation of the firm’s lead audit partner, the AC and its Chair are directly involved in the selection of the independent auditor’s new lead audit

2024 Proxy Statement • 86

partner. The AC has sole authority and direct responsibility to appoint or replace the Company’s independent registered public accounting firm. Additionally, the AC has oversight responsibility for the Company’s Internal Audit function, including the appointment, retention, performance evaluation, and compensation of the Company’s Chief Audit Executive.

The AC discussed the interim financial and other information contained in each quarterly earnings announcement and periodic SEC filing with management and Deloitte & Touche prior to the public release of the announcement. The AC has reviewed and discussed with management and Deloitte & Touche the Company’s audited financial statements as of and for the fiscal year ended December 31, 2023, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and Deloitte & Touche’s evaluation of the Company’s internal control over financial reporting. In addition, the AC has discussed with Deloitte & Touche the matters that independent registered public accounting firms must communicate to audit committees under applicable PCAOB standards, including Auditing Standard No. 16 (Communications with Audit Committees) which superseded Statement on Auditing Standards No. 61. The AC has received the written disclosures and correspondence from Deloitte & Touche required by applicable requirements of the PCAOB regarding Deloitte and Touche’s independence and has discussed with Deloitte & Touche its independence.

Based on these reviews and discussions, the AC recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for filing with the SEC.

The Audit Committee of the Board of Directors of Ally Financial Inc.

William H. Cary

Mayree C. Clark

Thomas P. Gibbons

David Reilly

As provided by SEC Regulation S-K, this Audit Committee Report is not deemed to be soliciting material or to be filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 as amended or the Exchange Act.

2024 Proxy Statement • 87

Other Matters

Householding

SEC rules allow the delivery of one proxy statement, annual report, or notice of internet availability of proxy materials, as applicable, to all stockholders who share an address if specified conditions are met. This is called householding and can minimize the costs involved in printing and delivering proxy materials as well as the associated impact on the environment. For eligible stockholders who share an address, we are sending only one proxy statement, annual report, or notice of internet availability, as applicable, to that address unless we received instructions to the contrary from any stockholder at that address.

If you are the beneficial owner but not the record holder of our common stock, your broker, bank, or other nominee may household our proxy statements, annual reports, or notices of internet availability, as applicable, for all stockholders at your address unless that nominee has received contrary instructions from one or more of the affected stockholders. If you want this householding to cease or if you want householding to commence, please notify your broker, bank, or other nominee.

If you did not receive a separate copy of our proxy statement, annual report, or notice of internet availability, as applicable, we will promptly provide you with a separate copy if you request one by contacting us as follows:

Ally Financial Inc.

Corporate Secretary

500 Woodward Avenue

Mail Code: MI-01-10-CORPSEC

Detroit, Michigan 48226

(866) 710-4623

This notice and proxy statement are sent by order of the Board of Directors of Ally Financial Inc.

Jeffrey A. Belisle

Corporate Secretary

Detroit, Michigan

April 5, 2024

PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES OF AMERICA. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE OR INTERNET AS DESCRIBED ON THE PROXY CARD.

2024 Proxy Statement • 88

Appendix A

The following are reconciliations of identified non-GAAP financial measures to comparable GAAP financial measures.

Note: The totals in the tables may not foot due to rounding.	2023	2022	2021

Adjusted Earnings Per Share (EPS) Calculation

Numerator ($ in millions)

GAAP Net Income Available to Common Stockholders	$910	$1,604	$3,003

Discontinued Operations, Net of Tax	2	1	5

Core Original Issue Discount	48	42	38

Repositioning and Other	201	77	228

Change in Fair Value of Equity Securities	(107)	215	7

Tax on: Core OID, Repo. Items & Change in Fair Value of Equity Securities (21% starting 1Q18)	(30)	(70)	(57)

Significant Discrete Tax Items	(94)	61	(78)

Core Net Income Available to Common Stockholders [a]	$930	$1,929	$3,146

Denominator

Weighted-Average Shares Outstanding—(Diluted, thousands) [b]	305,135	318,629	365,180

Adjusted EPS [a] ÷ [b] * 1,000	$3.05	$6.06	$8.61

Adjusted Efficiency Ratio ($ in millions)

Numerator

GAAP Noninterest Expense	$5,163	$4,687	$4,110

Rep and Warrant Expense	—	—	—

Insurance Expense	(1,332)	(1,150)	(1,061)

Repositioning and Other	(217)	(77)	—

Adjusted Noninterest Expense for Adjusted Efficiency Ratio [a]	$3,614	$3,460	$3,049

Denominator

Total Net Revenue	$8,214	$8,428	$8,206

Core Original Issue Discount	48	42	38

Insurance Revenue	(1,545)	(1,112)	(1,404)

Repositioning Items	—	—	131

Adjusted Net Revenue for Adjusted Efficiency Ratio [b]	$6,717	$7,358	$6,970

Adjusted Efficiency Ratio [a] ÷ [b]	53.8%	47.0%	43.7%

Core Return on Tangible Common Equity (ROTCE) and Core ROTCE excluding Other Comprehensive Income (Core ROTCE excl. OCI)

Numerator ($ millions)

GAAP Net Income Available to Common Stockholders	$910	$1,604	$3,003

Discontinued Operations, Net of Tax	2	1	5

Core Original Issue Discount	48	42	38

Repositioning and Other	201	77	228

Change in Fair Value of Equity Securities	(107)	215	7

Tax on: Core OID, Repo. Items & Change in Fair Value of Equity Securities (21% starting 1Q18)	(30)	(70)	(57)

Significant Discrete Tax Items	(94)	61	(78)

Core Net Income Available to Common Stockholders [a]	$930	$1,929	$3,146

2024 Proxy Statement • A-1

Note: The totals in the tables may not foot due to rounding.	2023	2022	2021

Denominator (5-period average, $ billions)

GAAP Stockholder’s Equity	$13.3	$14.3	$16.2

Preferred equity	2.3	2.3	(1.0)

Goodwill & Identifiable Intangibles, net of Deferred Tax Liabilities	(0.9)	(0.9)	(0.5)

Tangible Common Equity	10.1	11.1	14.4

Core Original Issue Discount Balance	(0.8)	(0.9)	(1.0)

Net Deferred Tax Asset	(1.2)	(0.8)	(0.5)

Normalized Common Equity [b]	$8.1	$9.4	$12.9

Other Comprehensive Income	(4,056.0)	(2,671.0)	153.0

Normalized Common Equity excluding OCI [c]	$12,135	$12,092	$12,795

Core Return on Tangible Common Equity [a] ÷ [b] ÷ 1,000	11.5%	20.5%	24.3%

Core ROTCE excl. OCI [a] ÷ [c] ÷ 1,000	7.7%	16.0%	24.6%

Original Issue Discount Amortization Expense ($ millions)

Core Original Issue Discount Amortization Expense (excl. accelerated OID)	$48	$42	$38

Other OID	13	11	11

GAAP Original Issue Discount Amortization Expense	$61	$53	$49

Outstanding Issue Discount Amortization Balance ($ millions)

Core Outstanding Original Issue Discount Amortization Balance (Core OID Balance)	$(793)	$(841)	$(883)

Other Outstanding OID Balance	(39)	(40)	(40)

GAAP Outstanding Original Issue Discount Balance	$(831)	$(882)	$(923)

Net Financing Revenue (ex. Core OID) ($ millions)

GAAP Net Financing Revenue	$6,201	$6,850	$6,167

Core OID	48	42	38

Net Financing Revenue (ex. Core OID) [a]	$6,249	$6,892	$6,205

Adjusted Other Revenue ($ millions)

GAAP Other Revenue	$2,013	$1,578	$2,039

Accelerated OID & Repositioning Items	—	—	131

Change in Fair Value of Equity Securities	(107)	215	7

Adjusted Other Revenue [b]	$1,906	$1,793	$2,177

Adjusted Total Net Revenue [a] + [b]	$8,155	$8,685	$8,381

Adjusted Tangible Book Value per Share

Numerator ($ billions)

GAAP Common Stockholder’s Equity	$11.4	$10.5	$14.7

Goodwill and Identifiable Intangible Assets, Net of Deferred Tax Liabilities	(0.7)	(0.9)	(0.9)

Tangible Common Equity	10.7	9.6	13.8

Tax-effected Core Original Issue Discount (21% starting 4Q17)	(0.6)	(0.7)	(0.7)

Adjusted Tangible Book Value [a]	$10.1	$9.0	$13.1

Denominator

Issued Shares Outstanding (period-end, thousands) [b]	302,459	299,324	337,941

2024 Proxy Statement • A-2

Note: The totals in the tables may not foot due to rounding.	2023	2022	2021

Metric

GAAP stockholder’s equity per share	$45.5	$43.0	$50.5

Preferred Equity	(7.7)	(7.8)	(7.0)

GAAP Common Stockholder’s Equity per Share	$37.8	$35.2	$43.6

Goodwill and Identifiable Intangible Assets, Net of Deferred Tax Liabilities per Share	(2.4)	(3.0)	(2.8)

Tangible Common Equity per Share	$35.4	$32.2	$40.8

Tax-effected Core Original Issue Discount Balance (21% starting 4Q17) per Share	(2.1)	(2.2)	(2.1)

Adjusted Tangible Book Value per Share [a] ÷ [b]	$33.3	$30.0	$38.7

Ally believes that the non-GAAP financial measures here may be useful to readers, but these are supplemental to and not a substitute for GAAP financial measures.

Adjusted Earnings per Share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP earnings per share for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common stockholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core Original Issue Discount, (3) adjusts for tax-effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, (4) excludes equity fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, (5) excludes significant discrete tax items that do not relate to the operating performance of the core businesses and adjusts for preferred stock capital actions that have been taken by the company to normalize its capital structure, as applicable, for respective periods.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Rep and warrant expense, Insurance segment expense, and repositioning and other which are primarily related to the extinguishment of high-cost legacy debt, strategic activities and significant other one-time items, as applicable, for respective periods. In the denominator, total net revenue is adjusted for Insurance segment revenue and Core Original Issue Discount.

Adjusted Tangible Book Value Per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to stockholders even if Core Original Issue Discount balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common stockholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of deferred tax liabilities (DTLs), and (2) tax-effected Core Original Issue Discount balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered. In December 2017, tax-effected Core Original Issue Discount balance was adjusted from a statutory U.S. federal tax rate of 35% to 21% (“rate”) as a result of changes to U.S. tax law. The adjustment conservatively increased the tax-effected Core Original Issue Discount balance and consequently reduced Adjusted TBVPS as any acceleration of the non-cash charge in the future periods would flow through the financial statements at a 21% rate versus a previously modeled 35% rate.

Core Net Income Available to Common Stockholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core net income available to common stockholders adjusts GAAP net income available to common stockholders for discontinued operations net of tax, tax-effected Core Original Issue Discount expense, tax-effected repositioning and other primarily related to the extinguishment of high-cost legacy debt and strategic activities and significant other, preferred stock capital actions, significant discrete tax items and tax-effected changes in equity investments measured at fair value, as applicable, for respective periods.

2024 Proxy Statement • A-3

Core Original Issue Discount (Core OID) amortization expense is a non-GAAP financial measure for Original Issue Discount, and is believed by management to help the reader better understand the activity removed from: Core pre-tax income (loss), Core net income (loss) attributable to common stockholders, Adjusted EPS, Core ROTCE, Adjusted efficiency ratio, Adjusted total net revenue, and Net financing revenue (excluding Core OID). Core OID is primarily related to bond exchange OID which excludes international operations and future issuances.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID and is believed by management to help the reader better understand the balance removed from Core ROTCE and Adjusted TBVPS. Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances.

Core Pre-tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, and (3) Repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. Management believes Core Pre-Tax Income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that support core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s core net income attributable to common stockholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for significant discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

•

In the numerator of Core ROTCE, GAAP net income attributable to common stockholders is adjusted for discontinued operations net of tax, tax-effected Core OID, tax effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to January 1, 2018 in which such adjustments were recognized through other comprehensive income, a component of equity, significant discrete tax items, and preferred stock capital actions, as applicable for respective periods.

•	In the denominator, GAAP stockholder’s equity is adjusted for goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Core ROTCE excluding Other Comprehensive Income (Core ROTCE excl. OCI) is used for measuring performance under the PSUs granted in 2023. In addition to the adjustments described earlier for Core ROTCE, GAAP stockholder’s equity in the denominator of Core ROTCE excl. OCI is further adjusted for OCI balances.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including tangible common equity. Ally believes that tangible common equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core ROTCE, tangible common equity is further adjusted for Core OID balance and net deferred tax asset.

Net Financing Revenue (excluding OID) excludes Core OID.

Total Stockholder Value (TSV) is a non-GAAP financial measure that is defined as growth in adjusted TBVPS share plus dividends per share.

Measurement of Performance for PSUs

Consistent with the ICP, for purposes of measuring performance under the PSUs granted by the Company, the CNGC has excluded from Core ROTCE, Core ROTCE excl. OCI, and TSV the impact of designated items so that these performance goals reflect factors that management can directly control and that payout levels are not artificially inflated or impaired by factors unrelated to the ongoing operation of the business.

For the PSUs granted in 2021, 2022, 2023, and 2024 the designated items were—in each case, to the extent material and not taken into account in establishing the target levels—(1) litigation and regulatory judgments, charges or settlements and any accruals or reserves relating to litigation or regulatory matters, (2) the effect of changes in law applicable to

2024 Proxy Statement • A-4

Ally which shall be measured based on the effect of the changes on revenue, income, assets and liabilities demonstrably caused by such changes in law, (3) the effect of changes in accounting principles, including any related accounting restatements, (4) income, expenses, gains or losses from discontinued operations, (5) the charges and other costs and balance sheet impacts associated with any acquisition, divestiture, restructuring or pre-payment or other early retirement of outstanding debt, and, in the case of an acquisition, any income or loss associated with the acquired business or assets during the performance window, (6) any items that are categorized as unusual in nature or infrequently occurring within the meaning of GAAP, and (7) the charges and other costs associated with wars, terrorism, geopolitical incidents, natural disasters, pandemics, or similar conditions or events.

2024 Proxy Statement • A-5

©2009 - 2024 Ally Financial Inc. All Rights reserved.

ALLY FINANCIAL INC. 500 WOODWARD AVENUE MC: MI-01-10-CORPSEC DETROIT, MICHIGAN 48226SCAN TO VIEW MATERIALS & VOTE w VOTE BY INTERNET - WWW.PROXYVOTE.COM/ALLY or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 6, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 6, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.SHAREHOLDER MEETING REGISTRATION To attend the Annual Meeting, go to the Attend a Meeting link at www.proxyvote.com. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V42709-P99965 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ALLY FINANCIAL INC. The Board of Directors recommends you vote FOR the following: 1. Election of DirectorsFor Against Abstain Nominees: 1a. Franklin W. Hobbs ! ! ! 1b. Kenneth J. Bacon ! ! ! 1c. William H. Cary ! ! ! 1d. Mayree C. Clark ! ! ! 1e. Kim S. Fennebresque ! ! ! 1f. Thomas P. Gibbons ! ! ! 1g. Melissa Goldman ! ! ! 1h. Marjorie Magner ! ! ! 1i. David Reilly ! ! ! 1j. Brian H. Sharples ! ! ! 1k. Michael G. Rhodes ! ! !Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date The Board of Directors recommends you vote FOR the For Against Abstain following proposals: 2. Advisory vote on executive compensation. ! ! ! 3. Ratification of the Audit Committees engagement of ! ! ! Deloitte & Touche LLP as the Companys independent registered public accounting firm for 2024. NOTE: If any other matter may be properly considered at the Annual Meeting, your proxy can exercise discretion in voting these shares on the matter. Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com/ally. V42710-P99965 ALLY FINANCIAL INC. Annual Meeting of Stockholders May 7, 2024 This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Douglas R. Timmerman and Russell E. Hutchinson or either of them, as proxies, each with the full power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, all of the shares of common stock of ALLY FINANCIAL INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM EDT on May 7, 2024, at the Shinola Hotel, 1435 Farmer Street, Detroit, Michigan 48226 and any adjournment or postponement thereof. This proxy revokes all prior proxies given by the stockholder(s). This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors recommendations. Continued and to be signed on reverse side